Exhibit 10.1
MASTER CREDIT FACILITY AGREEMENT
BY AND AMONG
BORROWERS SIGNATORY HERETO
AND
GRANDBRIDGE REAL ESTATE CAPITAL LLC
dated as of
May 29, 2009
Colonial/ Grandbridge — Master Credit Facility Agreement

Colonial/ Grandbridge — Master Credit Facility Agreement

Colonial/ Grandbridge — Master Credit Facility Agreement

Colonial/ Grandbridge — Master Credit Facility Agreement

Colonial/ Grandbridge — Master Credit Facility Agreement

EXHIBITS

EXHIBIT A	Schedule of Initial Mortgaged Properties and Initial Valuations
EXHIBIT B-1	Fixed Facility Note (Standard Maturity)
EXHIBIT B-2	Fixed Facility Note (Fixed+1 Maturity)
EXHIBIT C-1	Variable Facility Note (SARM One-Month LIBOR)
EXHIBIT C-2	Variable Facility Note (SARM Three-Month LIBOR)
EXHIBIT D	Interest Rate Cap Security, Pledge and Assignment Agreement (Cap Security Agreement)
EXHIBIT E-1	Guaranty
EXHIBIT E-2	Confirmation of Guaranty
EXHIBIT F	Compliance Certificate
EXHIBIT G-1	Organizational Certificate (Borrower)
EXHIBIT G-2	Organizational Certificate (Guarantor)
EXHIBIT H	Conversion Request
EXHIBIT I	Rate Form
EXHIBIT J	Certificate of Borrower Parties
EXHIBIT K	Advance Request
EXHIBIT L	Request (Addition/Release/Substitution)
EXHIBIT M	Confirmation of Obligations
EXHIBIT N	Credit Facility Termination Request
EXHIBIT O	Form of Letter of Credit

APPENDIX I	Definitions
Colonial/ Grandbridge — Master Credit Facility Agreement

MASTER CREDIT FACILITY AGREEMENT
     THIS MASTER CREDIT FACILITY AGREEMENT (this “Agreement”) is made as of May 29, 2009, by and among (i) (a) CMF 7 PORTFOLIO LLC, a Delaware limited liability company, and (b) such Additional Borrowers as may from time to time become borrowers under this Agreement (individually and collectively, “Borrower”), (ii) COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (“Guarantor”), and (iii) GRANDBRIDGE REAL ESTATE CAPITAL LLC, a North Carolina limited liability company (“Lender”).
RECITALS
     A. Borrower owns one (1) or more Multifamily Residential Properties (unless otherwise defined or the context clearly indicates otherwise, capitalized terms shall have the meanings ascribed to such terms in Appendix I of this Agreement) as more particularly described in Exhibit A to this Agreement.
     B. Borrower has requested that Lender establish a $156,359,000 Credit Facility in favor of Borrower.
     C. To secure the obligations of Borrower under this Agreement and the other Loan Documents issued in connection with the Credit Facility, Borrower shall create a Collateral Pool in favor of Lender. The Collateral Pool shall be comprised of (i) certain Multifamily Residential Properties owned by Borrower or any Additional Borrower and (ii) any other collateral pledged to Lender from time to time by any Borrower or Additional Borrower pursuant to this Agreement or any other Loan Documents. As of the Initial Closing Date, the Collateral Pool shall consist of the Mortgaged Properties listed on Exhibit A.
     D. Each Note and Security Document shall be cross-defaulted (i.e., a default under any Note, Security Document, or under this Agreement, shall constitute a default under each Note, Security Document, and this Agreement) and cross-collateralized (i.e., each Security Instrument shall secure all of Borrower’s obligations under this Agreement and the other Loan Documents) and it is the intent of the parties to this Agreement that Lender may accelerate any Note without the obligation, but with the right to accelerate any other Note and that in the exercise of its rights and remedies under the Loan Documents, Lender may, except as provided in this Agreement, exercise and perfect any and all of its rights in and under the Loan Documents with regard to any Mortgaged Property without the obligation (but with the right) to exercise and perfect its rights and remedies with respect to any other Mortgaged Property and that any such exercise shall be without regard to the Allocable Facility Amount assigned to such Mortgaged Property and that Lender may recover an amount equal to the full amount Outstanding in respect of any of the Notes in connection with such exercise and any such amount shall be applied to the Obligations as determined by Lender.
     Subject to the terms, conditions and limitations of this Agreement, Lender has agreed to establish the Credit Facility.
Colonial/ Grandbridge — Master Credit Facility Agreement

     NOW, THEREFORE, Borrower, Lender and Guarantor, in consideration of the mutual promises and agreements contained in this Agreement, hereby agree as follows:
ARTICLE 1
THE COMMITMENT
     Section 1.01. The Commitment.
     Subject to the terms, conditions and limitations of this Agreement:
     (a) Commitment Amount; No Increase. The amount of the Commitment is $156,359,000. As of the Initial Closing Date, the amount advanced under the Fixed Facility Commitment is $156,359,000, and the amount advanced under the Variable Facility Commitment is $0. Subject to the terms and conditions of this Agreement, including without limitation Section 1.10, Borrower may obtain Future Advances in accordance with Section 1.01(b) and (c) for the remainder of the Commitment not advanced on the Initial Closing Date. Subject to the provisions of Section 2.05, notwithstanding anything to the contrary contained in this Agreement, Borrower shall have no right to increase the amount of the Commitment (except for an increase in the Fixed Commitment pursuant to a conversion under Section 1.06 of this Agreement).
     (b) Variable Facility Commitment. Subject to the terms and conditions of this Agreement, including without limitation Section 1.10, Lender agrees to make SARM Variable Advances to Borrower from time to time during the Variable Facility Availability Period.  The aggregate principal balance of the Variable Advances Outstanding at any time shall not exceed the Variable Facility Commitment.  The repayment of a Variable Advance shall permanently reduce the Variable Facility Commitment by the original principal amount of such Variable Advance. Borrower may not re-borrow any part of any Variable Advance which it has previously borrowed and repaid. Unless permitted by the provisions of Section 2.05, no Advances shall be made as a result of increases in the Debt Service Coverage Ratio or decreases in the Loan to Value Ratio of any Mortgaged Property.
     (c) Fixed Facility Commitment. Subject to the terms and conditions of this Agreement, including without limitation Section 1.10, Lender agrees to make Fixed Advances to Borrower from time to time during the Fixed Facility Availability Period. Fixed Advances may be a cash execution or an MBS execution at Lender’s discretion. The aggregate original principal amount of the Fixed Advances Outstanding shall not exceed the Fixed Facility Commitment. The repayment of a Fixed Advance shall permanently reduce the Fixed Facility Commitment by the original principal amount of such Fixed Advance. Borrower may not re-borrow any part of any Fixed Advance which it has previously borrowed and repaid. Unless permitted by the provisions of Section 2.05, no Advance shall be made as a result of increases in the Debt Service Coverage Ratio or decreases in the Loan to Value Ratio of any Mortgaged Property.
Colonial/ Grandbridge — Master Credit Facility Agreement

     Section 1.02. Requests for Advances.
     Borrower shall request an Advance by giving Lender an Advance Request in accordance with Section 2.03. The Advance Request shall indicate whether the Request is for a Fixed Advance, a Variable Advance, or both.
     Section 1.03. Maturity Date of Advances; Amortization; Prepayment.
     (a) Variable Advances.
          (i) Maturity Date of SARM Variable Advances. Borrower may request a SARM Variable Advance at the Initial Closing Date. The maturity date of such SARM Variable Advance made at the Initial Closing Date shall be ten (10) years.
          (ii) Interest Only; Amortization of Variable Advances. A term of ten (10) years shall not require amortization and all payments shall be interest only.
          (iii) Adjustable Rate LIBOR Options for SARM Variable Advance. At such time as Borrower elects any SARM Variable Advance, Borrower shall elect an Adjustable Rate based on either (A) One-Month LIBOR, as more specifically set forth in the applicable Variable Facility Note, the form of which is attached as Exhibit C-1 to this Agreement, or (B) Three-Month LIBOR, as more specifically set forth in the Variable Facility Note, the form of which is attached as Exhibit C-2 to this Agreement.
          (iv) Prepayment of Variable Advances. Subject to the terms and conditions of Section 3.04(d), Borrower may prepay all or a portion of any Variable Advance pursuant to the prepayment provisions of the applicable Variable Facility Note. Any repaid Variable Advances shall automatically result in a reduction of the Variable Facility Commitment.
     (b) Fixed Advances.
          (i) Maturity Date of Fixed Advances. Subject to the terms of Section 1.03(c), Borrower may request a Fixed Advance at the Initial Closing Date. The maturity date of any Fixed Advance made at the Initial Closing Date shall be ten (10) years. The maturity date for any Fixed Advance made in connection with a conversion pursuant to Section 1.06 shall be specified by Borrower for such Fixed Advance, provided that such maturity date shall be no earlier than the date that is the first day of the month following the date five (5) years after the Closing Date of such Fixed Advance and not later than the first day of the month following the date ten (10) years after the Closing Date of such Fixed Advance, provided that the maturity date of any Fixed Advance shall not be later than the first day of the month following the date ten (10) years after the Initial Closing Date.
          (ii) Interest Only; Amortization of Fixed Advances. Amortization and interest only payments for Fixed Advances made at the Initial Closing Date or pursuant to a conversion in accordance with Section 1.06 shall be as follows:
Colonial/ Grandbridge — Master Credit Facility Agreement

          (A) for a term of up to seven (7) years, all payments shall include amortization;
          (B) for a term of between seven (7) years but less than ten (10) years, the first five (5) years shall be interest only payments and the remainder of the term shall include amortization; and
          (C) for a term of ten (10) years, the entire term shall be interest only payments and shall not require amortization.
All references to amortization in this Section 1.03(b)(ii) shall mean an amount necessary to fully amortize the original principal amount of the Fixed Advance over the Amortization Period.
          (iii) Prepayment of Fixed Advances. Subject to the terms and conditions of Section 3.04(d), Borrower may prepay all or a portion of any Fixed Advance pursuant to the prepayment provisions of the Fixed Facility Note. Any repaid Fixed Advances shall automatically result in a reduction of the Fixed Facility Commitment.
     (c) Fixed Advance Executions. At such time as Borrower elects any Fixed Advance, and subject to the other terms and conditions contained in this Agreement, Borrower shall select either:
          (i) a Fixed Advance with a fixed rate term that matures not earlier than the date that is the first day of the month following the date five (5) years after the Closing Date of such Fixed Advance, and not later than the date that is the first day of the month following the date ten (10) years after the Closing Date of such Fixed Advance, provided that no final maturity date of any Fixed Advance shall be later than the date that is the first day of the month following the date ten (10) years after the Initial Closing Date (the “Fixed Standard Yield Maintenance Maturity Option”) as more specifically set forth in the Fixed Facility Note, the form of which is attached as Exhibit B-1 to this Agreement, or
          (ii) a Fixed Advance with an initial fixed rate term with an initial maturity date that is not earlier than the first day of the month following the date five (5) years after the Closing Date and not later than the first day of the month following the date that is nine (9) years after the Closing Date which initial maturity date is automatically followed by a 1-year adjustable rate term, such that the Fixed Advance has a final maturity date that is not earlier than the first day of the month following the date six (6) years and not later than the first day of the month following the date that is ten (10) years after the Closing Date of such Fixed Advance, provided that no final maturity date of any Fixed Advance shall be later than the date that is the first day of the month following the date ten (10) years after the Initial Closing Date (the “Fixed+1 Maturity Option”) as more specifically set forth in the Fixed Facility Note, the form of which is attached as Exhibit B-2 to this Agreement.
     (d) Early Rate Lock. Borrower shall be permitted to rate lock any Fixed Advance subject to the requirements of Fannie Mae’s “Early Rate Lock” program. If Borrower elects to rate lock a Fixed Advance pursuant to the Early Rate Lock program, Borrower shall execute an
Colonial/ Grandbridge — Master Credit Facility Agreement

Early Rate Lock commitment provided by Lender and an Early Rate Lock Borrower Certification (the “ERL Certification”) in the form required by Fannie Mae for the DUS Early Rate Lock Product, modified as acceptable to Fannie Mae to take into account the terms of this Agreement, evidencing the terms of the Fixed Advance. At the time Borrower executes the ERL Commitment, Borrower shall select the maturity option for such Fixed Advance as set forth in Section 1.03(c) above.
     Section 1.04. Interest on Advances.
     (a) Partial Month Interest. Notwithstanding anything to the contrary in this Section 1.04(a), if an Advance is not made on the first day of a calendar month, Borrower shall pay interest on the original stated principal amount of such Advance for the partial month period commencing on the Closing Date for such Advance and ending on the last day of the calendar month in which the Closing Date occurs. Borrower shall pay interest for such partial month on any such Advance at a rate per annum equal to the greater of (i) the interest rate described in the applicable Note, and (ii) a rate determined by Lender, based on Lender’s cost of funds and approved in advance, in writing, by Borrower.
     (b) Interest Rate on SARM Variable Advances. Interest shall accrue on the unpaid balance of a SARM Variable Advance from the date such Advance is made at the Adjustable Rate. Interest accrued through the end of each month shall be payable two (2) Business Days before the first day of the following month as more particularly set forth in the applicable Variable Facility Note. The Adjustable Rate shall change on each Rate Change Date until the Advance is repaid in accordance with the applicable Variable Facility Note. Interest payments for SARM Variable Advances shall be calculated on an actual/360 basis.
     (c) Interest Rate on Fixed Advances. Each Fixed Advance shall be a cash execution or an MBS execution and bear interest at a rate, per annum, equal to the sum of (i) the Cash Interest Rate (for a cash execution) or the MBS Interest Rate (for an MBS execution) for such Fixed Advance and (ii) the Margin. Subject to the terms of Section 1.03(b)(ii), interest payments for Fixed Advances shall be calculated on an actual/360 basis.
     Section 1.05. Notes.
     (a) Variable Advances. The obligation of Borrower to repay each Variable Advance shall be evidenced by a separate Variable Facility Note in the form attached to this Agreement as Exhibit C-1 or Exhibit C-2. Each Variable Facility Note shall be payable to the order of Lender and shall be made in the original principal amount of such Variable Facility Advance.
     (b) Fixed Advances. The obligation of Borrower to repay each Fixed Advance shall be evidenced by a separate Fixed Facility Note in the form attached to this Agreement as Exhibit B-1 or Exhibit B-2. Each Fixed Facility Note shall be payable to the order of Lender and shall be made in the original principal amount of such Fixed Advance.
Colonial/ Grandbridge — Master Credit Facility Agreement

     Section 1.06. Conversion of SARM Variable Advances to Fixed Advances.
     (a) Right to Convert. Subject to the terms and conditions of this Agreement, including without limitation Section 1.10, Borrower shall have the right, from time to time during the Conversion Availability Period, to convert all or any portion of a SARM Variable Advance on the first day of a month to a Fixed Advance. The Variable Facility Commitment shall be reduced by, and the Fixed Facility Commitment shall be increased by the amount of the converted Advance.
     (b) Request. To convert one or more SARM Variable Advances, or a portion thereof, to one or more Fixed Advances, Borrower shall deliver a Conversion Request to Lender which shall designate the amount of the Variable Advance to be converted.
     (c) Closing. Subject to Section 1.07 and provided that all conditions contained in Section 1.08 are satisfied, Lender shall permit the requested conversion to close at offices designated by Lender on a Closing Date selected by Lender, on a date that is not earlier than thirty (30) Business Days after Lender’s receipt of the Conversion Request (or on such other date as Borrower and Lender may agree). At the closing, Lender and Borrower shall execute and deliver, at the sole cost and expense of Borrower, in form and substance reasonably satisfactory to Lender, the Conversion Documents.
     Section 1.07. Limitations on Right to Convert to Fixed Advances.
     Borrower’s right to convert one (1) or more Variable Advances to one (1) or more Fixed Advances is subject to the terms and conditions of this Agreement, including without limitation, Section 1.10 and the following limitations:
     (a) Closing Date. With respect to SARM Variable Advances, the Closing Date shall occur during the Conversion Availability Period on the first day of a month.
     (b) Minimum Request. Each Conversion Request shall be in the minimum amount of $5,000,000.
     (c) Failure to Underwrite. In the event all or a portion of the amount of the SARM Variable Advance set forth in the Conversion Request cannot be converted because the increased debt service on the Fixed Advance does not result in the Collateral Pool satisfying the Coverage and LTV Tests, Borrower shall prepay the amount of the SARM Variable Advance that cannot be converted to a Fixed Advance and shall pay all prepayment premiums and other fees associated with such prepayment.
     (d) Notwithstanding the foregoing, if either of the tests set forth above in subsections (b) and (c) are not satisfied after the conversion, such conversion may be permitted by Lender if the conversion improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and results in improvement in one or both of the following areas: the then current Aggregate Debt Service Coverage Ratio or the then current Aggregate Loan to Value Ratio. Notwithstanding the foregoing, under no circumstances shall the Aggregate Loan to Value Ratio exceed ninety percent (90%).
Colonial/ Grandbridge — Master Credit Facility Agreement

     Section 1.08. Conditions to Conversion.
     The conversion of all or any portion of the SARM Variable Advances to one (1) or more Fixed Advances is subject to the satisfaction on or before the Closing Date, of all applicable conditions contained in Section 5.01 and Section 5.07. The interest rate for any converted Advance shall be determined pursuant to the terms of Section 2.01 of this Agreement. The Margin applicable to the converted Advance shall be determined by Lender prior to such conversion.
     Section 1.09. Interest Rate Protection.
     (a) To protect against fluctuations in interest rates during the term, pursuant to the terms of the Cap Security Agreement, Borrower shall make arrangements for a LIBOR-based hedge instrument (“Interest Rate Cap”) to be in place at the Strike Rate set forth in the Cap Security Agreement and maintained at all times with respect to any portion of the Variable Facility Commitment which has been funded and remains Outstanding.  The seller of the Interest Rate Cap (seller and its transferees and assigns, the “Counterparty”) shall be a financial institution meeting the minimum requirements for hedge counterparties reasonably and customarily acceptable to Lender.  An Interest Rate Cap shall be documented on a form acceptable to Lender. As set forth in the applicable Cap Security Agreement, Borrower agrees to pledge its right, title and interest in the Interest Rate Cap to Lender as additional collateral for the Indebtedness. The Interest Rate Cap shall have a minimum initial term of five (5) years.
     (b) In the event that an Interest Rate Cap is no longer deemed “approved” by Lender, for reasons including but not limited to, (i) a termination, transfer or consent to transfer of an Interest Rate Cap, (ii) the occurrence of a “Termination Event” as that term is defined in each Interest Rate Cap, or (iii) Lender’s determination that the Counterparty on such Interest Rate Cap no longer meets its minimum requirements for hedge counterparties, such Interest Rate Cap shall no longer be deemed approved and shall no longer serve to satisfy the requirements of this Section 1.09.  If an Interest Rate Cap is determined by Lender not to satisfy the requirements of this Section 1.09, or if an Interest Rate Cap unexpectedly and unavoidably terminates on a date other than its scheduled expiration date, the Borrower shall, within ten (10) days of such termination, obtain a new Interest Rate Cap satisfying the requirements of this Agreement.
     Section 1.10. Limitation on All Advances.
     Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any Future Advance, whether a Variable Advance or a Fixed Advance, and any conversion of an Advance or any refinance of an Advance shall be subject to the precondition that Lender must confirm with Fannie Mae that Fannie Mae is generally offering to purchase in the marketplace advances of the execution type requested by Borrower at the time of the request and at the time of the Rate Setting Date for the requested Advance. In the event Fannie Mae is not purchasing advances of the type requested by Borrower, Lender agrees to offer, to the extent available from Fannie Mae, alternative advance executions based on the types of executions Fannie Mae is generally offering to purchase in the marketplace at that time. Any alternative execution offered
Colonial/ Grandbridge — Master Credit Facility Agreement

would be subject to mutually agreeable documentation necessary to implement the terms and conditions of such alternative execution.
ARTICLE 2
THE ADVANCES
     Section 2.01. Rate Setting for an Advance.
     Rates for an Advance shall be set in accordance with the following procedures:
     (a) Preliminary, Nonbinding Quote. At Borrower’s request Lender shall quote an estimate of the interest rate (for such proposed Advance). Lender’s quote shall be based on (i) a solicitation of bids from institutional investors selected by Lender, in the case of a proposed Fixed Advance with an MBS execution, or the rate quoted by Fannie Mae in the case of a proposed SARM Variable Advance or Fixed Advance with a cash execution, and (ii) the proposed terms and amount of the Advance selected by Borrower. The quote shall not be binding upon Lender.
     (b) Rate Setting. If Borrower satisfies all of the conditions to Lender’s obligation to make an Advance, then Borrower may request that Lender submit to Borrower a completed draft Rate Form in the form attached to this Agreement as Exhibit I. The draft Rate Form shall specify the proposed maximum interest rate for such Advance (“Maximum Annual Interest Rate”) and other terms set forth therein. If the draft Rate Form is approved by Borrower, Borrower shall execute and return the approved draft Rate Form to Lender before 1:00 p.m. Eastern Standard Time or Eastern Daylight Savings Time, as applicable, on any Business Day (“Rate Setting Date”).
     (c) Rate Confirmation.
          (i) SARM Variable Advances or Fixed Advances with Cash Execution. In the case of SARM Variable Advances or Fixed Advances with a cash execution, within one (1) Business Day after receipt of the draft Rate Form executed by Borrower and upon satisfaction of all of the conditions to Lender’s obligation to make such Advance, Lender shall seek to obtain a commitment from Fannie Mae (the “Fannie Mae Commitment”) for the purchase of the proposed SARM Variable Advance or Fixed Advance having the terms described in the related draft Rate Form.  If Lender obtains a Fannie Mae Commitment on terms equivalent (or better than) the terms in the draft Rate Form, Lender shall then complete and sign the Rate Form thereby confirming the terms set forth therein and shall immediately deliver the confirmed Rate Form to Borrower.
          (ii) Fixed Advances with MBS Execution. In the case of an MBS execution, within one (1) Business Day after receipt of the Rate Form and upon satisfaction of all of the conditions to Lender’s obligation to make such Fixed Advance (or for conversion, as applicable), Lender shall solicit bids from institutional investors selected by Lender based on the information in the Rate Form. If Lender obtains a commitment (“MBS Commitment”) on terms equivalent (or better than) the terms in the draft Rate Form, Lender shall then complete and countersign the
Colonial/ Grandbridge — Master Credit Facility Agreement

Rate Form thereby confirming the terms set forth therein, and shall immediately deliver the Rate Form to Borrower.
     Section 2.02. Breakage and Other Costs.
     If Lender obtains, and then fails to fulfill, the MBS Commitment or Fannie Mae Commitment because the Advance is not made (or the conversion does not occur, as applicable) (for a reason other than Lender’s default), Borrower shall pay all reasonable out-of-pocket costs payable to the potential investor and other reasonable costs, fees and damages incurred by Lender in connection with its failure to fulfill the MBS Commitment or Fannie Mae Commitment. Lender reserves the right to require Borrower to post a deposit at the time the MBS Commitment or Fannie Mae Commitment is obtained. Such deposit shall be refunded to Borrower upon the MBS or purchase of the Note by Fannie Mae, as applicable.
     Section 2.03. Advances.
     Borrower may deliver an Advance Request to Lender.
     (a) Initial Advance. If the Advance Request is to obtain the Initial Advance and all conditions precedent contained in Section 5.02 and the General Conditions contained in Section 5.01 are satisfied on or before the Initial Closing Date for the Initial Advance, Lender shall make the Initial Advance on the Initial Closing Date or on such other date as Borrower and Lender may agree.
     (b) Future Advance. If the Advance Request is to obtain a Future Advance, such Advance Request shall be in the minimum amount of $5,000,000. If all conditions precedent contained in Section 5.03 and the General Conditions contained in Section 5.01 are satisfied, Lender shall make the requested Future Advance, at a closing to be held at offices reasonably designated by Lender on a Closing Date reasonably selected by Lender, which date shall be not more than three (3) Business Days after Borrower’s receipt from Lender of the confirmed Rate Form (or on such other date as Borrower and Lender may agree). The Commitment will be fully drawn on the Initial Closing Date and accordingly no Future Advances are anticipated hereunder.
     Section 2.04. Determination of Allocable Facility Amount and Valuations.
     (a) Initial Determinations. On the Initial Closing Date, Lender shall determine (i) the Allocable Facility Amount and Valuation for each Initial Mortgaged Property, (ii) the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio, and (iii) the Advance Amount. The determinations made as of the Initial Closing Date shall remain unchanged until the First Anniversary. Changes in the Allocable Facility Amount, Valuations, the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio shall be made pursuant to Section 2.04(b).
     (b) Monitoring Determinations. Once each Calendar Quarter, or, if the Commitment consists only of a Fixed Facility Commitment that has an Aggregate Debt Service Coverage Ratio equal to or greater than 1.25:1.0, once each Calendar Year, within twenty (20) Business Days after Borrower has delivered to Lender the reports required in Section 7.04, Lender shall
Colonial/ Grandbridge — Master Credit Facility Agreement

determine the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio, the Valuations and the Allocable Facility Amounts and whether Borrower is in compliance with the other covenants set forth in the Loan Documents. After the First Anniversary, Lender shall redetermine Allocable Facility Amounts and Valuations (i) quarterly, or (ii) if the Commitment consists only of a Fixed Facility Commitment that has an Aggregate Debt Service Coverage Ratio equal to or greater than 1.25:1.0, annually, or (iii) at such other time if Lender reasonably determines that changed market or property conditions warrant, Lender shall also redetermine Allocable Facility Amounts to take account of any addition, release or substitution of Collateral or other event that invalidates the outstanding determinations. In determining Valuations, Lender shall use Capitalization Rates in its sole and absolute discretion based on its internal survey and analysis of Capitalization Rates for comparable sales in the vicinity of the Mortgaged Property, with such adjustments as Lender deems appropriate and without any obligation to use any information provided by Borrower. If Lender is unable to determine a Capitalization Rate for a Mortgaged Property, Lender shall have the right, not more than once annually, to obtain, at Borrower’s expense, a market study in order to establish a Capitalization Rate. Lender shall promptly disclose its determinations to Borrower. Until redetermined, the outstanding Allocable Facility Amounts and Valuations determined by Lender shall remain in effect. Notwithstanding anything in this Agreement to the contrary, no change in Allocable Facility Amounts, Valuations, the Aggregate Loan to Value Ratio or the Aggregate Debt Service Coverage Ratio shall, (A) result in a Potential Event of Default or Event of Default, or (B) require the prepayment of any Advances.
     Section 2.05. Supplemental Loan.
     After the First Anniversary, Borrower may participate in the Fannie Mae Supplemental Loan product if the Supplemental Loan product is offered by Fannie Mae at the time. Any such Supplemental Loan is subject to Lender’s determination that, as a result of its annual valuation of the Collateral Pool, a Supplemental Loan may be made pursuant to Lender’s Underwriting Requirements for loans which meet the Coverage and LTV Tests. The Supplemental Loan will be documented with loan documents similar to the Loan Documents (“Supplemental Loan Documents”). Supplemental Loans will not be Advances advanced under this Agreement. Any Supplemental Loan will be priced at market at the time of the loan and will be cross-defaulted with the Advances made hereunder. To secure the obligations of Borrower under the Supplemental Loan Documents, Borrower shall grant, convey and assign to Lender a second Lien on each Mortgaged Property in the Collateral Pool and on any other collateral pledged to Lender from time to time pursuant to the Supplemental Loan Documents. On the closing date of the Supplemental Loan, Lender shall determine the portion of the Supplemental Loan allocated to a particular Mortgaged Property (the “Supplemental Allocable Loan Amount”), which Supplemental Allocable Loan Amounts shall be set forth in a separate exhibit to this Agreement. Lender shall redetermine the Supplemental Allocable Loan Amounts in the same manner and at the same time as the redetermination of the Allocable Facility Amounts pursuant to Section 2.04(b). Notwithstanding the foregoing, the Supplemental Loan shall be monitored pursuant to Section 2.04 of this Agreement and Lender shall include the Supplemental Loan upon calculating the Coverage and LTV Tests, Aggregate Debt Service Coverage Ratio and Aggregate Loan to Value Ratio, in connection with any Request. Borrower agrees to pay any fees (including legal fees) that may be charged in connection with a Supplemental Loans.
Colonial/ Grandbridge — Master Credit Facility Agreement

     Section 2.06. Increase in Commitment.
     Borrower shall have no right under this Agreement to increase the Commitment.
ARTICLE 3
COLLATERAL CHANGES
     Section 3.01. Right to Add Collateral.
     Subject to the terms and conditions of this Article 3, Borrower shall have the right, from time to time during the Term of this Agreement, to add Multifamily Residential Properties to the Collateral Pool.
     Section 3.02. Procedure for Adding Collateral.
     The procedure for adding Multifamily Residential Properties to the Collateral Pool contained in this Section 3.02 shall apply to all additions of Mortgaged Property including, but not limited to, additions of Mortgaged Property in connection with substitutions of Mortgaged Property.
     (a) Request. From time to time Borrower may deliver to Lender an Addition Request to add one (1) or more Multifamily Residential Properties to the Collateral Pool (the “Addition”). Each Addition Request shall be accompanied by the following: (i) the property-related information required by Lender, and (ii) the payment of all Additional Collateral Due Diligence Fees.
     (b) Underwriting.
          (i) Borrower may add an Additional Mortgaged Property provided that:
          (A) the Additional Mortgaged Property itself meets the Individual Property Coverage and LTV Tests,
          (B) after such Addition, the Coverage and LTV Tests are satisfied,
          (C) after the Addition, the Geographical Diversification Requirements shall be satisfied, and
          (D) all other terms and conditions set forth in this Agreement are satisfied.
Notwithstanding the foregoing, if the Individual Property Coverage and LTV Tests, the Coverage and LTV Tests, or the Geographic Diversification Requirements are not satisfied after the Addition of a proposed Additional Mortgaged Property, such Addition may be permitted by Lender if the Addition improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and result in improvement in one or both of the following areas: the then current Aggregate Debt Service Coverage Ratio or the then current Aggregate
Colonial/ Grandbridge — Master Credit Facility Agreement

Loan to Value Ratio. Notwithstanding the foregoing, under no circumstances shall the Aggregate Loan to Value Ratio exceed ninety percent (90%).
          (ii) Lender shall evaluate the proposed Additional Mortgaged Property in accordance with the Underwriting Requirements, including an exit analysis performed by Lender and acceptable to Fannie Mae. Lender shall make underwriting determinations as to the Debt Service Coverage Ratio and the Loan to Value Ratio of the proposed Additional Mortgaged Property and the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio applicable to the Collateral Pool on the basis of the lesser of (A) the acquisition price of the proposed Additional Mortgaged Property if purchased by Borrower within twelve (12) months of the related Addition Request, and (B) a Valuation made with respect to the proposed Additional Mortgaged Property. Notwithstanding the provisions of Section 2.04 regarding the recalculation of Valuations and the calculation of Debt Service Coverage Ratios, for purposes of reviewing proposed Additional Mortgaged Properties, if Lender reasonably determines market conditions have changed in a manner adversely affecting any of the Mortgaged Properties since the determination of the then effective Aggregate Loan to Value Ratio and Aggregate Debt Service Coverage Ratio, Lender may make new determinations of Aggregate Debt Service Coverage Ratio and Aggregate Loan to Value Ratio for purposes of determining whether to permit the addition of the proposed Additional Mortgaged Property to the Collateral Pool. Borrower shall promptly provide any information reasonably required by Lender to make the determination required by the preceding sentence.
          (iii) After receipt of (A) the Addition Request and (B) all reports, certificates and documents required by the Underwriting Requirements, Lender shall notify Borrower whether the proposed Additional Mortgaged Property meets the conditions for an Addition. If Lender determines that the proposed Additional Mortgaged Property meets the conditions set forth in this Agreement, Lender shall set forth the Aggregate Debt Service Coverage Ratio, the Aggregate Loan to Value Ratio that Lender estimates shall result from the Addition of the proposed Additional Mortgaged Property to the Collateral Pool and the Advance Amount. After receipt of Lender’s written consent to the Addition Request, Borrower shall notify Lender in writing whether it elects to add the proposed Additional Mortgaged Property to the Collateral Pool.
     (c) Closing. If Lender determines that the proposed Additional Mortgaged Property meets the conditions of Lender’s Underwriting Requirements and as set forth in this Agreement, Borrower timely elects to add the proposed Additional Mortgaged Property to the Collateral Pool, and all conditions precedent contained in Section 5.04 and all General Conditions contained in Section 5.01 are satisfied, the proposed Additional Mortgaged Property shall be added to the Collateral Pool, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, occurring within sixty (60) Business Days after Lender’s receipt of Borrower’s election (or on such other date as Borrower and Lender may agree).
     Section 3.03. Right to Obtain Releases of Collateral.
     Subject to the terms and conditions of this Article 3, Borrower shall have the right from time to time to obtain a release of a Mortgaged Property from the Collateral Pool.
Colonial/ Grandbridge — Master Credit Facility Agreement

     Section 3.04. Procedure for Obtaining Releases of Collateral.
     (a) Request. To obtain a release of a Mortgaged Property from the Collateral Pool (a “Release”), Borrower shall deliver a Release Request to Lender. The delivery of the Release Request itself shall not result in a termination of all or any part of the Credit Facility; however, any prepayments associated with such Release shall automatically result in a permanent reduction of the Fixed Facility Commitment, which repaid amount shall not be available to be re-borrowed, or, as applicable, a permanent reduction of the Variable Facility Commitment, which repaid amount shall not be available to be re-borrowed.
     (b) Closing. As a condition precedent to the release of the Release Mortgaged Property, the (i) Aggregate Loan to Value Ratio for the proposed Collateral Pool (after giving effect to such release) shall be less than or equal to the Aggregate Loan to Value Ratio of the Collateral Pool immediately prior to the release (and without giving effect to such release), and (ii) the Aggregate Debt Service Coverage Ratio of the proposed Collateral Pool (after giving effect to such release) shall be equal to or greater than the Aggregate Debt Service Coverage Ratio of the Collateral Pool immediately prior to the release of the Release Mortgaged Property (and without giving effect to such release), and (iii) the Coverage and LTV Tests shall be satisfied. Notwithstanding the foregoing, if the tests identified in the immediately preceding sentence or the Geographic Diversification Requirements are not satisfied after the Release of the Mortgaged Property, such Release may be permitted by Lender if the Release improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and result in improvement in one or both of the following areas: the then current Aggregate Debt Service Coverage Ratio or the then current Aggregate Loan to Value Ratio. If Lender determines that all conditions precedent are satisfied, including without limitation those in Section 5.01 and Section 5.05, Lender shall cause the Release Mortgaged Property to be released, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring within thirty (30) days after Lender’s receipt of the Release Request (or on such other date as Borrower and Lender may agree), by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, the Release Documents. At Lender’s option, Borrower shall prepare the Release Documents and submit them to Lender for its review.
     (c) Release Price. Subject to the terms of this Section 3.04(c), the “Release Price” for each Release Mortgaged Property means the greater of:
          (i) one hundred percent (100%) of the Allocable Facility Amount for the Release Mortgaged Property plus one hundred percent (100%) of the Supplemental Allocable Loan Amount for the Release Mortgaged Property, or
          (ii) one hundred percent (100%) of the amount of Advances Outstanding that are required to be repaid by Borrower to Lender in connection with the proposed release of the Release Mortgaged Property from the Collateral Pool so that, immediately after the release the conditions precedent set forth in the first sentence of Section 3.04(b) is satisfied.
Colonial/ Grandbridge — Master Credit Facility Agreement

     In addition to the Release Price, Borrower shall pay to Lender all associated prepayment premiums, accrued interest and other amounts due under the Notes evidencing the Advances being repaid to and including the date such Advance may be repaid.
     (d) Application of Release Price.
          (i) The Release Price for the Release Mortgaged Property shall be applied in the order selected by Borrower, provided that (A) any amount of the Supplemental Loan Outstanding which Borrower elects to prepay must be prepaid in full, or if the Release Price is not sufficient to do so, the Supplemental Loan shall be only partially prepaid; (B) any amount of the Outstanding Advances which Borrower elects to prepay must be prepaid in full, or if the Release Price is not sufficient to do so, the amount of the Outstanding Advances shall be only partially prepaid; (C) any prepayment is permitted under the applicable Note; (D) any prepayment premium due and owing is paid; and (E) interest must be paid through the end of the month. If Borrower is unable to meet the conditions set forth in (A) through (E), then the Release Price shall be applied first against any variable rate Supplemental Loan Outstanding so long as the prepayment is permitted under the applicable note, until any variable rate Supplemental Loan is no longer Outstanding, then against any Variable Advance Outstanding so long as the prepayment is permitted under the Variable Note, until any Variable Loan is no longer Outstanding, then against any fixed rate Supplemental Loan Outstanding so long as the prepayment is permitted under the applicable note, until any fixed rate Supplemental Loan is not longer Outstanding, then against any Fixed Advance Outstanding so long as the prepayment is permitted under the applicable Fixed Note.
          (ii) In the event Borrower desires to release a Release Mortgaged Property on a date other than the last Business Day of the month, the Release Price or the remainder of the Release Price, if any, shall be held by Lender (or its appointed collateral agent) as substitute Collateral (“Substitute Cash Collateral”), in accordance with a security agreement (if required by Lender) and other documents in form and substance acceptable to Lender. Any Substitute Cash Collateral shall first be used to prepay the applicable Supplemental Loan and then the applicable Advance on the last Business Day of the month.
     (e) Release of Borrower and Guarantor. Upon the Release of a Mortgaged Property, Borrower that owns such Release Mortgaged Property shall automatically without further action be released from its obligations under this Agreement and the other Loan Documents with respect to the Release Mortgaged Property, except for (i) any liabilities or obligations of such Borrower which arose prior to the Closing Date of such Release, and (ii) any Obligations that survive release as specifically set forth in Section 18 (Environmental Hazards) of the Security Instrument. In addition, each Borrower and Guarantor shall be released of all obligations related to the Release Mortgaged Property under this Agreement and the other Loan Documents except for any provisions of this Agreement and the other Loan Documents that are expressly stated to survive any release or termination or for any liabilities or obligations of such Borrower or Guarantor which arose prior to the Closing Date of such release.
     (f) Title Insurance. Notwithstanding the other provisions of this Section 3.04, no Release of any of the Mortgaged Properties shall be made unless the title insurance, taking into
Colonial/ Grandbridge — Master Credit Facility Agreement

account tie-in endorsements, insuring Lender in respect of each of the remaining Mortgaged Properties in the Collateral Pool is in an amount equal to one hundred fifteen percent (115%) of the Valuation of each of such remaining Mortgaged Properties (or such lesser amount that is the maximum allowed by law or regulation).
     Section 3.05. Substitutions.
     (a) Right to Substitute Collateral. Subject to the terms, conditions and limitations of Article 3 and Article 5, Borrower shall have the right prior to the date twelve (12) months before the Termination Date to obtain the Release of one or more Release Mortgaged Properties from the Collateral Pool by replacing such Release Mortgaged Property with one (1) or more Additional Mortgaged Properties that meet the requirements of this Agreement (the “Substitute Mortgaged Property”) thereby effecting a “Substitution” of Collateral.
     (b) Request. Borrower shall simultaneously deliver to Lender both a completed and executed Addition Request (unless such Substitute Mortgaged Property has not been identified by Borrower, in which case Borrower shall submit the Addition Request not less than thirty (30) Calendar Days prior to the date on which Borrower desires to add such Substitute Mortgaged Property, but not later than thirty (30) Calendar Days prior to the Property Delivery Deadline (defined hereinafter)) and Release Request (together, the “Substitution Request”). Each Substitution Request shall be accompanied by the following: (i) the information required by the Underwriting Requirements with respect to the proposed Substitute Mortgaged Property and any additional information Lender reasonably requests; and (ii) the payment of all Additional Collateral Due Diligence Fees.
     (c) Underwriting. Borrower may add a Substitute Mortgaged Property to the Collateral Pool provided that:
          (i) the Substitute Mortgaged Property itself meets the Individual Property Coverage and LTV Tests,
          (ii) the Substitute Mortgaged Property will be evaluated by the Lender in accordance with the Underwriting Requirements,
          (iii) after such Substitution, the Geographical Diversification Requirements shall be satisfied, and
          (iv) the following tests are satisfied: (A) Aggregate Loan to Value Ratio of the proposed Collateral Pool shall be less than or equal to the Aggregate Loan to Value Ratio of the Collateral Pool immediately prior to the Substitution, and (B) Aggregate Debt Service Coverage Ratio of the proposed Collateral Pool must be equal to or greater than the Aggregate Debt Service Coverage Ratio of the Collateral Pool immediately prior to the Substitution (and without giving effect to such Substitution), and (C) the Coverage and LTV Tests shall be satisfied.
Lender shall determine whether the proposed Substitute Mortgaged Property satisfies the requirements for an Additional Mortgaged Property set forth in Section 3.02(b)(ii) and Section 3.02(b)(iii). Within ten (10) days after receipt of Lender’s written consent to the proposed
Colonial/ Grandbridge — Master Credit Facility Agreement

Substitution, Borrower shall notify Lender in writing whether it elects to add the proposed Substitute Mortgaged Property to the Collateral Pool and release the identified Mortgaged Property. If Borrower fails to notify Lender of its election within the timeframe stated, then the Request will be deemed withdrawn.
Notwithstanding the foregoing, if any of the tests identified in Section 3.05(c)(i)-(iv) are not satisfied after the Substitution of a proposed Substitute Mortgaged Property, such Substitution may be permitted by Lender if the Substitution improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and result in improvement in one or more of the following areas: the then current Valuation of the Mortgaged Properties, the then current Aggregate Debt Service Coverage Ratio or the then current Aggregate Loan to Value Ratio.
     (d) Closing. If, pursuant to this Section 3.05, Lender determines that the conditions set forth herein for the Substitution of the proposed Substitute Mortgaged Property into the Collateral Pool in replacement of the proposed Release Mortgaged Property, and Borrower timely elects to cause such Substitution to occur and all conditions contained in this Section 3.05 and Article 5 are satisfied, then the proposed Substitute Mortgaged Property shall be substituted into the Collateral Pool in replacement of the proposed Release Mortgaged Property, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring —
          (i) if the Substitution of the proposed Substitute Mortgaged Property is to occur simultaneously with the release of the proposed Release Mortgaged Property, within thirty (30) days after Lender’s receipt of Borrower’s election (or on such other date to which Borrower and Lender may agree); or
          (ii) if the Substitution of the proposed Substitute Mortgaged Property is to occur subsequent to the Release of the Release Mortgaged Property, within ninety (90) days after the effective date of the release of such Release Mortgaged Property (provided such date does not exceed one hundred eighty (180) days after Lender’s receipt of Borrower’s Release Request, unless otherwise agreed to by Lender) (the “Property Delivery Deadline”); in accordance with the terms of this Section 3.05(d); provided that on a case by case basis if Borrower provides evidence that it is diligently pursuing a suitable property for Substitution (e.g., evidence of a 1031 exchange), Lender may extend the Property Delivery Deadline by one (1) additional ninety (90) day period.
     (e) Substitution Deposit.
          (i) The Deposit. If the Addition of the proposed Substitute Mortgaged Property is to occur subsequent to the Release of the Release Mortgaged Property pursuant to Section 3.05(d), at the Closing Date of the Release of the Release Mortgaged Property, Borrower shall deposit with Lender the “Substitution Deposit” described in Section 3.05(e)(ii) in the form of cash or, in lieu of (and/or in addition to) depositing cash for the Substitution Deposit, Borrower may post a Letter of Credit in accordance with the terms of Section 5.11 of this Agreement, having a face amount equal to the Substitution Deposit (or such lesser amount that has been deposited in cash).
Colonial/ Grandbridge — Master Credit Facility Agreement

          (ii) Substitution Deposit Amount. The “Substitution Deposit” for each proposed Substitution shall be an amount equal to the sum of:
          (A) the Release Price relating to such proposed Release Mortgaged Property, plus
          (B) any and all of the yield maintenance, fee maintenance or the prepayment premium, as applicable, through the end of the month in which the Property Delivery Deadline occurs as if the Fixed Advance or SARM Variable Advance were to be prepaid in such month, plus
          (C) interest on such Advance through the end of the month in which the Property Delivery Deadline occurs, plus
          (D) costs, expenses and fees of Lender pertaining to the substitution (the “Substitution Cost Deposit”). Borrower shall also be obligated to make any regularly scheduled payments of principal and interest due under the applicable Note during any period between the closing of the Release Mortgaged Property and the earlier of the closing of the Substitute Mortgaged Property and the date of prepayment of the Note or MBS, as applicable. If a Substitution of the last remaining asset is taking place, the cash collateral or Letter of Credit must include (1) any yield maintenance that would be due to the extent that the Fixed Facility Notes must be prepaid to effect a release at that time, and (2) any fee maintenance that would be due to the extent that the Variable Facility Note must be prepaid to effect a release at that time. The Substitution Cost Deposit shall be used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket legal fees and expenses incurred by Fannie Mae and Lender in connection with such substitution whether such substitution actually closes.
          (iii) Failure to Close Substitution. If the Addition of the proposed Substitute Mortgaged Property does not occur by the Property Delivery Deadline in accordance with Section 3.05(d)(ii), then such Borrower shall have irrevocably waived its right to substitute such Release Mortgaged Property with the proposed Substitute Mortgaged Property, and the release of the Release Mortgaged Property shall be deemed to be a Release pursuant to Section 3.04 and shall trigger a prepayment of the Note and the MBS, if applicable, together with all yield maintenance, fee maintenance or prepayment premium then due in connection with such payment. The Property Delivery Deadline shall be no later than the date ninety (90) days (or one hundred eighty (180) days, if applicable) after the effective date Lender’s lien on such Release Mortgaged Property is released. Any Advance or MBS (as applicable) being prepaid shall be deemed to be prepaid as of the end of the month in which the Property Delivery Deadline falls. Lender shall follow standard Fannie Mae procedures for the prepayment of the Note or any applicable MBS, including delivery of the Substitution Deposit, together with all yield maintenance, fee maintenance, or prepayment premium, if any, then due, to Fannie Mae in accordance with such procedures.
Colonial/ Grandbridge — Master Credit Facility Agreement

Borrower shall comply with the requirements set forth in Section 3.04(c) and Section 3.04(d) not previously satisfied with respect to the Release Mortgaged Property, including payment of the Release Price. Such Release Price, or the applicable portion thereof, shall be applied in the manner set forth in Section 3.04(d) and the Substitution Deposit delivered by Borrower pursuant to Section 3.05(e) of this Agreement shall be returned to Borrower. However, if Borrower fails to timely pay the Release Price, Lender may draw upon the Substitution Deposit delivered by Borrower in satisfaction of such obligation. Any portion of the Substitution Deposit not needed to prepay the Note, or any applicable MBS, all interest, and any prepayment fees (including any portion of the Substitution Cost Deposit not used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket legal fees and expenses incurred by Fannie Mae and Lender in connection with such Substitution) shall be promptly refunded to the applicable Borrower after the Property Delivery Deadline.
          (iv) Substitution Deposit Disbursement. At closing of the Substitution, Lender shall disburse or return the Substitution Deposit , as applicable (less any portion of the Substitution Cost Deposit used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket legal fees and expenses incurred by Fannie Mae and Lender in connection with such substitution), directly to Borrower at such time as the conditions precedent for the Substitution have been satisfied, which must occur no later than the Property Delivery Deadline. Notwithstanding the foregoing, in the event that Borrower adds an Additional Mortgaged Property to the Collateral Pool prior to the Property Delivery Deadline but the Addition of such Additional Mortgaged Property has not in and of itself satisfied the requirements to close the Substitution, the Substitution Deposit shall be reduced by the Allocable Facility Amount of such Additional Mortgaged Property as determined by Lender, and such reduction in the Substitution Deposit shall be returned to Borrower, or in the case of a Letter of Credit, such Letter of Credit shall be reduced by such reduction in the Substitution Deposit. If Borrower has not completely satisfied the requirements to close the Substitution by the Property Delivery Deadline, the terms of Section 3.05(e)(iii) shall apply with respect to the remaining Substitution Deposit.
     (f) Conditions Precedent to Substitutions. The obligation of Lender to make a requested Substitution is also subject to Lender’s determination that each of the conditions precedent for Additions of Additional Mortgaged Properties and Releases of Release Mortgaged Properties set forth in Section 5.01 and Section 5.06 of this Agreement have been satisfied.
     (g) Restriction on Borrowings. If the Addition of the Substitute Mortgaged Property to the Collateral Pool and the release of the Release Mortgaged Property from the Collateral Pool do not occur simultaneously (i.e., within thirty (30) days pursuant to Section 3.05(d) above) then, until the Addition of the Substitute Mortgaged Property to the Collateral Pool, the aggregate principal balance of Advances Outstanding shall not exceed the amount of the (i) Advances Outstanding immediately prior to the release of such Release Mortgaged Property minus (ii) the Allocable Facility Amount of the Release Mortgaged Property. If the aggregate unpaid principal balance of Advances Outstanding exceeds the amount resulting from subtracting (i) minus (ii) in the preceding sentence, Borrower shall pay such excess amount as a condition precedent to any Future Advances made under this Agreement and the Addition of a Substitute Mortgaged
Colonial/ Grandbridge — Master Credit Facility Agreement

Property. Any payment received by Lender under this Section 3.05 shall be applied against Advances Outstanding in the manner prescribed for Release Prices pursuant to Section 3.04(c).
ARTICLE 4
TERMINATION OF FACILITIES
     Section 4.01. Right to Terminate Credit Facility.
     Subject to the terms and conditions of this Article 4, Borrower shall have the right to terminate this Agreement and the Credit Facility and receive a Release of all of the Collateral.
     Section 4.02. Procedure for Terminating Credit Facility.
     (a) Request. To terminate this Agreement and the Credit Facility, Borrower shall deliver a Credit Facility Termination Request to Lender.
     (b) Closing. If Lender determines that all conditions precedent contained in Section 5.08 are satisfied, this Agreement shall terminate, and Lender shall cause all of the Collateral to be released, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, within thirty (30) Business Days after Lender’s receipt of the Credit Facility Termination Request (or on such other date as Borrower and Lender may agree), by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, the Credit Facility Termination Documents.
ARTICLE 5
CONDITIONS PRECEDENT TO ALL REQUESTS
     Section 5.01. Conditions Applicable to All Requests.
     The obligation of Lender to close the transaction requested in a Request (other than a Credit Facility Termination Request made pursuant to Section 4.02) shall be subject to Lender’s determination that all of the following general conditions precedent (“General Conditions”) have been satisfied in addition to any other conditions precedent contained in this Agreement:
     (a) Payment of Expenses. The payment by Borrower of Lender’s and Fannie Mae’s reasonable third party out-of-pocket fees and expenses payable in accordance with this Agreement, including, but not limited to, the legal fees and expenses described in Section 10.03.
     (b) No Material Adverse Effect. Except in connection with a Credit Facility Termination Request, there has been no Material Adverse Effect on the financial condition or business or prospects of Borrower or Guarantor or in the physical condition, operating performance or value of any of the Mortgaged Properties since the date of the most recent Compliance Certificate (or, with respect to the conditions precedent to the Initial Advance, from the condition, business or prospects reflected in the financial statements, reports and other information obtained by Lender during its review of Borrower and Guarantor and the Initial Mortgaged Properties).
Colonial/ Grandbridge — Master Credit Facility Agreement

     (c) No Default. Except in connection with a Credit Facility Termination Request, (i) there shall exist no Event of Default or Potential Event of Default in each case under Section 11.01 (b)-(k), or, material respect, under Section 11.01 (a), (l) or (m) (it being understood and agreed that any default comparable to the Events of Default listed in Section 11.01 (b)-(k) in the other Loan Documents or Supplemental Loan Documents will be treated to be material) on the Closing Date for the Request and (ii) the closing of such Request shall not result in an Event of Default or Potential Event of Default.
     (d) No Insolvency. Receipt by Lender on the Closing Date for the Request of evidence satisfactory to Lender that neither Borrower nor Guarantor is insolvent (within the meaning of any applicable federal or state laws relating to bankruptcy or fraudulent transfers) or will be rendered insolvent by the transactions contemplated by the Loan Documents, including the making of a Future Advance, or, after giving effect to such transactions, will be left with an unreasonably small capital with which to engage in its business or undertakings, or will have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature or will have intended to hinder, delay or defraud any existing or future creditor.
     (e) No Untrue Statements. The Loan Documents shall not contain any untrue or misleading statement of a material fact and shall not fail to state a material fact necessary to make the information contained therein not misleading.
     (f) Representations and Warranties. Except in connection with a Credit Facility Termination Request, all representations and warranties made by Borrower and Guarantor in the Loan Documents shall be true and correct in all material respects on the Closing Date for the Request with the same force and effect as if such representations and warranties had been made on and as of the Closing Date for the Request. On the Closing Date of any Request, the representations and warranties as referred to in this Section 5.01(f) shall be deemed remade by Borrower and Guarantor.
     (g) No Condemnation or Casualty. Except in connection with a Credit Facility Termination Request or a Release Request, there shall not be pending any condemnation or other taking, whether direct or indirect, against any Mortgaged Property (other than a Release Mortgaged Property subject to a Release Request or Substitution Request) and there shall not have occurred any casualty to any improvements located on any Mortgaged Property (other than a Release Mortgaged Property subject to a Release Request or Substitution Request), which condemnation or casualty would have a Material Adverse Effect.
     (h) Delivery of Closing Documents. The receipt by Lender of the following, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects:
          (i) The Loan Documents required to be delivered in connection with the Request;
          (ii) A Compliance Certificate;
Colonial/ Grandbridge — Master Credit Facility Agreement

          (iii) An Organizational Certificate; and
          (iv) Such other documents, instruments, approvals (and, if requested by Lender, certified duplicates of executed copies thereof) and opinions as Lender may reasonably request.
     (i) Covenants. Except in connection with a Credit Facility Termination Request, Borrower is in full compliance with each of the covenants contained in the Loan Documents, without giving effect to any notice and cure rights of Borrower.
     Section 5.02. Conditions Precedent to Initial Advance.
     The obligation of Lender to make the Initial Advance is subject to Lender’s determination that each of the following conditions precedent has been satisfied:
     (a) Receipt by Lender of the fully executed Advance Request;
     (b) The Coverage and LTV Tests are satisfied;
     (c) If the Initial Advance includes a Variable Advance, receipt by Lender at least five (5) days prior to the Initial Closing Date, of the confirmation of an Interest Rate Cap commitment, in accordance with the Cap Security Agreement, effective as of the Initial Closing Date;
     (d) If the Initial Advance includes a Variable Advance, receipt by Lender of Interest Rate Cap Documents in accordance with the Cap Security Agreement, effective as of the Initial Closing Date;
     (e) Delivery to the Title Company, for filing and/or recording in all applicable jurisdictions, of all applicable Loan Documents required by Lender to be filed or recorded, including (as required by Lender) duly executed and delivered original copies of the Variable Facility Note (if applicable), a Fixed Facility Note (if applicable), the Guaranty, the Initial Security Instruments covering the Initial Mortgaged Properties and UCC-1 Financing Statements covering the portion of the Collateral comprised of personal property, and other appropriate instruments, in form and substance reasonably satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Liens created by the applicable Security Instruments and any other Loan Documents creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;
     (f) Receipt by Lender of any Lender required subordination, non-disturbance and attornment agreements and/or estoppel certificates with respect to any commercial leases and/or ground leases affecting the Initial Mortgaged Property;
     (g) Receipt by Lender of the Initial Origination Fee pursuant to Section 10.01(a) and the Initial Due Diligence Fee pursuant to Section 10.02(a); and
Colonial/ Grandbridge — Master Credit Facility Agreement

     (h) Delivery by Lender to Borrower of the confirmed Rate Form for the Initial Advance pursuant to Section 2.01(c).
     Section 5.03. Conditions Precedent to Future Advances.
     The obligation of Lender to make a requested Future Advance is subject to Lender’s determination that each of the following conditions precedent has been satisfied:
     (a) Receipt by Lender of the fully executed Advance Request;
     (b) Delivery by Lender to Borrower of the confirmed Rate Form for the Future Advance pursuant to Section 2.01(c);
     (c) After giving effect to the requested Future Advance, the Coverage and LTV Tests shall be satisfied;
     (d) If the Future Advance is being made pursuant to Section 2.03(b), receipt by Lender of the Additional Collateral Due Diligence Fees.
     (e) If the Future Advance is a Fixed Advance, delivery of a Fixed Facility Note, duly executed by Borrower, in the amount and reflecting all of the terms of the Fixed Advance;
     (f) If the Future Advance is a Variable Advance, delivery of a Variable Facility Note, duly executed by Borrower, in the amount and reflecting all of the terms of the Variable Advance;
     (g) Receipt by Lender of the Additional Origination Fee, if any such fee is due, pursuant to Section 2.03(b) or Section 2.05;
     (h) For any Title Insurance Policy not containing a revolving credit endorsement or future advance endorsement, the receipt by Lender of an endorsement to the Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than Permitted Liens;
     (i) If the Future Advance is a Variable Advance, receipt by Lender at least five (5) days prior to the Closing Date, of the confirmation of an Interest Rate Cap commitment, in accordance with the Cap Security Agreement, effective as of the Closing Date;
     (j) If the Future Advance is a Variable Advance, receipt by Lender of Interest Rate Cap Documents in accordance with the Cap Security Agreement, effective as of the Closing Date;
     (k) No Governmental Approval not already obtained or made is required for the execution and delivery of the documents to be delivered in connection with the Future Advance;
     (l) Borrower or Guarantor is not under any cease or desist order or other orders of a similar nature, temporary or permanent of any Governmental Authority which would have the
Colonial/ Grandbridge — Master Credit Facility Agreement

effect of preventing or hindering performance of the terms and provisions of the Agreement or any other Loan Documents, nor are there any proceedings presently in progress or, to its knowledge, contemplated which, if successful, would lead to the issuance of any such order; and
     (m) Receipt by Lender of a Confirmation of Guaranty for each Guaranty then in effect.
     Section 5.04. Conditions Precedent to Addition of an Additional Mortgaged Property to the Collateral Pool.
     The Addition of an Additional Mortgaged Property to the Collateral Pool (but not the Substitution of a Substitute Mortgaged Property into the Collateral Pool, which is governed exclusively by Section 5.06) on the applicable Closing Date is subject to Lender’s determination that each of the following conditions precedent has been satisfied:
     (a) Receipt by Lender of the fully executed Addition Request;
     (b) The Underwriting Requirements will be satisfied;
     (c) The requirements of Section 3.02(b) will be satisfied;
     (d) Receipt by Lender of the Addition Fee or Additional Origination Fee pursuant to Section 10.01(b);
     (e) Receipt by Lender of the Additional Collateral Due Diligence Fee pursuant to Section 10.02(b);
     (f) Receipt by Lender of all legal fees and expenses payable by Borrower in connection with the Addition Request pursuant to Section 10.03;
     (g) Receipt by Lender of any required subordination, non-disturbance and attornment agreements and/or estoppel certificates with respect to any commercial leases and/or ground leases affecting the Additional Mortgaged Property;
     (h) Delivery to the Title Company, with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, all applicable Addition Loan Documents required by Lender, including duly executed and delivered original copies of any Security Instruments and UCC-1 Financing Statements covering the portion of the Additional Mortgaged Property comprised of personal property, and other appropriate documents, in form and substance reasonably satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Lien created by the applicable additional Security Instrument, and any other Addition Loan Document creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;
     (i) If reasonably required by Lender, amendments to the Notes and the Security Instruments, reflecting the Addition of any Additional Borrower and/or the Additional
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Mortgaged Property to the Collateral Pool and, as to any Security Instrument so amended, the receipt by Lender of an endorsement to the Title Insurance Policy insuring the Security Instrument, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than Permitted Liens;
     (j) If the Title Insurance Policy for the Additional Mortgaged Property contains a tie-in endorsement, an endorsement to each other Title Insurance Policy containing a tie-in endorsement, adding a reference to the Additional Mortgaged Property; and
     (k) Receipt by Lender of evidence that any code violations have been resolved to Lender’s satisfaction.
     Section 5.05. Conditions Precedent to Release of Property from the Collateral Pool.
     The obligation of Lender to Release a Mortgaged Property from the Collateral Pool by executing and delivering the Release Documents on the Closing Date is subject to Lender’s determination that each of the following conditions precedent has been satisfied:
     (a) Receipt by Lender of the fully executed Release Request;
     (b) The requirements of Section 3.04 are satisfied;
     (c) Receipt by Lender of the Release Price;
     (d) Receipt by Lender of the Release Fee;
     (e) Receipt by Lender of all legal fees and expenses payable by Borrower in connection with the Release Request;
     (f) Receipt by Lender on the Closing Date of one or more counterparts of each Release Document, dated as of the Closing Date, signed by each of the parties (other than Lender) who is a party to such Release Document;
     (g) If required by Lender, amendments to this Agreement, the Notes and the Security Instruments, reflecting the release of the Release Mortgaged Property from the Collateral Pool and, as to any Security Instrument so amended, the receipt by Lender of an endorsement to the Title Insurance Policy insuring the Security Instrument, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than Permitted Liens;
     (h) If Lender determines the Release Mortgaged Property to be one phase of a project, and one or more other phases of the project are Mortgaged Properties which will remain in the Collateral Pool (“Remaining Mortgaged Properties”), Lender must reasonably determine that the Remaining Mortgaged Properties can be operated separately from the Release Mortgaged Property and any other phases of the project which are not Mortgaged Properties and whether any cross use agreements or easements are necessary. In making this determination,
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Lender shall evaluate access, utilities, marketability, community services, ownership and operation of the Release Mortgaged Properties and any other issues identified by Lender in connection with similar loans anticipated to be sold to Fannie Mae;
     (i) Receipt by Lender on the Closing Date of a Confirmation of Obligations, dated as of the Closing Date, signed by Borrower and Guarantor, pursuant to which Borrower and Guarantor confirm their remaining obligations under the Loan Documents; and
     (j) Receipt by Lender of endorsements to the tie-in endorsements of the Title Insurance Policies, if deemed necessary by Lender, to reflect the release.  Notwithstanding anything to the contrary herein, no release of any Mortgaged Property in the Collateral Pool shall be made unless Borrower has provided title insurance to Lender in respect of each of the remaining Mortgaged Properties in the Collateral Pool in an amount equal to one hundred fifteen percent (115%) of the Initial Valuation of such Mortgaged Properties (taking into account the title insurance coverage provided by “tie-in” endorsements, if available).
     Section 5.06. Conditions Precedent to Substitution of a Substitute Mortgaged Property into the Collateral Pool.
     The Substitution of a Substitute Mortgaged Property into the Collateral Pool is subject to Lender’s determination that each of the following conditions precedent has been satisfied:
     (a) Receipt by Lender of the fully executed Substitution Request;
     (b) The provisions of Section 3.05(c) shall be satisfied;
     (c) Receipt by Lender of the Substitution Deposit, if applicable;
     (d) Receipt by Lender of all legal fees and expenses payable by Borrower in connection with the Substitution pursuant to Section 10.03;
     (e) Receipt by Lender of any required subordination, non-disturbance and attornment agreements and/or estoppel certificates with respect to any commercial leases and/or ground lease (if any) affecting the Substitute Mortgaged Property;
     (f) Delivery to the Title Company, with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, all applicable Substitution Loan Documents required by Lender to be filed or recorded, including duly executed and delivered original copies of any Security Instruments and UCC-1 Financing Statements covering the portion of the Substitute Mortgaged Property comprised of personal property, and other appropriate documents, in form and substance satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Lien created by the applicable additional Security Instrument, and any other Substitution Loan Document creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;
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     (g) Any proposed Additional Borrower meets and satisfies all of the requirements and conditions of Section 14.02;
     (h) Receipt by Lender on the Closing Date of a Confirmation of Obligations and Confirmation of Guaranty;
     (i) If required by Lender, amendments to the Notes and the Security Instruments, reflecting the addition of the Substitute Mortgaged Property to the Collateral Pool and, as to any Security Instrument so amended, the receipt by Lender of an endorsement to the Title Insurance Policy insuring the Security Instrument, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than Permitted Liens; and
     (j) If the Title Insurance Policy for the Substitute Mortgaged Property contains a tie-in endorsement, and endorsement to each other Title Insurance Policy containing a tie-in endorsement, adding a reference to the Substitute Mortgaged Property.
     Section 5.07. Conditions Precedent to Conversion.
     The conversion of all or a portion of a SARM Variable Advance to a Fixed Advance is subject to Lender’s determination that each of the following conditions precedent has been satisfied:
     (a) Receipt by Lender of the fully executed Conversion Request;
     (b) After giving effect to the requested conversion, the Coverage and LTV Tests shall be satisfied;
     (c) The provisions of Section 1.06, Section 1.07 and Section 1.08 shall be satisfied;
     (d) Prepayment by Borrower of any Variable Advances Outstanding that Borrower has designated for payment, together with any other amounts due with respect to the prepayment of such Variable Advances; provided that, subject to the terms of Section 1.07(c), there shall be no associated prepayment premiums due in connection with a conversion pursuant to the terms of Section 1.06, Section 1.07 and Section 1.08 of this Agreement;
     (e) Receipt by Lender of an endorsement to each Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date and other exceptions approved by Lender; and
     (f) Receipt by Lender of one (1) or more executed, original counterparts of each Conversion Document, dated as of the Closing Date, each of which shall be in full force and effect and in form and substance reasonably satisfactory to Lender in all respects, signed by each of the parties (other than Lender) to such Conversion Document.
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     Section 5.08. Conditions Precedent to Termination of Credit Facility.
     The right of Borrower to terminate this Agreement and the Credit Facility and to receive a release of all of the Collateral from the Collateral Pool and Lender’s obligation to execute and deliver the Credit Facility Termination Documents on the Closing Date are subject to Lender’s determination Borrower has paid in full all of the Notes Outstanding on the Closing Date, including any associated prepayment premiums or other amounts due under the Notes, any Release Fees, and all other amounts owing by Borrower to Lender under this Agreement.
     Section 5.09. Opinion Relating to Advance Request, Addition Request, Conversion Request, or Substitution Request.
     With respect to the closing of an Advance Request, an Addition Request, a Conversion Request, or a Substitution Request, it shall be a condition precedent that Lender receives favorable opinions of counsel (including local counsel, as applicable) to Borrower and Guarantor, as to the due organization and qualification of Borrower and Guarantor, the due authorization, execution, delivery and enforceability of each Loan Document executed in connection with the Request and such other matters as Lender may reasonably require, each dated as of the Closing Date for the Request, in form and substance reasonably satisfactory to Lender in all respects.
     Section 5.10. Delivery of Property-Related Documents.
     With respect to each of the Initial Mortgaged Properties or an Additional Mortgaged Property, it shall be a condition precedent that Lender receive from Borrower each of the documents and reports required by Lender pursuant to the Underwriting Requirements in connection with the pledge of such Mortgaged Property and each of the following, each dated as of the Closing Date for the Initial Mortgaged Property or an Additional Mortgaged Property, as the case may be, in form and substance satisfactory to Lender in all respects:
     (a) A commitment for the Title Insurance Policy applicable to the Mortgaged Property and a pro forma Title Insurance Policy based on the title commitment in the amount of title insurance afforded by the Title Insurance Policy for each Mortgaged Property in the Collateral Pool equal to one hundred fifteen percent (115%) of the Initial Valuation of such Mortgaged Property (taking into account the title insurance coverage provided by “tie-in” endorsements, if available) Commitment and approved by Lender;
     (b) The Insurance Policy (or a certified copy of the Insurance Policy) applicable to the Mortgaged Property;
     (c) Unless waived by Lender, the Survey applicable to the Mortgaged Property and approved by Lender (which shall be last revised no less than forty-five (45) days prior to the Closing Date);
     (d) Evidence satisfactory to Lender of compliance of the Mortgaged Property with Applicable Laws;
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     (e) An Appraisal of the Mortgaged Property;
     (f) A Replacement Reserve Agreement or an amendment thereto, providing for the establishment of a replacement reserve account, to be pledged to Lender, in which the owner shall (unless waived by Lender) periodically deposit amounts for replacements for improvements at the Mortgaged Property and as additional security for Borrower’s obligations under the Loan Documents;
     (g) A Completion/Repair and Security Agreement or an amendment thereto, if required by Lender, together with required escrows, on the standard form required by Lender;
     (h) If no management agreement is in effect for a Mortgaged Property, an Agreement Regarding Management Agreement or, if a management agreement is in effect for a Mortgaged Property, an Assignment of Management Agreement or an amendment thereto, on the standard form required by Lender;
     (i) An Assignment of Leases and Rents, if Lender determines one to be necessary or desirable, provided that the provisions of any such assignment shall be substantively identical to those in the Security Instrument covering the Collateral, with such modifications as may be necessitated by applicable state or local law;
     (j) In relation to each Initial Mortgaged Property, a Security Instrument to effectuate the addition of such Initial Mortgaged Property to the Collateral Pool, and in relation to each Additional Mortgaged Property, a Security Instrument to effectuate the addition of such Additional Mortgaged Property to the Collateral Pool, and a Note relating to the Mortgaged Properties. The amount secured by each Security Instrument shall be equal to the Commitment;
     (k) A Certificate of Borrower Parties; and
     (l) Any other document that Lender may reasonably determine is required in connection with a Mortgaged Property.
     Section 5.11. Conditions Precedent to Letters of Credit.
     The right or requirement of Borrower to provide a Letter of Credit in connection with this Agreement is subject to Lender’s determination that each of the following conditions precedent has been satisfied:
     (a) Letter of Credit Requirements. Any Letter of Credit shall be issued by a financial institution satisfactory to Fannie Mae (the “Issuer”). If Borrower provides Lender with a Letter of Credit pursuant to this Agreement, the Letter of Credit shall be in form and substance satisfactory to Lender and Lender shall be entitled, upon occurrence of circumstances in (b), to draw under such Letter of Credit solely upon presentation of a sight draft to the Issuer. Any Letter of Credit shall be for a term of at least three hundred sixty-four (364) days (provided that in connection with a Substitution, the term of any Letter of Credit shall be until the date five (5) days after the Property Delivery Deadline).
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     (b) Draws Under Letter of Credit. Lender shall have the right in its sole discretion to draw monies under the Letter of Credit:
          (i) upon the occurrence of (A) an Event of Default, or (B) a Potential Event of Default of which Borrower has knowledge has occurred and continued for two (2) Business Days;
          (ii) if thirty (30) days prior to the expiration of the Letter of Credit, either the Letter of Credit has not been extended for a term of at least three hundred sixty four (364) days (provided that in connection with a Substitution, the term of any Letter of Credit shall be at least until the date five (5) days after the Property Delivery Deadline) or Borrower has not replaced the Letter of Credit with substitute cash collateral in the amount required by Lender; or
          (iii) upon the downgrading of the ratings of the long-term or short-term debt obligations of the Issuer below a level satisfactory to Fannie Mae; provided that Borrower shall have five (5) Business Days after notice of such downgrading to deliver to Lender either (A) an acceptable replacement Letter of Credit or (B) substitute cash collateral in the amount required by Lender.
     (c) Deposit to Cash Collateral Account. If Lender draws under the Letter of Credit pursuant to Section 5.11(b)(ii) or Section 5.11(b)(iii) above, Lender shall deposit such draw monies into a Cash Collateral Account established pursuant to a Cash Collateral Agreement entered into the first time Lender draws any such monies. Lender shall hold the Letter of Credit drawn monies in the Cash Collateral Account until the earliest of the following events occurs:
          (i) Borrower presents an acceptable replacement Letter of Credit and Lender agrees, in its sole discretion, to accept such Letter of Credit (provided that any agreement by Lender to accept a replacement Letter of Credit will be conditioned upon Borrower’s payment of all administrative and legal costs incurred by Lender and Fannie Mae in connection with the replacement of the Letter of Credit.)
          (ii) the applicable provisions of this Agreement pursuant to which the Letter of Credit was provided are satisfied;
          (iii) Borrower pays all amounts due and payable under the Loan Documents and Lender releases the liens of all Security Instruments;
          (iv) Lender, in its sole discretion, consents to Borrower’s request to apply the funds to the principal balance of a Note and any prepayment premium due in connection with such application; or
          (v) an Event of Default occurs and Lender elects to apply the proceeds as described below in Section 5.11(d);
During any period that Lender holds the cash proceeds resulting from a draw on any Letter of Credit, Lender will not pay interest to, or on behalf of, Borrower in connection with such funds.
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     (d) Default Draws. If Lender draws under the Letter of Credit pursuant to Section 5.11(b)(i) above, Lender has the right to use monies drawn under the Letter of Credit for any of the following purposes:
          (i) to pay any amounts required to be paid by Borrower under the Loan Documents (including, without limitation, any amounts required to be paid to Lender under this Agreement);
          (ii) to (on such Borrower’s behalf, or on its own behalf if Lender becomes the owner of the Mortgaged Property) pre-pay any Note in whole or in part, including any prepayment premium or yield maintenance;
          (iii) to make improvements or repairs to any Mortgaged Property; or
          (iv) deposit monies into the Cash Collateral Account.
     (e) Legal Opinion. Prior to or simultaneous with the delivery of any new Letter of Credit (but not the extension of any existing Letter of Credit), such Borrower shall cause the Issuer’s counsel to deliver a legal opinion satisfactory in form and substance as approved by Lender.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
     Section 6.01. Representations and Warranties of Borrower.
     The representations and warranties of Borrower Parties are contained in the Certificate of Borrower Parties, the form of which is attached to this Agreement as Exhibit J.
     Section 6.02. Representations and Warranties of Lender.
     Lender hereby represents and warrants to Borrower and Guarantor as follows:
     (a) Due Organization. Lender is a limited liability company duly organized, validly existing and in good standing under the laws of North Carolina.
     (b) Power and Authority. Lender has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.
     (c) Due Authorization. The execution and delivery by Lender of this Agreement, and the consummation by it of the transactions contemplated hereby, and the performance by it of its obligations hereunder, have been duly and validly authorized by all necessary action and proceedings by it or on its behalf.
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ARTICLE 7
AFFIRMATIVE COVENANTS OF BORROWER
     Borrower Parties agree and covenant with Lender that, at all times during the Term of this Agreement:
     Section 7.01. Compliance with Agreements.
     Each of Borrower and Guarantor shall comply with all the terms and conditions of each Loan Document to which it is a party or by which it is bound; provided, however, that Borrower’s or Guarantor’s failure to comply with such terms and conditions shall not be an Event of Default until the expiration of the applicable notice and cure periods, if any, specified in the applicable Loan Document.
     Section 7.02. Maintenance of Existence.
     Each Borrower Party shall maintain its existence and continue to be duly organized under the laws of the state of its organization. Borrower and Guarantor shall continue to be duly qualified to do business in each jurisdiction in which such qualification is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability to perform, its obligations under this Agreement or any other Loan Document.
     Section 7.03. Maintenance of REIT Status.
     During the Term of this Agreement, the General Partner shall qualify, and be taxed as, a real estate investment trust under Subchapter M of the Internal Revenue Code, and will not be engaged in any activities which would jeopardize such qualification and tax treatment.
     Section 7.04. Financial Statements; Accountants’ Reports; Other Information.
     Each Borrower Party shall keep and maintain at all times complete and accurate books of accounts and records in sufficient detail to correctly reflect (i) all of Borrower’s and Guarantor’s financial transactions and assets and (ii) the results of the operation of each Mortgaged Property and copies of all written contracts, Leases and other instruments which affect each Mortgaged Property (including all bills, invoices and contracts for electrical service, gas service, water and sewer service, waste management service, telephone service and management services). In addition, Borrower or Guarantor, as applicable, shall furnish, or cause to be furnished, to Lender:
     (a) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the close of its fiscal year during the Term of this Agreement, the balance sheet of Borrower, Guarantor and its Subsidiaries on a consolidated basis as of the end of such fiscal year, the statement of income, Borrower’s and Guarantor’s equity and retained earnings of Borrower, Guarantor and its Subsidiaries on a consolidated basis for such fiscal year and the statement of cash flows of Borrower, Guarantor and its Subsidiaries on a consolidated basis for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, prepared in accordance with GAAP,
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consistently applied, and with respect to the audited statements (as required below) accompanied by a certificate of independent certified public accountants to the effect that such financial statements have been prepared in accordance with GAAP, consistently applied, and that such financial statements fairly present the results of its operations and financial condition for the periods and dates indicated, with such certification to be free of exceptions and qualifications as to the scope of the audit or as to the going concern nature of the business. All financial statements required by this subsection (a) with respect to Guarantor shall be audited and all financial statements required by this subsection (a) with respect to Borrower may be unaudited.
     (b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after each of the first three fiscal quarters of each fiscal year during the Term of this Agreement, the unaudited balance sheet of Borrower, Guarantor and its Subsidiaries on a consolidated basis as of the end of such fiscal quarter, the unaudited statement of income and retained earnings of Borrower, Guarantor and its Subsidiaries on a consolidated basis and the unaudited statement of cash flows of Borrower, Guarantor and its Subsidiaries on a consolidated basis for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, accompanied by a certificate of a Proper Officer to the effect that such financial statements have been prepared in accordance with GAAP, consistently applied and subject to customary exceptions, and that such financial statements fairly present the results of its operations and financial condition for the periods and dates indicated, subject to year end adjustments in accordance with GAAP.
     (c) Quarterly Property Statements. As soon as available, and in any event within forty-five (45) days after each Calendar Quarter, a statement of income and expenses of each Mortgaged Property accompanied by a certificate of a Proper Officer to the effect that each such statement of income and expenses fairly, accurately and completely presents the operations of each such Mortgaged Property in all material respects for the period indicated.
     (d) Annual Property Statements. On an annual basis within ninety (90) days of the end of its fiscal year, an annual statement of income and expenses of each Mortgaged Property accompanied by a certificate of a Proper Officer to the effect that each such statement of income and expenses fairly, accurately and completely presents the operations of each such Mortgaged Property in all material respects for the period indicated.
     (e) Updated Rent Rolls. As soon as available, and in any event within forty-five (45) days after each Calendar Quarter, a current Rent Roll for each Mortgaged Property, showing the name of each tenant, and for each tenant, the space occupied, the lease expiration date, the rent payable, the rent paid and any other information requested by Lender and accompanied by a certificate of a Proper Officer to the effect that each such Rent Roll fairly, accurately and completely presents the information required therein in all material respects.
     (f) Security Deposit Information. Upon Lender’s request, an accounting of all security deposits held in connection with any Lease of any part of any Mortgaged Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held
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and the name and telephone number of the person to contact at such financial institution, along with any authority or release necessary for Lender to access information regarding such accounts.
     (g) Security Law Reporting Information. So long as General Partner is a reporting company under the Securities Exchange Act of 1934, promptly upon becoming available, (i) copies of all financial statements, reports and proxy statements sent or made available generally by General Partner, or any of its Affiliates, to its respective security holders, (ii) all regular and periodic reports and all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or a similar form) and prospectuses, if any, filed by General Partner, or any of its Affiliates, with the Securities and Exchange Commission or other Governmental Authorities, and (iii) all press releases and other statements made available generally by General Partner, or any of its Affiliates, to the public concerning material developments in the business of General Partner or other party.
     (h) Accountants’ Reports; Other Reports. Promptly upon receipt thereof: (i) copies of any reports or management letters submitted to Borrower or Guarantor by its independent certified public accountants in connection with the examination of its financial statements made by such accountants (except for reports otherwise provided pursuant to subsection (a) above); provided, however, that Borrower or Guarantor shall only be required to deliver such reports and management letters to the extent that they relate to Borrower or Guarantor or any Mortgaged Property; and (ii) all schedules, financial statements or other similar reports delivered by Borrower or Guarantor pursuant to the Loan Documents or requested by Lender with respect to Guarantor’s business affairs or condition (financial or otherwise) or any of the Mortgaged Properties.
     (i) Annual Budgets. Prior to the start of its fiscal year, an annual budget for each Mortgaged Property for such fiscal year, setting forth an estimate of all of the costs and expenses, including capital expenses, of maintaining and operating each Mortgaged Property.
     (j) Plans and Projections. To the extent prepared in the ordinary course of business of Borrower and in the form prepared by Guarantor in the ordinary course of business, within thirty (30) days after its preparation, copies of (i) Guarantor’s business plan for the current and the succeeding two fiscal years, (ii) Borrower’s annual budget (including capital expenditure budgets) and projections for each Mortgaged Property; and (iii) Guarantor’s financial projections for the current and the succeeding two fiscal years.
     (k) Strategic Plan. To the extent prepared in the ordinary course of business of Borrower and in the form prepared by Guarantor in the ordinary course of business, within thirty (30) days after its preparation, a written narrative discussing Guarantor’s short and long range plans, including its plans for operations, mergers, acquisitions and management, and accompanied by supporting financial projections and schedules, certified by a Proper Officer as true, correct and complete in all material respects (“Strategic Plan”). If Guarantor’s Strategic Plan materially changes, then Guarantor shall deliver to Lender the Strategic Plan as so changed.
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     (l) Annual Rental and Sales Comparable Analysis. To the extent prepared in the ordinary course of business of Borrower and in the form prepared by Borrower in the ordinary course of business, within thirty (30) days after its preparation, a rental and sales comparable analysis of the local real estate market in which each Mortgaged Property is located.
     (m) Statement of Ownership. At any time upon Lender’s request, a statement that identifies: (i) all owners of any interest in Borrower and the interest held by each and (ii) if Borrower is a corporation, all officers and directors of Borrower, and if Borrower is a limited liability company, all managers who are not members.
     (n) Other Information. Within forty-five (45) days after Lender’s request, but not more frequently than once per Calendar Year, such other information reasonably requested by Lender.
     (o) Federal Tax Returns. Within thirty (30) days of filing, the Federal Tax Return of Borrower and Guarantor.
     Section 7.05. Confidentiality of Certain Information.
     No Borrower Party shall disclose any terms, conditions, underwriting requirements or underwriting procedures of the Credit Facility or any of the Loan Documents; provided, however, that such confidential information may be disclosed (a) as required by law or pursuant to generally accepted accounting procedures, (b) to officers, directors, employees, agents, partners, attorneys, accountants, engineers and other consultants of Borrower who need to know such information, provided such Persons are instructed to treat such information confidentially, (c) to any regulatory authority having jurisdiction over Borrower, (d) in connection with any filings with the Securities and Exchange Commission or other Governmental Authorities, or (e) to any other Person to which such delivery or disclosure may be necessary or appropriate (i) in compliance with any law, rule, regulation or order applicable to Borrower, (ii) in response to any subpoena or other legal process or information investigative demand or (iii) in connection with any litigation to which Borrower is a party.
     Section 7.06. Access to Records; Discussions With Officers and Accountants.
     To the extent permitted by law and in addition to the applicable requirements of the Security Instruments, Borrower shall permit Lender to:
     (a) inspect, make copies and abstracts of, and have reviewed or audited, such of Borrower’s or Guarantor’s books and records as may relate to the Obligations or any Mortgaged Property;
     (b) discuss Borrower’s affairs, finances and accounts with any Proper Officer or any other person performing the functions of the Proper Officers;
     (c) discuss Borrower’s affairs, finances and accounts with its independent public accountants, provided that a Proper Officer has been given the opportunity by Lender to be a party to such discussions;
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     (d) discuss the Mortgaged Properties’ conditions, operations or maintenance with the Property Managers and/or asset manager of such Mortgaged Properties and the officers and employees of Borrower and Guarantor; and
     (e) receive any other information that Lender deems reasonably necessary or relevant in connection with any Advance, any Loan Document or the Obligations from the officers of Borrower or Guarantor or officers and employees of Property Manager.
Notwithstanding the foregoing, prior to an Event of Default or Potential Event of Default and in the absence of an emergency, all inspections shall be conducted at reasonable times during normal business hours upon reasonable notice to Borrower.
     Section 7.07. Certificate of Compliance.
     Guarantor shall deliver to Lender concurrently with the delivery of the financial statements and/or reports required by Section 7.04(a) and Section 7.04(b) a certificate signed by a Proper Officer (i) setting forth in reasonable detail the calculations required to establish whether Borrower and Guarantor were in compliance with the requirements of Article 7 of this Agreement on the date of such financial statements, and (ii) stating that, to the best knowledge of such individual following reasonable inquiry, no Event of Default or Potential Event of Default has occurred, or if an Event of Default or Potential Event of Default has occurred, specifying the nature thereof in reasonable detail and the action Borrower or Guarantor is taking or proposes to take. Any certificate required by this Section 7.07 shall run directly to and be for the benefit of Lender and Fannie Mae.
     Section 7.08. Maintain Licenses.
     Borrower shall procure and maintain in full force and effect all licenses, Permits, charters and registrations which are material to the conduct of its business and shall abide by and satisfy all terms and conditions of all such licenses, Permits, charters and registrations.
     Section 7.09. Inform Lender of Material Events.
     Borrower shall promptly inform Lender in writing of any of the following (and shall deliver to Lender copies of any related written communications, complaints, orders, judgments and other documents relating to the following) of which Borrower has actual knowledge:
     (a) Defaults. The occurrence of any Event of Default or any Potential Event of Default under this Agreement or any other Loan Document;
     (b) Regulatory Proceedings. The commencement of any rulemaking or disciplinary proceeding or the promulgation of any proposed or final rule which would have, or may reasonably be expected to have, a Material Adverse Effect; the receipt of written notice from any Governmental Authority having jurisdiction over Borrower or Guarantor that (i) Borrower or Guarantor is being placed under regulatory supervision, (ii) any license, Permit, charter, membership or registration material to the conduct of Borrower’s or Guarantor’s business or the Mortgaged Properties is to be suspended or revoked or (iii) Borrower or Guarantor is to cease
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and desist any practice, procedure or policy employed by Borrower or Guarantor in the conduct of its business, and with respect to (i) or (ii) the same would have, or may reasonably be expected to have, a Material Adverse Effect;
     (c) Bankruptcy Proceedings. The commencement of any proceedings by or against Borrower or Guarantor under any applicable bankruptcy, reorganization, liquidation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, trustee or other similar official is sought to be appointed for it;
     (d) Environmental Claim. The receipt from any Governmental Authority or other Person of any written notice of violation, claim, demand, abatement, order or other order or direction (conditional or otherwise) for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, pollution, contamination or other adverse effects on the environment, removal, cleanup or remedial action or for fines, penalties or restrictions, resulting from or based upon (i) the existence or occurrence, or the alleged existence or occurrence, of a Hazardous Substance Activity on any Mortgaged Property or (ii) the violation, or alleged violation, of any Hazardous Materials Laws in connection with any Mortgaged Property or any of the other assets of Borrower;
     (e) Material Adverse Effects. The occurrence of any act, omission, change or event (including the commencement or written threat of any proceedings by or against Borrower or Guarantor in any Federal, state or local court, or before any Governmental Authority, or before any arbitrator), which has, or would have, a Material Adverse Effect, subsequent to the date of the most recent financial statements of Borrower or Guarantor delivered to Lender pursuant to Section 7.03;
     (f) Accounting Changes. Any material change in Borrower’s or Guarantor’s accounting policies or financial reporting practices; and
     (g) Legal and Regulatory Status. The occurrence of any act, omission, change or event, including any Governmental Approval, the result of which is to change or alter in any way the legal or regulatory status of Borrower or Guarantor or any Mortgaged Property if such act, omission, change or event has or may reasonably be expected to have, a Material Adverse Effect.
     Section 7.10. Compliance with Applicable Laws.
     Borrower shall comply in all material respects with all Applicable Laws now or hereafter affecting any Mortgaged Property or any part of any Mortgaged Property or requiring any alterations, repairs or improvements to any Mortgaged Property. Borrower shall procure and continuously maintain in full force and effect, and shall abide by and satisfy all material terms and conditions of all Permits, and shall comply with all written notices from Governmental Authorities.
Colonial/ Grandbridge — Master Credit Facility Agreement

     Section 7.11. Alterations to the Mortgaged Properties.
     Except as otherwise provided in the Loan Documents, Borrower shall have the right to undertake any alteration, improvement, demolition, removal or construction (collectively, “Alterations”) to the Mortgaged Property which it owns without the prior consent of Lender; provided, however, that in any case, no such Alteration shall be made to any Mortgaged Property without the prior written consent of Lender if (i) such Alteration could reasonably be expected to materially and adversely affect the value of such Mortgaged Property or its operation as a multifamily housing facility in substantially the same manner in which it is being operated on the date such property became Collateral, (ii) the construction of such Alteration could reasonably be expected to result in interference to the occupancy of tenants of such Mortgaged Property such that tenants in occupancy with respect to five percent (5%) or more of the Leases would be permitted to terminate their Leases or to abate the payment of all or any portion of their rent, or (iii) such Alteration will be completed in more than twelve (12) months from the date of commencement or in the last year of the Term of this Agreement. Notwithstanding the foregoing, Borrower must obtain Lender’s prior written consent to construct Alterations (other than scheduled repairs and maintenance to existing improvements) with respect to any Mortgaged Property costing in excess of the lesser of (A) ten percent (10%) of the Allocable Facility Amount of such Mortgaged Property or (B) $500,000, and Borrower must give prior written notice to Lender of its intent to construct Alterations (other than scheduled repairs and maintenance to existing improvements) with respect to such Mortgaged Property costing in excess of $100,000; provided, however, that the preceding requirements shall not be applicable to Alterations made, conducted or undertaken by Borrower as part of Borrower’s routine maintenance and repair of the Mortgaged Properties as required by or contemplated under the Loan Documents.
     Section 7.12. Loan Document Taxes.
     If any tax, assessment or Imposition (other than a franchise tax or excise tax imposed on or measured by, the net income or capital (including branch profits tax) of Lender (or any transferee or assignee thereof, including a participation holder)) (“Loan Document Taxes”) is levied, assessed or charged by the United States, or any State in the United States, or any political subdivision or taxing authority thereof or therein upon any of the Loan Documents or the obligations secured thereby, the interest of Lender in the Mortgaged Properties, or Lender by reason of or as holder of the Loan Documents, Borrower shall pay all such Loan Document Taxes to, for, or on account of Lender (or provide funds to Lender for such payment, as the case may be) as they become due and payable and shall promptly furnish proof of such payment to Lender, as applicable. In the event of passage of any law or regulation permitting, authorizing or requiring such Loan Document Taxes to be levied, assessed or charged, which law or regulation in the opinion of counsel to Lender may prohibit Borrower from paying the Loan Document Taxes to or for Lender, Borrower shall enter into such further instruments as may be permitted by law to obligate Borrower to pay such Loan Document Taxes.
Colonial/ Grandbridge — Master Credit Facility Agreement

     Section 7.13. Further Assurances.
     Borrower Parties, at the request of Lender, shall execute and deliver and, if necessary, file or record such statements, documents, agreements, UCC financing and continuation statements and such other instruments and take such further action as Lender from time to time may request as reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement or any of the other Loan Documents or to subject the Collateral to the lien and security interests of the Loan Documents or to evidence, perfect or otherwise implement, to assure the lien and security interests intended by the terms of the Loan Documents or in order to exercise or enforce its rights under the Loan Documents.
     Section 7.14. Transfer of Ownership Interests in Borrower or Guarantor.
     (a) Prohibition on Transfers. Subject to paragraph (b) of this Section 7.14, Borrower and Guarantor shall not cause or permit a Transfer or a Change of Control.
     (b) Permitted Transfers. Notwithstanding the provisions of paragraph (a) of this Section 7.14, the following Transfers of Ownership Interests in Borrower, Guarantor, or General Partner are permitted without the consent of Lender, provided that Borrower shall provide fifteen (15) Business Days prior written notice thereof to Lender (provided, however, that no such notice to Lender need be given with respect to those Permitted Transfers that occur due to the ordinary course of trading of a Publicly-Held Corporation) (“Permitted Transfers”):
          (i) A Transfer that occurs by inheritance, devise, or bequest or by operation of law upon the death of a natural person who is the owner of a direct or indirect Ownership Interest in Borrower or Guarantor.
          (ii) A Transfer to trusts or other entities established for the benefit of the transferor and/or immediate family members for estate planning purposes.
          (iii) A Transfer of any direct or indirect Ownership Interest in Borrower, Guarantor, or General Partner; provided, however, that no Change of Control occurs as the result of such Transfer.
          (iv) The issuance by Borrower or Guarantor of additional membership interests, partnership interests or stock (including by creation of a new class or series of interests or stock and all varieties of convertible debt, equity and other similar securities), as the case may be, and the subsequent direct or indirect Transfer of such interests or stock; provided, however, that no Change of Control occurs as the result of such Transfer.
          (v) Any amendment, modification or any other change in the governing instrument or instruments of Borrower or Guarantor in connection with the creation of a new class or series of interests of stock pursuant to (iv) above; provided, however, that no Change of Control occurs as the result of such Transfer.
          (vi) A merger with or acquisition of or by another entity by Borrower provided that (A) such Borrower is the surviving entity after such merger or acquisition, (B) no Change of
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Control occurs, and (C) such merger or acquisition does not result in an Event of Default, as such terms are defined in this Agreement.
          (vii) A Transfer of any minority non-controlling Ownership Interest in Borrower or Guarantor provided no Change of Control occurs as a result of such Transfer.
          (viii) A conversion of Borrower from one type of legal entity into another type of legal entity for tax or other structuring purposes, provided:
          (A) no Change of Control occurs,
          (B) Borrower provides Lender with prior written notice of such conversion,
          (C) Borrower provides Lender any certificates evidencing such conversion filed with the appropriate Secretary of State,
          (D) Borrower provides Lender new certificates of good standing for such entity,
          (E) Lender reserves the right to file UCC-3 amendments where necessary reflecting the conversion,
          (F) Borrower executes an amendment to this Agreement documenting the conversion, and
          (G) The Title Company shall confirm (via electronic mail or letter) that nothing is needed in the land records (of each of the appropriate jurisdictions) at such time to evidence such conversion, and no endorsements to the title policies are necessary to maintain Lender’s coverage.
          (ix) The Transfer of limited partnership interests by the limited partners of Guarantor, including without limitation, the conversion or exchange of limited partnership interests in Guarantor to shares of common stock or other beneficial or ownership interests or other forms of securities in the General Partner; provided, however, that no Change of Control occurs as the result of such Transfer.
Notwithstanding anything in this Section 7.14 to the contrary, a “Permitted Transfer” shall not include any transfer that Lender, in its reasonable discretion, determines is unacceptable because it would overexpose the Lender or Fannie Mae to the credit risk posed by a third party transferee or its Affiliates, if any.
          (c) Consent to Prohibited Transfers. Lender may, in its sole and absolute discretion, consent to a Transfer that would otherwise violate this Section 7.14 if, prior to the Transfer, Borrower or Guarantor, as the case may be, has satisfied each of the following requirements:
Colonial/ Grandbridge — Master Credit Facility Agreement

                    (i) the submission to Lender of all information required by Lender to make the determination required by this Section 7.14;
                    (ii) the absence of any Event of Default or Potential Event of Default;
                    (iii) the transferee meets all of the eligibility (including the requirement that the proposed transferee is not a Prohibited Person), credit, management and other standards (including any standards with respect to previous relationships between Lender and the transferee and the organization of the transferee) customarily applied by Lender at the time of the proposed Transfer to the approval of borrowers or guarantors, as the case may be, in connection with the origination or purchase of similar mortgages, deeds of trust or deeds to secure debt on multifamily properties;
                    (iv) in the case of a Transfer of direct or indirect Ownership Interests in Borrower or Guarantor, as the case may be, if transferor has obligations under any Loan Documents, the execution by the transferee of one (1) or more individuals or entities acceptable to Lender of an assumption agreement, guaranty or any other required loan documents, as applicable, that is acceptable to Lender and that, among other things, requires the transferee to perform all obligations of transferor or such person set forth in such Loan Document, and may require that the transferee comply with any provisions of this Agreement or any other Loan Document which previously may have been waived by Lender;
                    (v) Lender’s receipt of all of the following:
                    (A) a transfer fee equal to one percent (1%) of the Advances Outstanding immediately prior to the Transfer;
                    (B) a $3,000 review fee; and
                    (C) In addition, Borrower shall be required to reimburse Lender for all of Lender’s reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred in reviewing the Transfer request.
     For the purposes of Section 7.14 and Section 7.15, “Prohibited Person” means (i) a Person that is the subject of, whether voluntary or involuntary, any case, proceeding or other action against such Person under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization, liquidation, rehabilitation, receivership, or relief of debtors, or (ii) any Person with whom Lender is prohibited from doing business pursuant to any law, rule, regulation, judicial proceeding or administrative directive, or (iii) any Person identified on the federal “Excluded Parties List System,” the federal “Office of Foreign Assets and Control Specially Designated Nationals and Blocked Persons” list, the U.S. Department of Housing and Urban Development’s “Limited Denial of Participation, HUD Funding Disqualifications and Voluntary Abstentions List,” or on Lender’s “Multifamily Applicant Experience Check,” each of which may be amended from time to time and any successor or replacement thereof, or (iv) a Person that is determined by Fannie Mae to have an unacceptable level of outstanding debt to Fannie Mae, or (v) a Person that has caused any unsatisfactory experience of a material nature
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with Fannie Mae or Lender, such as a default, fraud, intentional misrepresentation, material litigation, material arbitration or other similar act, or (vi) a Person that is, or whose senior management is, the subject of any pending criminal indictment or criminal investigation relating to an alleged felony or has ever been convicted of a felony or held liable for fraud in a civil or criminal action.
                    (vi) the Transfer will not result in a significant modification under Section 1001 of the Internal Revenue Code of any Advance that has been securitized in a mortgage backed security.
     Section 7.15. Transfer of Ownership of Mortgaged Property.
          (a) Prohibition on Transfers. Subject to paragraph (b) of this Section 7.15, neither Borrower nor Guarantor shall cause or permit a Transfer of all or any part of a Mortgaged Property or interest in any Mortgaged Property.
          (b) Permitted Transfers. Notwithstanding provision (a) of this Section 7.15 or any other provisions of this Agreement or any other Loan Document to the contrary, the following Transfers of a Mortgaged Property by Borrower or Guarantor, upon written notice to Lender (however, prior notice will not be required with respect to the Transfers permitted pursuant to subsections (i) and (ii) below), are permitted without the consent of Lender:
                    (i) The grant of a leasehold interest in individual dwelling units or commercial spaces in accordance with the Security Instrument.
                    (ii) A sale or other disposition of obsolete or worn out personal property which is contemporaneously replaced by comparable personal property of equal or greater value which is free and clear of liens, encumbrances and security interests other than those created by the Loan Documents or Permitted Liens.
                    (iii) The creation of a mechanic’s or materialmen’s lien or judgment lien against a Mortgaged Property which is released of record or otherwise remedied to Lender’s satisfaction within forty-five (45) days of the date of creation.
                    (iv) The grant of an easement if, prior to the granting of the easement, Borrower causes to be submitted to Lender all information required by Lender to evaluate the easement, and if Lender consents to such easement based upon Lender’s determination that the easement will not materially adversely affect the operation of the Mortgaged Property or Lender’s interest in the Mortgaged Property and Borrower pays to Lender, within ten (10) Business Days after demand therefore, all reasonable third party out-of-pocket costs and expenses incurred by Lender in connection with reviewing Borrower’s request. Lender shall not unreasonably withhold its consent to or withhold its agreement to subordinate the lien of a Security Instrument to (A) the grant of a utility easement serving a Mortgaged Property to a publicly operated utility, or (B) the grant of an easement related to expansion or widening of roadways, driveways and parking areas, provided that any such easement is in form and
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substance reasonably acceptable to Lender and does not materially and adversely affect the access, use or marketability of a Mortgaged Property.
          (c) Assumption of Collateral Pool. Notwithstanding paragraph (a) of this Section 7.15, a Transfer of the entire Collateral Pool may be permitted with the prior written consent of Lender if each of the following requirements is satisfied:
                    (i) the transferee (“New Collateral Pool Borrower”) is a Single Purpose entity, and executes an assumption agreement that is acceptable to Lender pursuant to which such New Collateral Pool Borrower assumes all obligations of Borrower and Guarantor under all the applicable Loan Documents and Supplemental Loan Documents;
                    (ii) the applicable Loan Documents and Supplemental Loan Documents shall be amended and restated as deemed necessary or appropriate by Lender to meet the then-applicable requirements of Fannie Mae; provided, however, any waivers granted in connection with any Advances or Supplemental Loan will not be reinstated unless specifically approved by Lender and Fannie Mae;
                    (iii) after giving effect to the assumption, the requirements of Section 5.05 and the General Conditions contained in Section 5.01 shall be satisfied;
                    (iv) New Collateral Pool Borrower shall make such deposits to the reserves or escrow funds established under the Loan Documents and Supplemental Loan Documents, including replacement reserves, completion/repair reserves, and all other required escrow and reserve funds at such times and in such amounts as determined by Lender at the time of the assumption;
                    (v) New Collateral Pool Borrower shall propose a guarantor acceptable to Lender, which guarantor executes and delivers a guaranty acceptable to Lender provided that the guaranty is guaranteeing a non-recourse loan with comparable exceptions to non-recourse as the original Guaranty;
                    (vi) Lender shall be the servicer of the loan; and
                    (vii) the requirements of Section 7.15 are satisfied.
          (d) Consent to Prohibited Transfers. Lender may, in its sole and absolute discretion, consent to a Transfer that would otherwise violate this Section 7.15 if, prior to the Transfer, Borrower has satisfied each of the following requirements:
                    (i) the submission to Lender of all information required by Lender to make the determination required by this Section 7.15;
                    (ii) the absence of any Event of Default or Potential Event of Default;
                    (iii) the transferee meets all of the eligibility (including the requirement that the proposed transferee is not a Prohibited Person), credit, management and other standards
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(including any standards with respect to previous relationships between Lender and the transferee and the organization of the transferee) customarily applied by Lender at the time of the proposed Transfer to the approval of Borrower or Guarantor, as the case may be, in connection with the origination or purchase of similar mortgages, deeds of trust or deeds to secure debt on multifamily properties;
                    (iv) in the case of a Transfer of direct or indirect ownership interests in Borrower or Guarantor, as the case may be, if transferor has obligations under any Loan Documents, the execution by the transferee of one (1) or more individuals or entities acceptable to Lender and/or Fannie Mae of an assumption agreement, guaranty or any other required loan document, as applicable, that is acceptable to Lender and that, among other things, requires the transferee to perform all obligations of transferor or such person set forth in such Loan Document, and may require that the transferee comply with any provisions of this Agreement or any other Loan Document which previously may have been waived by Lender and/or Fannie Mae;
                    (v) the Mortgaged Properties, at the time of the proposed Transfer, meets all standards as to physical condition that are customarily applied by Lender at the time of the proposed Transfer to the approval of properties in connection with the origination or purchase of similar mortgages on multifamily properties;
                    (vi) Lender’s receipt of all of the following:
                    (A) a transfer fee equal to one percent (1%) of the Outstanding Advances immediately prior to the Transfer;
                    (B) a $3,000 review fee; and
                    (C) In addition, Borrower shall be required to reimburse Lender for all of Lender’s reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred in reviewing the Transfer request; and
                    (vii) the Transfer will not result in a significant modification under Section 1001 of the Internal Revenue Code of any Advance that has been securitized in a mortgage backed security.
     Section 7.16. Change in Senior Management.
     Borrower shall give Lender notice of any change in the identity of the Chief Executive Officer, Chief Financial Officer or Executive Vice President within ten (10) Business Days of the occurrence thereof.
     Section 7.17. Date-Down Endorsements.
     At any time and from time to time, a Lender may obtain an endorsement to each Title Insurance Policy containing a Revolving Credit Endorsement (if available and if applicable), amending the effective date of the Title Insurance Policy to the date of the title search performed
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in connection with the endorsement. Borrower shall pay for the cost and expenses incurred by Lender to the Title Company in obtaining such endorsement, provided that, for each Title Insurance Policy, it shall not be liable to pay for more than one (1) such endorsement in any consecutive twelve (12) month period.
     Section 7.18. Ownership of Mortgaged Properties.
     Borrower shall be the sole owner of each of the Mortgaged Properties free and clear of any Liens other than Permitted Liens.
     Section 7.19. Change in Property Manager.
     No change in the Property Manager of each Mortgaged Property shall be made without the prior written consent of Lender, which approval shall be based on the criteria for approval of Property Managers as required by Lender for similar loans anticipated to be sold to Fannie Mae. Lender acknowledges that the Mortgaged Properties are managed by a wholly owned subsidiary of Guarantor and do not possess a formal management agreement. If, with Lender’s prior written consent as provided in this Section 7.19, a third party manager is subsequently retained to manage the Mortgaged Properties, then such third party manager shall execute an Assignment of Management Agreement in form and substance acceptable to Lender. In the event Lender exercises its rights and remedies under the Loan Documents in connection with an Event of Default, then Lender shall also have the right, but not the obligation, to require and choose a third party manager to manage the Mortgaged Properties.
ARTICLE 8
FINANCIAL COVENANTS
     Section 8.01. Cash on Hand.
     Borrower and Guarantor covenant and agree that at all times during the Term of this Agreement that they collectively shall maintain cash, Cash Equivalents, or an immediately available line of credit with a reputable financial institution acceptable to Lender and Fannie Mae in their sole discretion in an amount equal to no less than Five Million Dollars ($5,000,000) (cash, Cash Equivalents and/or the line of credit, collectively, “Cash on Hand”). To the extent not available in the public reports and statements filed by Guarantor under the Securities Exchange Act of 1934, Borrower and Guarantor shall send quarterly reports to Lender specifying the amount and type of Cash on Hand and shall provide such other evidence of the existence of the Cash on Hand as Lender shall request.
     Section 8.02. Net Worth.
     Guarantor covenants and agrees that at all times it shall maintain a Consolidated Tangible Net Worth of no less than One Hundred Million Dollars ($100,000,000). Solely for the purpose of this Section 8.02, the following terms shall have the meaning set forth below:
     “Consolidated Tangible Net Worth” means, as of any date of determination, for the Guarantor and the Subsidiaries, (a) the Shareholders’ Equity of the Guarantor and the
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Subsidiaries on that date, exclusive of minority interests, minus (b) the Intangible Assets of the Guarantor and the Subsidiaries on that date.
     “Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
     “Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity, determined in accordance with GAAP.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Guarantor.
ARTICLE 9
NEGATIVE COVENANTS OF BORROWER AND GUARANTOR
     Borrower and Guarantor, as applicable, agree and covenant with Lender that, at all times during the Term of this Agreement:
     Section 9.01. Other Activities.
     No Borrower Party shall:
     (a) amend its Organizational Documents in any material respect without the prior written consent of Lender, except in connection with a Permitted Transfer;
     (b) change its name without notifying Lender in writing prior to such change;
     (c) dissolve or liquidate in whole or in part;
     (d) except as otherwise provided in this Agreement, without the prior written consent of Lender, merge or consolidate with any Person; or
     (e) use, or permit to be used, any Mortgaged Property for any uses or purposes other than as a Multifamily Residential Property and ancillary uses consistent with Multifamily Residential Properties.
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     Section 9.02. Liens.
     Borrower shall not create, incur, assume or suffer to exist any Lien on any Mortgaged Property or any part of any Mortgaged Property, except the Permitted Liens.
     Section 9.03. Indebtedness.
     Borrower shall not incur or be obligated at any time with respect to any Indebtedness (other than Advances) in connection with or secured by any of the Mortgaged Properties. Neither Borrower nor any owner of Borrower shall (a) incur any “mezzanine debt,” secured or unsecured or issue any preferred equity in connection with providing such mezzanine type financing, or (b) incur any similar Indebtedness or equity with respect to any Mortgaged Property.
     Section 9.04. Principal Place of Business.
     Borrower shall not change its principal place of business, state of formation, legal name or the location of its books and records, each as set forth in Borrower’s Certificate, without first giving thirty (30) days’ prior written notice to Lender.
     Section 9.05. Condominiums.
     Borrower shall not submit any Mortgaged Property to a condominium regime during the Term of this Agreement.
     Section 9.06. Restrictions on Distributions.
     To the extent permitted by tax laws and regulations pertaining to the requirements of a real estate investment trust, Borrower shall not make any distributions of any nature or kind whatsoever to the owners of its Ownership Interests as such if, at the time of such distribution, a Potential Event of Default or an Event of Default has occurred and remains uncured.
     Section 9.07. Conduct of Business.
     The conduct of Borrower’s businesses shall not violate the Organizational Documents pursuant to which it is formed.
     Section 9.08. Ownership of Property.
     Borrower shall not (i) acquire any real or personal property other than the Mortgaged Properties and personal property related to the operation and maintenance of the Mortgaged Properties and (ii) operate any business other than the management and operation of the Mortgaged Properties.
Colonial/ Grandbridge — Master Credit Facility Agreement

ARTICLE 10
FEES
     Section 10.01. Origination Fees.
     (a) Initial Origination Fee. Borrower shall pay to Lender an origination fee (“Initial Origination Fee”) equal to 55 basis points (0.55%) multiplied by the amount Outstanding under the Commitment.
     (b) Additional Origination Fee. Upon the closing of a Future Advance under Section 2.03(b), Borrower shall pay to Lender an origination fee (“Additional Origination Fee”) equal to the product obtained by multiplying (i) the amount of the Advance made on the Closing Date by (ii) 55 basis points (0.55%).
     Section 10.02. Due Diligence Fees.
     (a) Initial Due Diligence Fees. On the Initial Closing Date (or, if the proposed Initial Mortgaged Properties do not become part of the Collateral Pool, on demand), Borrower shall pay to Lender due diligence fees (“Initial Due Diligence Fees”) with respect to each Initial Mortgaged Property in an amount equal to the reasonable out-of-pocket costs incurred by Lender in connection with Lender’s due diligence for such Initial Mortgaged Properties, including but not limited to third party reports required by Lender plus a $4,500 fee per Initial Mortgaged Property (inclusive of a $1,500 fee payable by Lender to Fannie Mae). On or before the Initial Closing Date, Borrower shall pay a deposit toward the Initial Due Diligence Fees equal to the product obtained by multiplying (i) $12,500, by (ii) the number of Initial Mortgaged Properties, minus the portion of the estimated amount of Initial Due Diligence Fees previously paid to Lender by Borrower . On or prior to the Initial Closing Date, Lender shall notify Borrower of the actual amount of the Initial Due Diligence Fees and Borrower shall, on the Initial Closing Date, pay to Lender the remainder of such Initial Due Diligence Fees (if the actual amount of the Initial Due Diligence Fees exceeds the deposit and the other amounts previously paid to Lender by Borrower) or Lender shall promptly refund to Borrower any amounts paid to Lender by Borrower in excess of the Initial Due Diligence Fees (if the actual amount of the Initial Due Diligence Fees is less than the deposit and the other amounts previously paid to Lender by Borrower).
     (b) Additional Due Diligence Fees for Additional Collateral. Borrower shall pay to Lender additional due diligence fees (the “Additional Collateral Due Diligence Fees”) with respect to each Additional Mortgaged Property in an amount equal to the actual costs of Lender’s due diligence for such Additional Mortgaged Properties, including but not limited to third party reports required by Lender plus a $4,500 fee per Additional Mortgaged Property (inclusive of a $1,500 fee payable by Lender to Fannie Mae). In connection with any Addition Request, Borrower shall pay to Lender a deposit toward the Additional Collateral Due Diligence Fees equal to the product obtained by multiplying (i) $12,500, by (ii) the number of Additional Mortgaged Properties. The Additional Collateral Due Diligence Fees not covered by the deposit shall be paid by Borrower on the Closing Date (or if the proposed Additional Mortgaged Property does not become part of the Collateral Pool, on demand) for the Additional Mortgaged
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Property. Any portion of the Additional Collateral Due Diligence Fee paid to Lender not actually used by Lender to cover reasonable due diligence expenses shall be promptly refunded to Borrower.
     Section 10.03. Legal Fees and Expenses.
     (a) Initial Legal Fees. Borrower shall pay, or reimburse Lender for, all reasonable out-of-pocket legal fees and expenses incurred by Lender and by Fannie Mae in connection with the preparation, review and negotiation of this Agreement and any other Loan Documents executed on the date of this Agreement.
     (b) Fees and Expenses Associated with Requests. Borrower shall pay, or reimburse Lender and Fannie Mae for, all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including legal fees and expenses incurred by Lender and Fannie Mae in connection with the preparation, review and negotiation of all documents, instruments and certificates to be executed and delivered in connection with any request under this Agreement (including any request for a Supplemental Loan), the performance by Lender of any of its obligations with respect to any request (including any request for a Supplemental Loan), the satisfaction of all conditions precedent to Borrower’s rights or Lender’s obligations with respect to any request (including any request for a Supplemental Loan), and all transactions related to any of the foregoing, including the cost of title insurance premiums and applicable recordation and transfer taxes and charges and all other reasonable out-of-pocket costs and expenses in connection with a request (including any request for a Supplemental Loan). The obligations of Borrower under this subsection shall be absolute and unconditional, regardless of whether the transaction requested in such request actually occurs. Borrower shall pay such costs and expenses to Lender on the Closing Date for the request, or, as the case may be, after demand by Lender if Lender determines that such request will not be approved or otherwise close.
     Section 10.04. Failure to Close any Request.
     If Borrower makes a Request and fails to close on the Request for any reason other than the default by Lender, then Borrower shall pay to Lender and Fannie Mae all damages incurred by Lender and Fannie Mae in connection with the failure to close.
ARTICLE 11
EVENTS OF DEFAULT
     Section 11.01. Events of Default.
     Each of the following events shall constitute an “Event of Default” under this Agreement, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of Borrower or Guarantor or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority:
     (a) the occurrence of a default under any Loan Document beyond the cure period, if any, set forth therein; or
Colonial/ Grandbridge — Master Credit Facility Agreement

     (b) the failure by Borrower to pay when due any amount payable by Borrower under any Note, any Security Instrument, this Agreement or any other Loan Document, including any fees, costs or expenses;
     (c) the failure by Borrower to perform or observe any covenant set forth in Section 7.09 (Inform Lender of Material Events), Section 7.11 (Alterations to Mortgaged Properties), Section 7.14 (Transfer of Ownership Interests in Borrower and Guarantor), Section 7.15 (Transfer of Ownership of Mortgaged Property), Section 7.18 (Ownership of Mortgaged Properties), Section 7.19 (Change in Property Manager), Section 9.01 (Other Activities), Section 9.02 (Liens), Section 9.03 (Indebtedness), Section 9.06 (Restrictions on Distributions), or Section 9.08 (Ownership of Property); or
     (d) the failure by Borrower to perform or observe any covenant contained in Article 7 or Article 9 (other than those sections specifically referenced in Section 11.01(c) above) for thirty (30) days after receipt of notice of such failure by Borrower from Lender, provided that such period shall be extended for up to thirty (30) additional days if Borrower, in the discretion of Lender, is diligently pursuing a cure of such default within thirty (30) days after receipt of notice from Lender; or
     (e) any warranty, representation or other written statement made by or on behalf of Borrower or Guarantor contained in this Agreement, any other Loan Document or in any instrument furnished in compliance with or in reference to any of the foregoing, is false or misleading in any material respect on any date when made or deemed made; or
     (f) (i) Any Borrower Party shall (A) commence a voluntary case, whether of such Person or an Affiliate thereof, under the Federal bankruptcy laws (as now or hereafter in effect), (B) file a petition as debtor seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, debt adjustment, winding up or composition or adjustment of debts, (C) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (E) admit in writing its inability to pay, or generally not be paying, its debts as they become due, (F) make a general assignment for the benefit of creditors, (G) assert that any Borrower Party has no liability or obligations under this Agreement or any other Loan Document to which it is a party; or (H) take any action for the purpose of effecting any of the foregoing; or (ii) a case or other proceeding shall be commenced against any Borrower Party in any court of competent jurisdiction seeking (A) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding upon or composition or adjustment of debts, or (B) the appointment of a trustee, receiver, custodian, liquidator or the like of any Borrower Party, whether by such Person or an Affiliate thereof, or of all or a substantial part of the property, domestic or foreign, of any Borrower Party, whether by such Person or an Affiliate thereof, and any such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or any order granting the relief requested in any
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such case or proceeding against any Borrower Party, whether by such Person or an Affiliate thereof (including an order for relief under such Federal bankruptcy laws) shall be entered; or
     (g) if any provision of this Agreement or any other Loan Document or the lien and security interest purported to be created hereunder or under any Loan Document shall at any time for any reason cease to be valid and binding in accordance with its terms on Borrower or Guarantor, or shall be declared to be null and void, or the validity or enforceability hereof or thereof or the validity or priority of the lien and security interest created hereunder or under any other Loan Document shall be contested by Borrower or Guarantor seeking to establish the invalidity or unenforceability hereof or thereof, or Borrower or Guarantor (only with respect to the Guaranty) shall deny that it has any further liability or obligation hereunder or thereunder; or
     (h) (i) except as permitted under the Loan Documents, the execution by Borrower of a chattel mortgage or other security agreement on any materials, fixtures or articles used in the construction or operation of the improvements located on any Mortgaged Property or on articles of personal property located therein, or (ii) if any such materials, fixtures or articles are purchased pursuant to any conditional sales contract or other security agreement or otherwise so that the Ownership thereof will not vest unconditionally in Borrower free from encumbrances, or (iii) if Borrower does not furnish to Lender upon request the contracts, bills of sale, statements, receipted vouchers and agreements, or any of them, under which Borrower claim title to any materials, fixtures, or articles referred to in subsections (i) or (ii) of this paragraph (h); or
     (i) the failure by Borrower to comply with any requirement of any Governmental Authority within thirty (30) days after written notice of such requirement shall have been given to Borrower by such Governmental Authority; provided that, if action is commenced and diligently pursued by Borrower within such thirty (30) days, then Borrower shall have an additional ninety (90) days to comply with such requirement; or
     (j) a dissolution or liquidation for any reason (whether voluntary or involuntary) of any Borrower Party; or
     (k) any judgment against Borrower or Guarantor, any attachment or other levy against any portion of Borrower’s or Guarantor’s assets with respect to a claim or claims in an amount in excess of $300,000 individually and/or $550,000 in the aggregate remains unpaid, unstayed on appeal undischarged, unbonded, not fully insured or undismissed for a period of ninety (90) days; or
     (l) the occurrence of a default under any Supplemental Loan beyond the cure period, if any, set forth therein or an event of default under and as defined in any Supplemental Loan Documents; or
     (m) the failure by Borrower or Guarantor to perform or observe any material term, covenant, condition or agreement hereunder, other than as contained in subsections (a) through (o) above, or in any other Loan Document, within thirty (30) days after receipt of notice from Lender identifying such failure, provided such period shall be extended for up to thirty (30)
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additional days if Borrower, in the discretion of Lender, is diligently pursuing a cure of such default within thirty (30) days after receipt of notice from Lender.
ARTICLE 12
REMEDIES
     Section 12.01. Remedies; Waivers.
     Upon the occurrence of an Event of Default, Lender may do any one or more of the following (without presentment, protest or notice of protest, all of which are expressly waived by Borrower Party):
     (a) Lender may, at its sole option, cease making Future Advances and Supplemental Loans, permitting Substitutions under this Agreement, permitting Conversions or closing any Requests and/or not permitting any new Requests under this Agreement.
     (b) by written notice to Borrower, to be effective upon dispatch, terminate the Commitment and declare the principal of, and interest on, the Advances and all other sums owing by Borrower to Lender under any of the Loan Documents forthwith due and payable, whereupon the Commitment will terminate and the principal of, and interest on, the Advances and all other sums owing by Borrower to Lender under any of the Loan Documents will become forthwith due and payable.
     (c) Lender may accelerate any Note without the obligation, but the right to accelerate any other Note and that in the exercise of its rights and remedies under the Loan Documents, Lender may, except as provided in this Agreement, exercise and perfect any and all of its rights in and under the Loan Documents with regard to any Mortgaged Property without the obligation (but with the right) to exercise and perfect its rights and remedies with respect to any other Mortgaged Property and that any such exercise shall be without regard to the Allocable Facility Amount assigned to such Mortgaged Property and that Lender may recover an amount equal to the full amount Outstanding in respect of any of the Notes in connection with such exercise and any such amount shall be applied to the Obligations as determined by Lender in its sole and absolute discretion.
     (d) Lender shall have the right to pursue any other remedies available to it under any of the Loan Documents.
     (e) Lender shall have the right to pursue all remedies available to it at law or in equity, including obtaining specific performance and injunctive relief.
     Section 12.02. Waivers; Rescission of Declaration.
     Lender shall have the right, to be exercised in its complete discretion, to waive any breach hereunder (including the occurrence of an Event of Default), by a writing setting forth the terms, conditions, and extent of such waiver signed by Lender and delivered to Borrower. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the waiver and not to any other similar
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event or occurrence which occurs subsequent to the date of such waiver. This provision shall not be construed to permit the waiver of any condition to a Request otherwise provided for herein.
     Section 12.03. Lender’s Right to Protect Collateral and Perform Covenants and Other Obligations.
     If Borrower or Guarantor fails to perform the covenants and agreements contained in this Agreement or any of the other Loan Documents, then Lender at Lender’s option may make such appearances, disburse such sums and take such action as Lender deems necessary, in its sole discretion, to protect Lender’s interest, including (a) disbursement of reasonable attorneys’ fees, (b) entry upon the Mortgaged Property to make repairs and replacements, (c) procurement of satisfactory insurance as provided in Section 5 of the Security Instrument encumbering the Mortgaged Property, and (d) if the Security Instrument is on a leasehold, exercise of any option to renew or extend the ground lease on behalf of Borrower and the curing of any default of Borrower in the terms and conditions of the ground lease. Any amounts disbursed by Lender pursuant to this Section 12.03, with interest thereon, shall become additional Indebtedness of Borrower secured by the Loan Documents. Unless Borrower and Lender agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the weighted average, as determined by Lender, of the interest rates in effect from time to time for each Advance unless collection from Borrower of interest at such rate would be contrary to Applicable Law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under Applicable Law. Nothing contained in this Section 12.03 shall require Lender to incur any expense or take any action hereunder.
     Section 12.04. No Remedy Exclusive.
     Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Loan Documents or existing at law or in equity.
     Section 12.05. No Waiver.
     No delay or omission to exercise any right or power accruing under any Loan Document upon the happening of any Event of Default or Potential Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.
     Section 12.06. No Notice.
     To entitle Lender to exercise any remedy reserved to Lender in this Article, it shall not be necessary to give any notice, other than such notice as may be required under the applicable provisions of this Agreement or any of the other Loan Documents.
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ARTICLE 13
INSURANCE, REAL ESTATE TAXES AND REPLACEMENT RESERVES
     Section 13.01. Insurance and Real Estate Taxes.
     Borrower shall (unless waived by Lender in the Security Instrument) establish funds for Taxes, insurance premiums and certain other charges for each Mortgaged Property in accordance with Section 7(a) of the Security Instrument for each Mortgaged Property.
     Section 13.02. Replacement Reserves.
     Borrower shall execute a Replacement Reserve Agreement for the Mortgaged Properties and shall (unless waived by Lender pursuant to the Replacement Reserve Agreement) make all deposits for replacement reserves in accordance with the terms of the Replacement Reserve Agreement.
ARTICLE 14
LIMITS ON PERSONAL LIABILITY
     Section 14.01. Personal Liability to Borrower.
     (a) Limits on Personal Liability. Except as otherwise provided in this Section 14.01, Borrower and Guarantor shall have no personal liability under the Loan Documents for the repayment of any Indebtedness or for the performance of any other Obligations of Borrower under the Loan Documents, and Lender’s only recourse for the satisfaction of the Indebtedness and the performance of such Obligations shall be Lender’s exercise of its rights and remedies with respect to the Mortgaged Properties and any other Collateral held by Lender as security for the Indebtedness.
     (b) Exceptions to Limits on Personal Liability. Borrower and Guarantor shall be personally liable to Lender for the repayment of a portion of the Advances and other amounts due under the Loan Documents equal to any loss or damage suffered by Lender as a result of (i) failure of Borrower to pay to Lender upon demand after an Event of Default all Rents to which Lender is entitled under Section 3(a) of the Security Instrument encumbering the Mortgaged Property and the amount of all security deposits collected by Borrower from tenants then in residence; (ii) failure of Borrower to apply all insurance proceeds, condemnation proceeds or security deposits from tenants as required by the Security Instrument encumbering the Mortgaged Property; (iii) failure of such Borrower or Guarantor to comply with its obligations under the Loan Documents with respect to the delivery of books and records and financial statements; (iv) fraud or written material misrepresentation by Borrower or Guarantor, or any officer, director, partner, member or employee of Borrower or Guarantor in connection with the application for or creation of the Obligations or any request for any action or consent by Lender; or (v) failure to apply Rents (including pre-paid rents), first, to the payment of reasonable operating expenses and then to amounts (“Debt Service Amounts”) payable under the Loan Documents (except that Borrower or Guarantor will not be personally liable (A) to the extent that Borrower or Guarantor lacks the legal right to direct the disbursement of such sums because of a
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bankruptcy, receivership or similar judicial proceeding, or (B) with respect to Rents of a Mortgaged Property that are distributed in any Calendar Quarter if Borrower has paid all operating expenses and Debt Service Amounts for that Calendar Quarter).
     (c) Full Recourse. Borrower and Guarantor shall be personally liable to Lender for the payment and performance of all Obligations upon the occurrence of any of the following: (i) Borrower acquisition of any property or operation of any business not permitted by the Single Purpose requirements in the Loan Documents; or (ii) a Transfer that is an Event of Default under any Loan Documents; or (iii) Borrower’s failure to honor any and all indemnification obligations contained in Section 18 (environmental) of any Security Instrument; or (iv) any of the items identified in Section 11.01(f)(i)(A) through (H), inclusive.
     (d) Miscellaneous. To the extent that Borrower or Guarantor has personal liability under this Section 14.01, or Guarantor has liability under the Guaranty, such liability shall be joint and several and Lender may exercise its rights against Borrower or Guarantor personally without regard to whether Lender has exercised any rights against the Mortgaged Property or any other security, or pursued any rights against any guarantor, or pursued any other rights available to Lender under the Loan Documents or Applicable Law. For purposes of this Article 14, the term “Mortgaged Property” shall not include any funds that (i) have been applied by Borrower as required or permitted by the Loan Documents prior to the occurrence of an Event of Default, or (ii) are owned by Borrower or Guarantor and which Borrower was unable to apply as required or permitted by the Loan Documents because of a bankruptcy, receivership, or similar judicial proceeding.
     (e) Permitted Transfer Not Release. No Transfer by any Person of its Ownership Interests in Borrower shall release Borrower or Guarantor from liability under this Article, this Agreement or any other Loan Document, unless Lender shall have approved the Transfer and shall have expressly released Borrower or Guarantor in connection with the Transfer.
     Section 14.02. Additional Borrowers.
     If the owner of an Additional Mortgaged Property is a new Borrower, the owner of such Additional Mortgaged Property must demonstrate to the satisfaction of Lender that:
     (a) such new Borrower complies with the definition of “Additional Borrower;” and
     (b) the Additional Borrower is a Single-Purpose entity, unless otherwise approved by Lender, and is directly or indirectly wholly owned by Guarantor.
     In addition, on the Closing Date of the Addition of an Additional Mortgaged Property, the owner of such Additional Mortgaged Property, if such owner is an Additional Borrower, shall become a party to a contribution agreement in a manner satisfactory to Lender, shall deliver a Certificate of Borrower in form and substance satisfactory to Lender, and execute and deliver, along with the other Borrowers, Variable Facility Notes and/or Fixed Facility Notes. Any Additional Borrower of an Additional Mortgaged Property which becomes added to the Collateral Pool shall be a Borrower for purposes of this Agreement and shall execute and deliver
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to Lender an amendment adding such Additional Borrower as a party to this Agreement and revising the Exhibits hereto, as applicable, to reflect the Additional Mortgaged Property and Additional Borrower, in each case satisfactory to Lender.
     Upon the release of a Mortgaged Property, in the event that the Borrower which owns such Release Mortgaged Property owns no other Mortgaged Property in the Collateral Pool, such Borrower shall automatically without further action be released from its obligations under this Agreement and the other Loan Documents except for (i) any liabilities or obligations of such Borrower which arose prior to the Closing Date of such release and (ii) any Obligations that survive release as specifically set forth in Section 18 (Environmental Hazards) of the Security Instrument.
     Section 14.03. Borrower Agency Provisions.
     (a) Each Borrower and Additional Borrower hereby irrevocably designates CMF 7 Portfolio LLC as the borrower agent (the “Borrower Agent”) to be its agent and in such capacity to receive on behalf of Borrower all proceeds, receive all notices on behalf of Borrower under this Agreement, make all requests under this Agreement, and execute, deliver and receive all instruments, certificates, requests, documents, amendments, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower, and hereby authorizes Lender to pay over all loan proceeds hereunder in accordance with the direction of Borrower Agent. Each Borrower hereby acknowledges that all notices required to be delivered by Lender to any Borrower shall be delivered to Borrower Agent and thereby shall be deemed to have been received by such Borrower.
     (b) The handling of this Credit Facility as a co-borrowing facility with a Borrower Agent in the manner set forth in this Agreement is solely as an accommodation to Borrower and is at their request. Lender shall not incur liability to Borrower as a result thereof. To induce Lender to do so and in consideration thereof, each Borrower hereby indemnifies Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of Borrower Agent handling of the financing arrangements of Borrower as provided herein, reliance by Lender on any request or instruction from Borrower Agent or any other action taken by Lender with respect to this Section 14.03 except due to willful misconduct or gross negligence of the indemnified party.
     Section 14.04. Waivers With Respect to Other Borrower Secured Obligation (for Mortgaged Properties located in California).
     To the extent that a Security Instrument or any other Loan Document executed by one Borrower secures an Obligation of another Borrower (the “Other Borrower Secured Obligation”), and/or to the extent that a Borrower has guaranteed the debt of another Borrower pursuant to Article 14, Borrower who executed such Loan Document and/or guaranteed such debt (the “Waiving Borrower”) hereby agrees, to the extent permitted by law, to the provisions of this Section 14.04. To the extent that any Mortgaged Properties are located in California, and to the extent permitted by law, the references to the California Code below shall apply to this
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Agreement and any California Security Instrument securing a California Mortgaged Property, otherwise the California Code shall have no effect on this Agreement or any other Loan Document.
     (a) The Waiving Borrower hereby waives any right it may now or hereafter have to require the beneficiary, assignee or other secured party under such Loan Document, as a condition to the exercise of any remedy or other right against it thereunder or under any other Loan Document executed by the Waiving Borrower in connection with the Other Borrower Secured Obligation: (i) to proceed against the other Borrower or any other person, or against any other collateral assigned to Lender by either Borrower or any other person; (ii) to pursue any other right or remedy in Lender’s power; (iii) to give notice of the time, place or terms of any public or private sale of real or personal property collateral assigned to Lender by the other Borrower or any other person (other than the Waiving Borrower), or otherwise to comply with Section 9615 of the California Commercial Code (as modified or recodified from time to time) with respect to any such personal property collateral located in the State of California; or (iv) to make or give (except as otherwise expressly provided in the Security Documents) any presentment, demand, protest, notice of dishonor, notice of protest or other demand or notice of any kind in connection with the Other Borrower Secured Obligation or any collateral (other than the Collateral described in such Security Document) for the Other Borrower Secured Obligation.
     (b) The Waiving Borrower hereby waives any defense it may now or hereafter have that relates to: (i) any disability or other defense of the other Borrower or any other person; (ii) the cessation, from any cause other than full performance, of the Other Borrower Secured Obligation; (iii) the application of the proceeds of the Other Borrower Secured Obligation, by the other Borrower or any other person, for purposes other than the purposes represented to the Waiving Borrower by the other Borrower or otherwise intended or understood by the Waiving Borrower or the other Borrower; (iv) any act or omission by Lender which directly or indirectly results in or contributes to the release of the other Borrower or any other person or any collateral for any Other Borrower Secured Obligation; (v) the unenforceability or invalidity of any Security Document or Loan Document (other than the Security Instrument executed by the Waiving Borrower that secures the Other Borrower Secured Obligation) or guaranty with respect to any Other Borrower Secured Obligation, or the lack of perfection or continuing perfection or lack of priority of any Lien (other than the Lien of such Security Instrument) which secures any Other Borrower Secured Obligation; (vi) any failure of Lender to marshal assets in favor of the Waiving Borrower or any other person; (vii) any modification of any Other Borrower Secured Obligation, including any renewal, extension, acceleration or increase in interest rate; (viii) any and all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Waiving Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (ix) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (x) any failure of Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any person; (xi) the election by Lender, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code; (xii) any
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extension of credit or the grant of any lien under Section 364 of the Bankruptcy Code; (xiii) any use of cash collateral under Section 363 of the Bankruptcy Code; or (xiv) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person. The Waiving Borrower further waives any and all rights and defenses that it may have because the Other Borrower Secured Obligation is secured by real property; this means, among other things, that: (A) Lender may collect from the Waiving Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrower; (B) if Lender forecloses on any real property collateral pledged by the other Borrower, then (C) the amount of the Other Borrower Secured Obligation may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (D) Lender may foreclose on the real property encumbered by the Security Instrument executed by the Waiving Borrower and securing the Other Borrower Secured Obligation even if Lender, by foreclosing on the real property collateral of the Other Borrower, has destroyed any right the Waiving Borrower may have to collect from the Other Borrower. Subject to the last sentence of Section 14.03, the foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses the Waiving Borrower may have because the Other Borrower Secured Obligation is secured by real property. These rights and defenses being waived by the Waiving Borrower include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Without limiting the generality of the foregoing or any other provision hereof, the Waiving Borrower further expressly waives, except as provided in Section 14.04(g) below, to the extent permitted by law any and all rights and defenses, which might otherwise be available to it under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, or under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections.
     (c) The Waiving Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2810 and agrees that by doing so the Security Instrument executed by the Waiving Borrower and securing the Other Borrower Secured Obligation shall be and remain in full force and effect even if the other Borrower had no liability at the time of incurring the Other Borrower Secured Obligation, or thereafter ceases to be liable. The Waiving Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2809 and agrees that by doing so the Waiving Borrower’s liability may be larger in amount and more burdensome than that of the other Borrower. The Waiving Borrower hereby waives the benefit of all principles or provisions of law, which are or might be in conflict with the terms of any of its waivers, and agrees that the Waiving Borrower’s waivers shall not be affected by any circumstances, which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. The Waiving Borrower hereby waives the benefits of any right of discharge and all other rights under any and all statutes or other laws relating to guarantors or sureties, to the fullest extent permitted by law, diligence in collecting the Other Borrower Secured Obligation, presentment, demand for payment, protest, all notices with respect to the Other Borrower Secured Obligation, which may be required by statute, rule of law or otherwise to preserve Lender’s rights against the Waiving Borrower hereunder, including notice of acceptance, notice of any amendment of the Loan Documents evidencing the Other Borrower Secured Obligation, notice of the occurrence of any default or Event of Default, notice of intent to accelerate, notice of acceleration, notice of dishonor, notice of foreclosure, notice of protest, notice of the incurring by the other Borrower of any obligation or indebtedness and all rights to require Lender to (i)
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proceed against the other Borrower, (ii) proceed against any general partner or managing member of the other Borrower, (iii) proceed against or exhaust any collateral held by Lender to secure the Other Borrower Secured Obligation, or (iv) if the other Borrower is a partnership, pursue any other remedy it may have against the other Borrower, or any general partner of the other Borrower, including any and all benefits under California Civil Code Sections 2845, 2849 and 2850.
     (d) The Waiving Borrower understands that the exercise by Lender of certain rights and remedies contained in a Security Instrument executed by the other Borrower (such as a nonjudicial foreclosure sale) may affect or eliminate the Waiving Borrower’s right of subrogation against the other Borrower and that the Waiving Borrower may therefore incur a partially or totally nonreimburseable liability. Nevertheless, the Waiving Borrower hereby authorizes and empowers Lender to exercise, in its sole and absolute discretion, any right or remedy, or any combination thereof, which may then be available, since it is the intent and purpose of the Waiving Borrower that its waivers shall be absolute, independent and unconditional under any and all circumstances.
     (e) In accordance with Section 2856 of the California Civil Code, the Waiving Borrower also waives any right or defense based upon an election of remedies by Lender, even though such election (e.g., nonjudicial foreclosure with respect to any collateral held by Lender to secure repayment of the Other Borrower Secured Obligation) destroys or otherwise impairs the subrogation rights of the Waiving Borrower to any right to proceed against the other Borrower for reimbursement, or both, by operation of Section 580d of the California Code of Civil Procedure or otherwise.
     (f) In accordance with Section 2856 of the California Civil Code, the Waiving Borrower waives any and all other rights and defenses available to the Waiving Borrower by reason of Sections 2787 through 2855, inclusive, of the California Civil Code, including any and all rights or defenses the Waiving Borrower may have by reason of protection afforded to the other Borrower with respect to the Other Borrower Secured Obligation pursuant to the antideficiency or other laws of the State of California limiting or discharging the Other Borrower Secured Obligation, including Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure.
     (g) In accordance with Section 2856 of the California Civil Code and pursuant to any other Applicable Law, the Waiving Borrower agrees to withhold the exercise of any and all subrogation, contribution and reimbursement rights against the other Borrower, against any other person, and against any collateral or security for the Other Borrower Secured Obligation, including any such rights pursuant to Sections 2847 and 2848 of the California Civil Code, until the Other Borrower Secured Obligation has been indefeasibly paid and satisfied in full, all obligations owed to Lender under the Loan Documents have been fully performed, and Lender has released, transferred or disposed of all of their right, title and interest in such collateral or security.
     (h) Each Borrower hereby irrevocably and unconditionally agrees that in the event that, notwithstanding Section 14.04(g) hereof, to the extent its agreement and waiver set forth in
Colonial/ Grandbridge — Master Credit Facility Agreement

Section 14.04(g) is found by a court of competent jurisdiction to be void or voidable for any reason and such Borrower has any subrogation or other rights against any other Borrower, any such claims, direct or indirect, that such Borrower may have by subrogation rights or other form of reimbursement, contribution or indemnity, against any other Borrower or to any security or any such Borrower, shall be and such rights, claims and indebtedness are hereby deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations. Until payment and performance in full with interest (including post-petition interest in any case under any chapter of the Bankruptcy Code) of the Obligations, each Borrower agrees not to accept any payment or satisfaction of any kind on Indebtedness of any other Borrower in respect of any such subrogation rights arising by virtue of payments made pursuant to this Article 14, and hereby assigns such rights or indebtedness to Lender, including the right to file proofs of claim and to vote thereon in connection with any case under any chapter of the Bankruptcy Code, including the right to vote on any plan of reorganization. In the event that any payment on account of any such subrogation rights shall be received by any Borrower in violation of the foregoing, such payment shall be held in trust for the benefit of Lender, and any amount so collected should be turned over to Lender for application to the Obligations.
     (i) At any time without notice to the Waiving Borrower, and without affecting or prejudicing the right of Lender to proceed against the Collateral described in any Loan Document executed by the Waiving Borrower and securing the Other Borrower Secured Obligation, (i) the time for payment of the principal of or interest on, or the performance of, the Other Borrower Secured Obligation may be extended or the Other Borrower Secured Obligation may be renewed in whole or in part; (ii) the time for the other Borrower’s performance of or compliance with any covenant or agreement contained in the Loan Documents evidencing the Other Borrower Secured Obligation, whether presently existing or hereinafter entered into, may be extended or such performance or compliance may be waived; (iii) the maturity of the Other Borrower Secured Obligation may be accelerated as provided in the related Note or any other related Loan Document; (iv) the related Note or any other related Loan Document may be modified or amended by Lender and the other Borrower in any respect, including an increase in the principal amount; and (v) any security for the Other Borrower Secured Obligation may be modified, exchanged, surrendered or otherwise dealt with or additional security may be pledged or mortgaged for the Other Borrower Secured Obligation.
     (j) It is agreed among each Borrower and Lender that all of the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the Loan Documents and that but for the provisions of this Article 14 and such waivers Lender would decline to enter into this Agreement.
     Section 14.05. Joint and Several Obligation; Cross-Guaranty.
     Notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary (but subject to the last sentence of this Section 14.05 and the provisions of Section 14.01 and Section 14.12), each Borrower shall have joint and several liability for all Obligations. Notwithstanding the intent of all of the parties to this Agreement that all Obligations of each Borrower under this Agreement and the other Loan Documents shall be joint and several
Colonial/ Grandbridge — Master Credit Facility Agreement

Obligations of each Borrower, each Borrower, on a joint and several basis, hereby irrevocably guarantees on a non-recourse basis, subject to the exceptions to non-recourse provisions of Section 14.01, to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each other Borrower. Each Borrower agrees that its non-recourse guaranty obligation hereunder is an unconditional guaranty of payment and performance and not merely a guaranty of collection. The Obligations of each Borrower under this Agreement shall not be subject to any counterclaim, set-off, recoupment, deduction, cross-claim or defense based upon any claim any Borrower may have against Lender or any other Borrower; provided, however, that upon the release of a Mortgaged Property, Borrower which owns such Release Mortgaged Property shall automatically without further action be released from its obligations under this Agreement and the other Loan Documents, except for any liabilities or obligations of such Borrower which arose prior to the Closing Date of such release or for any provisions of this Agreement and the other Loan Documents that are expressly stated to survive any release or termination.
     Section 14.06. No Impairment.
     Each Borrower agrees that the provisions of this Article 14 are for the benefit of Lender and their successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Lender, the obligations of such other Borrower under the Loan Documents.
     Section 14.07. Election of Remedies.
          (a) Lender, in its discretion, may (i) bring suit against any one or more Borrower, jointly and severally, without any requirement that Lender first proceed against any other Borrower or any other Person; (ii) compromise or settle with any one or more Borrower, or any other Person, for such consideration as Lender may deem proper; (iii) release one or more Borrower, or any other Person, from liability; and (iv) otherwise deal with any Borrower and any other Person, or any one or more of them, in any manner, or resort to any of the Collateral at any time held by it for performance of the Obligations or any other source or means of obtaining payment of the Obligations, and no such action shall impair the rights of Lender to collect from any Borrower any amount guaranteed by any Borrower under this Article 14.
          (b) If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its rights to enter a deficiency judgment against any Borrower or any other Person, whether because of any Applicable Laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss or any rights of subrogation which each Borrower might otherwise have had but for such action by Lender. Any election of remedies which results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or any of the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of
Colonial/ Grandbridge — Master Credit Facility Agreement

such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be amount of the Obligations guaranteed under this Article 14, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.
     Section 14.08. Subordination of Other Obligations.
     (a) Each Borrower hereby irrevocably and unconditionally agrees that all amounts payable from time to time to such Borrower by any other Borrower pursuant to any agreement, whether secured or unsecured, whether of principal, interest or otherwise, other than the amounts referred to in this Article 14 (collectively, the “Subordinated Obligations”), shall be and such rights, claims and indebtedness are, hereby deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations; provided, however, that payments may be received by any Borrower in accordance with, and only in accordance with, the provisions of Section 14.08(b) hereof.
     (b) Until the Obligations under all the Loan Documents have been finally paid in full or fully performed and all the Loan Documents have been terminated, each Borrower irrevocably and unconditionally agrees it will not ask, demand, sue for, take or receive, directly or indirectly, by set-off, redemption, purchase or in any other manner whatsoever, any payment with respect to, or any security or guaranty for, the whole or any part of the Subordinated Obligations, and in issuing documents, instruments or agreements of any kind evidencing the Subordinated Obligations, each Borrower hereby agrees that it will not receive any payment of any kind on account of the Subordinated Obligations, so long as any of the Obligations under all the Loan Documents are Outstanding or any of the terms and conditions of any of the Loan Documents are in effect; provided, however, that, notwithstanding anything to the contrary contained herein, if no Potential Event of Default or Event of Default or any other event or condition which would constitute an Event of Default after notice or lapse of time or both has occurred and is continuing under any of the Loan Documents, then (i) payments may be received by such Borrower in respect of the Subordinated Obligations in accordance with the stated terms thereof, and (ii) each Borrower and Guarantor shall be permitted to make distributions in accordance with the terms of the applicable Organizational Documents. Except as aforesaid, each Borrower agrees not to accept any payment or satisfaction of any kind of indebtedness of any other Borrower in respect of the Subordinated Obligations and hereby assigns such rights or indebtedness to Fannie Mae, including the right to file proofs of claim and to vote thereon in connection with any case under any chapter of the Bankruptcy Code, including the right to vote on any plan of reorganization. In the event that any payment on account of Subordinated Obligations shall be received by any Borrower in violation of the foregoing, such payment shall be held in trust for the benefit of Lender, and any amount so collected shall be turned over to Lender upon demand.
Colonial/ Grandbridge — Master Credit Facility Agreement

     Section 14.09. Insolvency and Liability of Other Borrower.
     So long as any of the Obligations are Outstanding, if a petition under any chapter of the Bankruptcy Code is filed by or against any Borrower (the “Subject Borrower” for the purposes of Section 14.09, Section 14.10, Section 14.11 and Section 14.12 of this Agreement), each other Borrower (each, an “Other Borrower” for the purposes of Section 14.09, Section 14.10, Section 14.11 and Section 14.12 of this Agreement) agrees to file all claims against the Subject Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in connection with indebtedness owed by the Subject Borrower and to assign to Lender all rights thereunder up to the amount of such indebtedness. In all such cases, the Person or Persons authorized to pay such claims shall pay to Lender the full amount thereof and Lender agrees to pay such Other Borrower any amounts received in excess of the amount necessary to pay the Obligations. Each Other Borrower hereby assigns to Lender all of such Borrower’s rights to all such payments to which such Other Borrower would otherwise be entitled but not to exceed the full amount of the Obligations. In the event that, notwithstanding the foregoing, any such payment shall be received by any Other Borrower before the Obligations shall have been finally paid in full, such payment shall be held in trust for the benefit of and shall be paid over to Lender upon demand. Furthermore, notwithstanding the foregoing, the liability of each Borrower hereunder shall in no way be affected by:
     (a) the release or discharge of any Other Borrower in any creditors’, receivership, bankruptcy or other proceedings; or
     (b) the impairment, limitation or modification of the liability of any Other Borrower or the estate of any Other Borrower in bankruptcy resulting from the operation of any present or future provisions of any chapter of the Bankruptcy Code or other statute or from the decision in any court.
     Section 14.10. Preferences, Fraudulent Conveyances, Etc.
     If Lender is required to refund, or voluntarily refunds, any payment received from any Borrower because such payment is or may be avoided, invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, fraudulent conveyance, impermissible setoff or a diversion of trust funds under the bankruptcy laws or for any similar reason, including without limitation any judgment, order or decree of any court or administrative body having jurisdiction over any Borrower or any of its property, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, or any statement or compromise of any claim effected by Lender with any Borrower or any other claimant (a “Rescinded Payment”), then each Other Borrower’s liability to Lender shall continue in full force and effect, or each Other Borrower’s liability to Lender shall be reinstated and renewed, as the case may be, with the same effect and to the same extent as if the Rescinded Payment had not been received by Lender, notwithstanding the cancellation or termination of any of the Loan Documents, and regardless of whether Lender contested the order requiring the return of such payment. In addition, each Other Borrower shall pay, or reimburse Lender for, all expenses (including all reasonable attorneys’ fees, court costs and related disbursements) incurred by Lender in the defense of any
Colonial/ Grandbridge — Master Credit Facility Agreement

claim that a payment received by Lender in respect of all or any part of the Obligations must be refunded. The provisions of this Section 14.10 shall survive the termination of Loan Documents and any satisfaction and discharge of any Borrower by virtue of any payment, court order or any federal or state law.
     Section 14.11. Maximum Liability of Each Borrower.
     Notwithstanding anything contained in this Agreement or any of the Loan Documents to the contrary, if the obligations of any Borrower under this Agreement or any of the other Loan Documents or any Security Instruments granted by any Borrower are determined to exceed the reasonably equivalent value received by such Borrower in exchange for such obligations or grant of such Security Instruments under any Fraudulent Transfer Law (as hereinafter defined), then such liability of such Borrower shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations under this Agreement or all the Other Borrower Documents subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of Indebtedness to any Other Borrower or any other Person that is an Affiliate of the Other Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Borrower in respect of the Obligations) and after giving effect (as assets) to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Borrower pursuant to Applicable Law or pursuant to the terms of any agreement including any contribution agreement.
     Section 14.12. Liability Cumulative; References to California Law.
     The liability of each Borrower under this Article 14 is in addition to and shall be cumulative with all liabilities of such Borrower to Lender under this Agreement and all the other Loan Documents to which such Borrower is a party or in respect of any Obligations of any Other Borrower. All references in Article 14 to California law are only applicable if any Mortgaged Property is located in California.
ARTICLE 15
MISCELLANEOUS PROVISIONS
     Section 15.01. Counterparts.
     To facilitate execution, this Agreement may be executed in any number of counterparts. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, appear on one or more counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making
Colonial/ Grandbridge — Master Credit Facility Agreement

proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.
     Section 15.02. Amendments, Changes and Modifications.
     This Agreement may be amended, changed, modified, altered or terminated only by written instrument or written instruments signed by all of the parties hereto.
     Section 15.03. Payment of Costs, Fees and Expenses.
     In addition to the payments required by Article 10 of this Agreement, Borrower shall pay, on demand, all reasonable third party out-of-pocket fees, costs, charges or expenses (including the reasonable fees and expenses of attorneys, accountants and other experts) incurred by Lender in connection with:
     (a) Any amendment, consent or waiver to this Agreement or any of the Loan Documents (whether or not any such amendments, consents or waivers are entered into).
     (b) Defending or participating in any litigation arising from actions by third parties and brought against or involving Lender with respect to (i) any Mortgaged Property, (ii) any event, act, condition or circumstance in connection with any Mortgaged Property or (iii) the relationship between Lender and Borrower and Guarantor in connection with this Agreement or any of the transactions contemplated by this Agreement.
     (c) The administration or enforcement of, or preservation of rights or remedies under, this Agreement or any other Loan Documents or in connection with the foreclosure upon, sale of or other disposition of any Collateral granted pursuant to the Loan Documents.
     (d) Any disclosure documents, including fees payable to any rating agencies, including the reasonable fees and expenses of Lender’s attorneys and accountants.
Borrower shall also pay, on demand, any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution, delivery, filing, recordation, performance or enforcement of any of the Loan Documents or the Advances. However, Borrower will not be obligated to pay any franchise, excise, estate, inheritance, income, excess profits or similar tax on Lender. Any attorneys’ fees and expenses payable by Borrower pursuant to this Section 15.03 shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. Any amounts payable by Borrower pursuant to this Section 15.03, with interest thereon if not paid when due, shall become additional Indebtedness of Borrower secured by the Loan Documents. Such amounts shall bear interest from the date such amounts are due until paid in full at the weighted average, as determined by Lender, of the interest rates in effect from time to time for each Advance unless collection from Borrower of interest at such rate would be contrary to Applicable Law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under Applicable Law. The provisions of this Section 15.03 are cumulative with, and do not exclude the application and benefit to Lender of, any
Colonial/ Grandbridge — Master Credit Facility Agreement

provision of any other Loan Document relating to any of the matters covered by this Section 15.03.
     Section 15.04. Payment Procedure.
     All payments to be made to Lender pursuant to this Agreement or any of the Loan Documents shall be made in lawful currency of the United States of America and in immediately available funds by wire transfer to an account designated by Lender before 2:00 p.m. (Eastern Standard Time or Eastern Daylight Savings Time, as applicable) on the date when due.
     Section 15.05. Payments on Business Days.
     In any case in which the date of payment to Lender or the expiration of any time period hereunder occurs on a day which is not a Business Day, then such payment or expiration of such time period need not occur on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the day of maturity or expiration of such period, except that interest shall continue to accrue for the period after such date to the next Business Day.
     Section 15.06. Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial.
     NOTWITHSTANDING ANYTHING IN THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS TO THE CONTRARY, EACH OF THE TERMS AND PROVISIONS, AND RIGHTS AND OBLIGATIONS OF BORROWER UNDER THIS AGREEMENT AND THE NOTES, GUARANTOR UNDER THE GUARANTY, AND BORROWER, GUARANTOR AND LENDER UNDER THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED BY, INTERPRETED, CONSTRUED AND ENFORCED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA (EXCLUDING THE LAW APPLICABLE TO CONFLICTS OR CHOICE OF LAW) EXCEPT TO THE EXTENT OF PROCEDURAL AND SUBSTANTIVE MATTERS RELATING ONLY TO (a) THE CREATION, PERFECTION AND FORECLOSURE OF LIENS AND SECURITY INTERESTS, AND ENFORCEMENT OF THE RIGHTS AND REMEDIES, AGAINST THE MORTGAGED PROPERTIES, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED, (b) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF SECURITY INTERESTS ON PERSONAL PROPERTY (OTHER THAN DEPOSIT ACCOUNTS), WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION DETERMINED BY THE CHOICE OF LAW PROVISIONS OF THE UNIFORM COMMERCIAL CODE IN EFFECT FOR THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED AND (c) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF DEPOSIT ACCOUNTS, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE DEPOSIT ACCOUNT IS LOCATED. BORROWER, GUARANTOR AND LENDER AGREE THAT ANY CONTROVERSY ARISING UNDER OR IN RELATION TO THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY
Colonial/ Grandbridge — Master Credit Facility Agreement

INSTRUMENTS) OR ANY OTHER LOAN DOCUMENT SHALL BE, EXCEPT AS OTHERWISE PROVIDED HEREIN, LITIGATED IN DISTRICT OF COLUMBIA. THE LOCAL AND FEDERAL COURTS AND AUTHORITIES WITH JURISDICTION IN DISTRICT OF COLUMBIA SHALL, EXCEPT AS OTHERWISE PROVIDED HEREIN, HAVE JURISDICTION OVER ALL CONTROVERSIES WHICH MAY ARISE UNDER OR IN RELATION TO THE LOAN DOCUMENTS, INCLUDING THOSE CONTROVERSIES RELATING TO THE EXECUTION, JURISDICTION, BREACH, ENFORCEMENT OR COMPLIANCE WITH THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY INSTRUMENTS) OR ANY OTHER ISSUE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS. BORROWER, GUARANTOR AND LENDER IRREVOCABLY CONSENT TO SERVICE, JURISDICTION, AND VENUE OF SUCH COURTS FOR ANY LITIGATION ARISING FROM THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS, AND WAIVES ANY OTHER VENUE TO WHICH IT MIGHT BE ENTITLED BY VIRTUE OF DOMICILE, HABITUAL RESIDENCE OR OTHERWISE. NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST BORROWER AND GUARANTOR AND AGAINST THE COLLATERAL IN ANY OTHER JURISDICTION. INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY OTHER JURISDICTION SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF DISTRICT OF COLUMBIA SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF BORROWER AND GUARANTOR AND LENDER AS PROVIDED HEREIN OR THE SUBMISSION HEREIN BY BORROWER AND GUARANTOR TO PERSONAL JURISDICTION WITHIN DISTRICT OF COLUMBIA. BORROWER AND GUARANTOR (i) COVENANT AND AGREE NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING UNDER ANY OF THE LOAN DOCUMENTS TRIABLE BY A JURY AND (ii) WAIVE ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. FURTHER, BORROWER AND GUARANTOR HEREBY CERTIFY THAT NO REPRESENTATIVE OR AGENT OF LENDER (INCLUDING, BUT NOT LIMITED TO, LENDER’S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER AND GUARANTOR THAT LENDER WILL NOT SEEK TO ENFORCE THE PROVISIONS OF THIS SECTION 15.06. THE FOREGOING PROVISIONS WERE KNOWINGLY, WILLINGLY AND VOLUNTARILY AGREED TO BY BORROWER AND GUARANTOR UPON CONSULTATION WITH INDEPENDENT LEGAL COUNSEL SELECTED BY BORROWER’S AND GUARANTOR’S FREE WILL.
     Section 15.07. Severability.
     In the event any provision of this Agreement or in any other Loan Document shall be held invalid, illegal or unenforceable in any jurisdiction, such provision will be severable from the remainder hereof as to such jurisdiction and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired in any jurisdiction.
Colonial/ Grandbridge — Master Credit Facility Agreement

     Section 15.08. Notices.
     (a) Manner of Giving Notice. Each notice, direction, certificate or other communication hereunder (in this Section 15.08 referred to collectively as “notices” and singularly as a “notice”) which any party is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if:
          (i) personally delivered with proof of delivery thereof (any notice so delivered shall be deemed to have been received at the time so delivered);
          (ii) sent by Federal Express (or other similar reputable overnight courier) designating morning delivery (any notice so delivered shall be deemed to have been received on the Business Day it is delivered by the courier);
          (iii) sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted, and the telephone number of the recipient’s telecopier or facsimile machine (to be confirmed with a copy thereof sent in accordance with paragraphs (i) or (ii) above within two (2) Business Days) (any notice so delivered shall be deemed to have been received (A) on the date of transmission, if so transmitted before 5:00 p.m. (local time of the recipient) on a Business Day, or (B) on the next Business Day, if so transmitted on or after 5:00 p.m. (local time of the recipient) on a Business Day or if transmitted on a day other than a Business Day), addressed to the parties as follows:

As to Borrower:	CMF 7 Portfolio LLC
2101 6th Avenue North, Suite 750
PO Box 11687
Birmingham, Alabama 35202-1687
Attention: Jerry Brewer, Executive Vice President
Telecopy No.: 205-250-8890

with a copy to:	Leitman, Siegal & Payne
600 North 20th Street
Birmingham, Alabama 35203
Attention: Brad Siegal, Esq.
Telecopy No.: 205-323-2098

As to Lender:	Grandbridge Real Estate Capital LLC
524 Lorna Square
Birmingham, AL 35216
Attention: Head of Loan Servicing
Telecopy: (205) 978-1280

with a copy to:	Brett N. Blackwood
Senior Vice President and Counsel
Colonial/ Grandbridge — Master Credit Facility Agreement

Grandbridge Real Estate Capital LLC
3000 Riverchase Galleria, Suite 1020
Birmingham, AL 35244
Telecopy: (866) 430-8584

As to Guarantor:	Colonial Realty Limited Partnership
2101 6th Avenue North, Suite 750
PO Box 11687
Birmingham, AL 35202-1687
Attention: Jerry Brewer, Executive Vice President
Telecopy No.: 205-250-8890

with a copy to:	Leitman, Siegal & Payne
600 North 20th Street
Birmingham, AL 35203
Attention: Brad Siegal, Esq.
Telecopy No.: 205-323-2098

As to Fannie Mae:	Fannie Mae
3900 Wisconsin Avenue, N.W.
Washington, D.C. 20016-2899
Attention: Vice President for Multifamily Asset Management
Telecopy No.: (301) 280-2064

with a copy to:	Venable LLP
575 7th Street, N.W.
Washington, D.C. 20004
Attention: Stephanie L. DeLong, Esq.
Telecopy No.: (202) 344-8300
     (b) Change of Notice Address. Any party may, by notice given pursuant to this Section 15.08, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices, but notice of a change of address shall only be effective upon receipt. Each party agrees that it shall not refuse or reject delivery of any notice given hereunder, that it shall acknowledge, in writing, receipt of the same upon request by the other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service, the courier service or facsimile.
     Section 15.09. Further Assurances and Corrective Instruments.
     (a) Further Assurances. To the extent permitted by law, the parties hereto agree that they shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as Lender or Borrower may request and as may be required in the opinion of Lender or its counsel to preserve
Colonial/ Grandbridge — Master Credit Facility Agreement

Lender’s perfected lien status, or effectuate the intention of or facilitate the performance of this Agreement or any Loan Document.
     (b) Further Documentation. Without limiting the generality of subsection (a), in the event any further documentation or information is required by Lender to correct patent mistakes in the Loan Documents, materials relating to the Title Insurance Policies or the funding of the Advances, Borrower shall provide, or cause to be provided to Lender, at its cost and expense, such documentation or information. Borrower shall execute and deliver to Lender such documentation, including any amendments, corrections, deletions or additions to the Notes, the Security Instruments or the other Loan Documents as is reasonably required by Lender.
     (c) Compliance with Investor Requirements. Without limiting the generality of subsection (a), Borrower shall do anything necessary to comply with the reasonable requirements of Lender to enable Lender to sell any MBS backed by an Advance.
     Section 15.10. Term of this Agreement.
     This Agreement shall continue in effect until the Termination Date.
     Section 15.11. Assignments; Third-Party Rights.
     Borrower shall not assign this Agreement, or delegate any of its obligations hereunder, without the prior written consent of Lender. Lender may assign its rights and obligations under this Agreement separately or together, without Borrower’s consent, only to Fannie Mae or other entity if such assignment is made with the intent that such entity will further assign rights and obligations to Fannie Mae, but may not delegate its obligations under this Agreement unless it first receives Fannie Mae’s written approval. Upon assignment to Fannie Mae, Fannie Mae shall be permitted to further assign its rights and obligations under this Agreement.
     Section 15.12. Headings.
     Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     Section 15.13. General Interpretive Principles.
     For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in Appendix I and elsewhere in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) references herein to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and
Colonial/ Grandbridge — Master Credit Facility Agreement

other subdivisions; (v) a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement; (vi) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (vii) the word “including” means “including, but not limited to.”
     Section 15.14. Interpretation.
     The parties hereto acknowledge that each party and their respective counsel have participated in the drafting and revision of this Agreement and the Loan Documents. Accordingly, the parties agree that any rule of construction that disfavors the drafting party shall not apply in the interpretation of this Agreement and the Loan Documents or any amendment or supplement or exhibit hereto or thereto.
     Section 15.15. Standards for Decisions, Etc.
     Unless otherwise provided herein, if Lender’s approval is required for any matter hereunder, such approval may be granted or withheld in Lender’s sole and absolute discretion. Unless otherwise provided herein, if Lender’s designation, determination, selection, estimate, action or decision is required, permitted or contemplated hereunder, such designation, determination, selection, estimate, action or decision shall be made in Lender’s sole and absolute discretion.
     Section 15.16. Decisions in Writing.
     Any approval, designation, determination, selection, action or decision of Lender or Borrower must be in writing to be effective.
     Section 15.17. Approval of Waivers.
     Unless otherwise agreed by Lender, any modifications set forth in this Agreement and the other Loan Documents which are modifications to or waivers from the terms and conditions applicable to similar loans made by Lender and sold to Fannie Mae shall remain in effect with respect to a Mortgaged Property or an Advance only for so long as such Mortgaged Property and Advance are subject to this Agreement and such Borrower is controlled by Guarantor and is a party to this Agreement.
     Section 15.18. USA Patriot Act.
     Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with such Act.
Colonial/ Grandbridge — Master Credit Facility Agreement

     Section 15.19. All Asset Filings.
     If Lender believes that an “all-asset” collateral description, as contemplated by Section 9-504(2) of the UCC, is appropriate as to any Collateral under any Loan Document, Lender is irrevocably authorized to use such a collateral description, whether in one or more separate filings or as part of the collateral description in a filing that particularly describes the Collateral.
     Section 15.20. Recitals.
     The Recitals set forth in this Agreement are incorporated herein as if fully set forth in the body of the Agreement.
[Remainder of page intentionally left blank.]
Colonial/ Grandbridge — Master Credit Facility Agreement

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BORROWER:

CMF 7 PORTFOLIO LLC, a Delaware limited liability company

By:	Colonial Realty Limited Partnership, a Delaware limited partnership
Its:	Sole Member

	By:	Colonial Properties Trust, an Alabama real estate investment trust
	Its:	General Partner

		By:	/s/ Jerry Brewer
		Name:	Jerry Brewer
		Title:	Executive Vice President
Colonial/ Grandbridge — Master Credit Facility Agreement

GUARANTOR:

COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Colonial Properties Trust, an Alabama real estate investment trust
Its:	General Partner

	By:	/s/ Jerry Brewer
	Name:	Jerry Brewer
	Title:	Executive Vice President
Colonial/ Grandbridge — Master Credit Facility Agreement

LENDER:

GRANDBRIDGE REAL ESTATE CAPITAL LLC, a North Carolina limited liability company

By:	/s/ Brett N. Blackwood
Name:	Brett N. Blackwood
Title:	Senior Vice President
Colonial/ Grandbridge — Master Credit Facility Agreement

APPENDIX I
DEFINITIONS
For all purposes of the Agreement, the following terms shall have the respective meanings set forth below:
     “Addition” shall have the meaning set forth in Section 3.02.
     “Addition Fee” means, with respect to a Multifamily Residential Property added to the Collateral Pool in accordance with Article 3, the product of
     (a) 55 basis points (0.55%), multiplied by
     (b) the Allocable Facility Amount of the Mortgaged Property, as determined by Lender.
     “Addition Loan Documents” means the Security Instrument covering an Additional Mortgaged Property and any other documents, instruments or certificates reasonably required by Lender in form and substance satisfactory to Lender and Borrower connection with the Addition of the Additional Mortgaged Property to the Collateral Pool pursuant to Article 3.
     “Addition Request” means a written request, substantially in the form of Exhibit L to the Agreement, to add Additional Mortgaged Properties to the Collateral Pool as set forth in Section 3.02(a).
     “Additional Borrower” means the owner of an Additional Mortgaged Property, which entity has been approved by Lender and becomes a Borrower under the Agreement and the applicable Loan Documents.
     “Additional Collateral Due Diligence Fees” means the due diligence fees paid by Borrower to Lender with respect to each Additional Mortgaged Property, as set forth in Section 10.02(b).
     “Additional Mortgaged Property” means each Multifamily Residential Property owned by any Borrower or Additional Borrower (either in fee simple or as tenant under a ground lease meeting all of Lender’s requirements for similar loans anticipated to be sold to Fannie Mae) and added to the Collateral Pool after the Initial Closing Date pursuant to Article 3.
     “Additional Origination Fee” shall have the meaning set forth in Section 10.01(b).
     “Adjustable Rate” has the meaning set forth in each Variable Facility Note evidencing a SARM Variable Advance.
     “Advance” means a Variable Advance or a Fixed Advance.
     “Advance Amount” means the lesser of (a) the amount that would result in an Aggregate Loan to Value Ratio of not more than sixty-five percent (65%), or (b) the amount that would result in (x) an Aggregate Debt Service Coverage Ratio of not less than 1.35:1.0 for the portion
Colonial/ Grandbridge — Master Credit Facility Agreement

Appendix-1

of the Advance drawn from the Fixed Facility Commitment and (y) an Aggregate Debt Service Coverage Ratio of not less than 1.10:1.0 for the portion of the Advance drawn from the Variable Facility Commitment, provided that such amount shall not exceed one hundred three percent (103%).
     “Advance Request” means a written request, substantially in the form of Exhibit K to the Agreement, for an Advance made pursuant to Section 2.03.
     “Affiliate” or “Affiliated” means, when used with reference to a specified Person, (a) any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, (b) any Person that is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, (c) any Person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is, directly or indirectly, the owner of ten percent (10%) or more of any class of equity securities or in which the specified Person has a substantial beneficial interest, and (d) for the specified Person, any of the individual’s spouse, issue, parents, siblings and a trust for the benefit of the individual’s spouse or issue, or both. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management (other than property management) and policies of that Person, whether through the ownership of voting securities, ownership interests or by contract or otherwise.
     “Aggregate Debt Service Coverage Ratio” means, for any specified date, the ratio (expressed as a percentage) of —
(a)	the aggregate of the Net Operating Income for the Mortgaged Properties
to
(b)	the Facility Debt Service on the specified date.
     “Aggregate Loan to Value Ratio” means, for any specified date, the ratio (expressed as a percentage) of —
(a)	the amount of Advances Outstanding plus any Supplemental Loan Outstanding on the specified date, to
(b)	the aggregate of the Valuations most recently obtained prior to the specified date for all of the Mortgaged Properties.
     “Agreement” means the Master Credit Facility Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, including all Recitals,
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Appendix-2

Appendices and Exhibits to the Agreement, each of which is hereby incorporated into the Agreement by this reference.
     “Allocable Facility Amount” means the portion of the then Outstanding Advances allocated to a particular Mortgaged Property by Lender in accordance with the Agreement.
     “Alterations” shall have the meaning set forth in Section 7.11.
     “Amortization Period” means the period of thirty (30) years.
     “Applicable Law” means (a) all applicable provisions of all constitutions, statutes, rules, regulations and orders of all governmental bodies, all Governmental Approvals and all orders, judgments and decrees of all courts and arbitrators, (b) all applicable zoning, building, environmental and other laws, ordinances, rules, regulations and restrictions of any Governmental Authority affecting the ownership, management, use, operation, maintenance or repair of any Mortgaged Property, including the Americans with Disabilities Act (if applicable), the Fair Housing Amendment Act of 1988 and Hazardous Materials Laws (as defined in the Security Instrument), (c) any building permits or any conditions, easements, rights-of-way, covenants, restrictions of record or any recorded or unrecorded agreement affecting or concerning any Mortgaged Property including planned development permits, condominium declarations, and reciprocal easement and regulatory agreements with any Governmental Authority, (d) all applicable laws, ordinances, rules and regulations, whether in the form of rent control, rent stabilization or otherwise, that limit or impose conditions on the amount of rent that may be collected from the units of any Mortgaged Property, and (e) requirements of insurance companies or similar organizations, affecting the operation or use of any Mortgaged Property or the consummation of the transactions to be effected by the Agreement or any of the other Loan Documents.
     “Appraisal” means an appraisal of Multifamily Residential Property conforming to the requirements of Lender for similar loans anticipated to be sold to Fannie Mae and accepted by Lender.
     “Appraised Value” means the value set forth in an Appraisal.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.
     “Borrower” means, individually and collectively, (a) CMF 7 Portfolio LLC, a Delaware limited liability company, and (b) any Additional Borrower becoming a party to this Agreement and any other Loan Documents.
     “Borrower Agent” shall have the meaning set forth in Section 14.03(a).
     “Borrower Parties” means Borrower and Guarantor.
     “Borrower Party” shall mean any of the Borrower Parties, individually.
     “Business Day” means a day on which Fannie Mae is open for business.
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     “Calendar Day” means any day in the Calendar Year.
     “Calendar Quarter” means, with respect to any year, any of the following three month periods: (a) January-February-March; (b) April-May-June; (c) July-August-September; and (d) October-November-December.
     “Calendar Year” means the twelve (12) month period from the first day of January to and including the last day of December, and each twelve (12) month period thereafter.
     “Capitalization Rate” means, for each Mortgaged Property, a capitalization rate reasonably selected by Lender for use in determining the Valuations, as disclosed to Borrower upon written request therefor from time to time.
     “Cap Security Agreement” means, with respect to an Interest Rate Cap, the Interest Rate Cap Security, Pledge and Assignment Agreement between Borrower and Lender, for the benefit of Lender, in the form attached as Exhibit D to this Agreement as such agreement may be amended, modified, supplemented or restated from time to time.
     “Cash Collateral Account” means the cash collateral account established pursuant to the Cash Collateral Agreement.
     “Cash Collateral Agreement” means a cash collateral, security and custody agreement by and among Fannie Mae, Borrower and a collateral agent for Fannie Mae.
     “Cash Equivalents” means:
(a)	securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition (for the purposes of this definition, agency securities shall mean “Government Securities within the meaning of the Investment Act of 1940 or Section 1.860G-2(a)(8)(1) of the Treasury Regulations);

(b)	certificates of deposit, time deposits, demand deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a term of not more than twelve (12) months, issued by any commercial bank having membership in the FDIC, or by any U.S. commercial lender (or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S.) having combined capital and surplus of not less than $100,000,000 whose short-term securities are rated at least A-1 by S&P or P-1 by Moody’s; and

(c)	commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s and in either case having a term of not more than twelve (12) months.
     “Cash Interest Rate” means, on the date of determination, a rate of interest, per annum, established by Fannie Mae for loans purchased for cash by Fannie Mae of similar characteristics then offered by Fannie Mae.
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Appendix-4

     “Certificate of Borrower Parties” means the written instrument substantially in the form of Exhibit J to the Agreement.
     “Change of Control” means, with respect to any individual or entity, the earliest to occur of the following, as applicable:
(i)	if such entity is a general partnership or a joint venture, a Transfer of any general partnership interest or joint venture interest which would cause the Initial Owners to own less than fifty-one percent (51%) of all general partnership or joint venture interests in such entity;

(ii)	if such entity is a limited partnership, a Transfer (A) of any general partnership interest, or (B) in which the General Partner ceases for any reason to the sole general partner of Guarantor;

(iii)	if such entity is a limited liability company or a limited liability partnership, a Transfer of (A) any managing member’s ownership interest, or (B) any membership or other ownership interest which would cause the Initial Owners to own less than fifty-one percent (51%) of all membership or other ownership interests in such entity;

(iv)	if such entity is a corporation (other than a Publicly-Held Corporation) with only one class of voting stock, a Transfer of any voting stock which would cause the Initial Owners to own less than fifty-one percent (51%) of voting stock in such corporation;

(v)	if such entity is a corporation (other than a Publicly-Held Corporation) with more than one class of voting stock, a Transfer of any voting stock which would cause the Initial Owners to own less than a sufficient number of shares of voting stock having the power to elect the majority of directors of such corporation;

(vi)	if such entity is a trust, the removal, appointment or substitution of a trustee of such trust other than (A) in the case of a land trust, or (B) if the trustee of such trust after such removal, appointment or substitution is a trustee identified in the trust agreement approved by Lender;

(vii)	the date on which Guarantor ceases for any reason to be the holder, directly or indirectly, of at least one hundred percent (100%) of the voting interests of any Borrower or to own, directly or indirectly at least one hundred percent (100%) of the equity, profits or other partnership or member interest in, or Voting Equity Capital (or any other Securities or ownership interests) of Borrower;

(viii)	the date on which General Partner ceases for any reason to be the holder, directly or indirectly, of at least one hundred percent (100%) of the voting interests of Guarantor or to own, directly or indirectly at least one hundred percent (100%) of the Voting Equity Capital (or any other Securities or
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Appendix-5

ownership interests) of Guarantor, or ceases for any reason to be the sole general partner of Guarantor;
(ix)	with respect to the General Partner or Guarantor, any merger, consolidation or acquisition of the General Partner or Guarantor with or by a Person that is an unrelated third party; provided that if there is a merger, consolidation or acquisition of a unrelated third party by the General Partner or Guarantor and (A) following such merger, consolidation or acquisition not more than one (1) officer holding a Senior Management position of Guarantor or General Partner shall have been or will be replaced in connection therewith, and (B) the members of the Board of Directors or other governing body of Guarantor or General Partner prior to such merger, consolidation or acquisition shall constitute at least sixty-five percent (65%) of the Board of Directors or other governing body of Guarantor or General Partner after such merger, consolidation or acquisition, then such merger, consolidation or acquisition by the General Partner or Guarantor shall not be deemed a Change of Control;

(x)	the date on which a Person or Persons become (by acquisition, consolidation, merger or otherwise), directly or indirectly, the beneficial owner of more than, in the aggregate, twenty percent (20%) of the total Voting Equity Capital (or of any other Securities or ownership interest) of the General Partner then outstanding; or

(xi)	the replacement (other than solely by reason of retirement at age sixty-five or older, death or disability) of fifty percent (50%) (or such lesser percentage as is required for decision-making by the board of directors or an equivalent governing body) of the members of the board of directors (or an equivalent governing body) of Guarantor or of the General Partner over a one-year period from the directors who constituted such board of directors at the beginning of such period (it being understood and agreed that in the case of any entity governed by a trustee, board of managers, or other similar governing body, the foregoing clause (c) shall apply thereto by substituting such governing body and the members thereof for the board of directors and members thereof, respectively).
     (a) “Initial Owners” means, with respect to Borrower, Guarantor, or any other entity, the persons or entities who on the date of the Agreement own in the aggregate one hundred percent (100%) of the Ownership Interests in Borrower, Guarantor or that entity.
     (b) “Publicly-Held Corporation” shall mean a corporation the outstanding voting stock of which is registered under Section 12(b) or 12(g) of the Securities and Exchange Act of 1934, as amended.
     “Chief Executive Officer” means the chief executive officer of Guarantor or any other person with responsibility for any of the functions typically performed in a corporation by the chief executive officer.
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Appendix-6

     “Chief Financial Officer” means the chief financial officer of Guarantor or any other person with responsibility for any of the functions typically performed in a corporation by the chief financial officer.
     “Closing Date” means the Initial Closing Date and each date after the Initial Closing Date on which the funding or other transaction requested in a Request is required to take place.
     “Collateral” means the Mortgaged Properties and other collateral from time to time or at any time encumbered by the Security Instruments, or any other property securing Borrower’s obligations under the Loan Documents.
     “Collateral Pool” means all of the Collateral.
     “Commitment” means, at any time, the sum of the Fixed Facility Commitment and the Variable Facility Commitment.
     “Compliance Certificate” means a certificate of Borrower substantially in the form of Exhibit F to the Agreement.
     “Confirmation of Guaranty” means a confirmation of any Guaranty executed by Guarantor in connection with any Request after the Initial Closing, substantially in the form of Exhibit E-2 to the Agreement.
     “Confirmation of Obligations” means a document substantially in the form of Exhibit M to the Agreement.
     “Consolidated Tangible Net Worth” shall have the meaning set forth in Section 8.02.
     “Conversion Amendment” means an amendment to the Master Credit Facility Agreement reflecting the conversion of all or any portion of any Variable Advance to a Fixed Advance as set forth in Section 1.06.
     “Conversion Availability Period” means with respect to a conversion, the date beginning on the Initial Closing Date and ending on the Fifth Anniversary.
     “Conversion Documents” means the Conversion Amendment, together with an amendment to each Security Document if required by Lender and other applicable Loan Documents, in form and substance satisfactory to Lender, reflecting the conversion of all or a portion of a Variable Advance to a Fixed Advance pursuant to Section 1.06.
     “Conversion Request” means a written request, substantially in the form of Exhibit H to the Agreement, to convert all or a portion of a Variable Advance to a Fixed Advance pursuant to Section 1.06.
     “Coverage and LTV Tests” means, for any specified date, each of the following financial tests:
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Appendix-7

(a)	The Aggregate Debt Service Coverage Ratio is not less than (x) 1.35:1.0, with respect to the portion of the Advances drawn from the Fixed Facility Commitment and any fixed rate Supplemental Loan, and (y) 1.10:1.0, with respect to the portion of the Advances drawn from the Variable Facility Commitment and any variable rate Supplemental Loan.

(b)	The Aggregate Loan to Value Ratio does not exceed sixty-five percent (65%).
     “Credit Facility” means the Fixed Facility and the Variable Facility.
     “Credit Facility Termination Documents” means the instruments releasing the Security Instruments as liens on the Mortgaged Properties, UCC-3 Termination Statements terminating the UCC-1 Financing Statements in favor of Lender, and such other documents and instruments necessary to evidence the release of the Collateral from any lien securing the Obligations, and the Notes, all in connection with the termination of the Agreement and the Credit Facility pursuant to Article 4.
     “Credit Facility Termination Request” means a written request, substantially in the form of Exhibit N to the Agreement, to terminate the Agreement and the Credit Facility pursuant to Section 4.02(a).
     “Debt Service Amounts” shall have the meaning set forth in Section 14.01(b).
     “Debt Service Coverage Ratio” means for any Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of —
(a)	the aggregate of the Net Operating Income for the time period designated by Lender for the subject Mortgaged Property to

(b)	the Facility Debt Service on the specified date, assuming, for the purpose of calculating the Facility Debt Service for this definition, that Advances Outstanding shall be the Allocable Facility Amount and the amount of the Supplemental Loan Outstanding shall be the Supplemental Allocable Loan Amount, in each case, for the subject Mortgaged Property.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
     “ERL Certification” shall have the meaning set forth in Section 1.03(d).
     “Event of Default” means any event defined to be an “Event of Default” under Article 11.
     “Facility Debt Service” means —
(a)	For use in determining the Advance Amount for the Initial Advance, the sum of the amount of interest and principal amortization that would be payable during the
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Appendix-8

twelve (12) month period immediately succeeding the Initial Closing Date, with respect to the full amount of the Initial Advance, except that, for these purposes:
(i)	each SARM Variable Advance to be obtained shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to (A) the One-Month LIBOR rate or the Three-Month LIBOR rate, as applicable, plus (B) the Margin (as determined by Lender), plus (C) a stressed underwriting margin of 300 basis points or if the Underwriting Requirements change to specify a new stressed underwriting margin which is a specific number of basis points with no range or discretion in its amount (the “New Stressed Margin”) then such New Stressed Margin, plus (D) any Monthly Cap Escrow Payment required pursuant to the Cap Security Agreement) in an amount necessary to fully amortize the original principal amount of the SARM Variable Advance and variable rate Supplemental Loan over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period; and

(ii)	each Fixed Advance to be obtained shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to (A) the base United States Treasury Index Rate for securities having a maturity substantially similar to the maturity of the Fixed Advance or fixed rate Supplemental Loans, as applicable, plus (B) the Margin (as determined by Lender) for an actual/360 execution for loans having similar characteristics as the Fixed Advances or fixed rate Supplemental Loans, as applicable, to be made in connection with the Fixed Facility Commitment) in an amount necessary to fully amortize the original principal amount of the Fixed Advance and any fixed rate Supplemental Loan over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period.
(b)	For use in determining the additional borrowing capacity created by the Addition of Additional Mortgaged Properties to the Collateral Pool, the Release Price pursuant to Section 3.04(c), compliance with Substitution requirements pursuant to Section 3.05, and the additional borrowing capacity created by Section 2.05, the sum of the amount of interest and principal amortization, during the twelve (12) month period immediately succeeding the specified date, with respect to the Advances Outstanding and the Supplemental Loans Outstanding and Advances to be obtained relating to the Additional Mortgaged Properties on the specified date, except that, for these purposes:
(i)	each SARM Variable Advance and each variable rate Supplemental Loan Outstanding and to be obtained shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to (A) the One-Month LIBOR rate or the Three-Month LIBOR rate, as applicable, plus (B) the Margin (as determined by Lender), plus (C) a stressed underwriting margin of 300 basis points or the New Stressed Margin, as applicable, plus (D) any Monthly Cap Escrow Payment required pursuant
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Appendix-9

to the Cap Security Agreement) in an amount necessary to fully amortize the original principal amount of the SARM Variable Advance and the variable rate Supplemental Loan over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period;
(ii)	each Fixed Advance and each fixed rate Supplemental Loan Outstanding shall require level monthly payments of principal and interest (at the rate set forth in the Note for the Fixed Advance or in the note evidencing such Supplemental Loan) in an amount necessary to fully amortize the original principal amount of the Fixed Advance and fixed rate Supplemental Loan over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period; and

(iii)	each Fixed Advance and each fixed rate Supplemental Loan to be obtained shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to (A) the base United States Treasury Index Rate for securities having a maturity substantially similar to the maturity of the Fixed Advance or Supplemental Loan, as applicable, plus (B) the Margin (as determined by Lender) for an actual/360 execution for loans having similar characteristics as the Fixed Advances or Supplemental Loans, as applicable, to be made in connection with the Fixed Advance and any fixed rate Supplemental Loan in an amount necessary to fully amortize the original principal amount of the Fixed Advance and any fixed rate Supplemental Loan over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period.
(c)	For use in determining the Aggregate Debt Service Coverage Ratio for purposes of Section 2.04(b) of the Agreement, for purposes of determining compliance with the Coverage and LTV Tests (other than with respect to Advances), and for other ongoing monitoring purposes, as of any specified date, the sum of the amount of interest and principal amortization, during the twelve (12) month period immediately succeeding the specified date, with respect to the Advances Outstanding and any Supplemental Loans Outstanding on the specified date, except that, for these purposes:
(i)	each SARM Variable Advance and each variable rate Supplemental Loan Outstanding shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to (A) the current rate of interest paid on such Variable Facility Note, including any Margin, plus (B) any Monthly Cap Escrow Payment required pursuant to the Cap Security Agreement) in an amount necessary to fully amortize the original principal amount of the SARM Variable Advance over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period; and
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Appendix-10

(ii)	each Fixed Advance and each fixed rate Supplemental Loan Outstanding shall require level monthly payments of principal and interest (at the interest rate set forth in the applicable Fixed Facility Note for such Fixed Advance or in the note evidencing such Supplemental Loan) in an amount necessary to fully amortize the original principal amount of the Fixed Advance over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period.
(d)	For use in determining the Strike Rate for purposes of Section 2.1(c) of the Cap Reserve, and Security Agreement, as of any specified date, the sum of the amount of interest and principal amortization, during the twelve (12) month period immediately succeeding the specified date, with respect to the Advances and Supplemental Loans Outstanding on the specified date, except that, for the purposes of determining the Strike Rate, SARM Variable Advances and variable rate Supplemental Loans shall be deemed to require level monthly payments of principal (if applicable) and interest (at an interest rate equal to (A) the current rate of interest paid on such Variable Facility Note, including any Margin (as determined by Lender), plus (B) any Monthly Cap Escrow Payment required pursuant to the Cap Security Agreement) in an amount necessary to fully amortize (if applicable) the original principal amount of the SARM Variable Advance and variable rate Supplemental Loan over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period.
     “Fannie Mae” means the body corporate duly organized under the Federal National Mortgage Association Charter Act, as amended, 12 U.S.C. §1716 et seq. and duly organized and existing under the laws of the United States.
     “Fannie Mae Commitment” shall have the meaning set forth in Section 2.01(c).
     “Fees” means Addition Fee, Additional Collateral Due Diligence Fee, Additional Origination Fee, Fixed Facility Fee, Initial Due Diligence Fee, Initial Origination Fee, Margin, Release Fee, Substitution Fee, Variable Facility Fee and any and all other fees specified in the Agreement.
     “Fifth Anniversary” means the date that is the first day of the month following the date five (5) years after the Initial Closing Date.
     “First Anniversary” means the date that is the first day of the month following the date one (1) year after the Initial Closing Date.
     “Fixed+1 Maturity Option” shall have the meaning set forth in Section 1.03(c)(ii).
     “Fixed Advance” means a fixed rate loan made by Lender to Borrower under the Fixed Facility Commitment evidenced by a Fixed Facility Note.
     “Fixed Facility” means the agreement of Lender to make Fixed Advances to Borrower pursuant to Section 1.01.
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     “Fixed Facility Availability Period” means the period beginning and ending on the Initial Closing Date. No Advances can be made after the Initial Closing Date.
     “Fixed Facility Commitment” means $350,000,000, plus such amount as Borrower may elect to add to or convert to the Fixed Facility Commitment in accordance with Section 1.06.
     “Fixed Facility Fee” means for any Fixed Advance drawn or converted from a Variable Advance, the number of basis points determined by Lender as the Fixed Facility Fee at the time of draw or conversion of such Fixed Advance.
     “Fixed Facility Note” means a promissory note, in the form attached as Exhibit B-1 or Exhibit B-2 to the Agreement (as modified from time to time pursuant to Fannie Mae requirements for similar loans), which will be issued by Borrower to Lender, concurrently with the funding of each Fixed Advance.
     “Fixed Standard Yield Maintenance Maturity Option” shall have the meaning set forth in Section 1.03(c)(i).
     “Fraudulent Transfer Laws” shall have the meaning set forth in Section 14.11 of the Agreement.
     “Future Advance” means an Advance made after the Initial Closing Date.
     “GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.
     “General Conditions” shall have the meaning set forth in Article 5.
     “General Partner” shall mean Colonial Properties Trust, an Alabama real estate investment trust, that is the general partner of Guarantor.
     “Geographical Diversification Requirements” shall mean that the Mortgaged Properties in the Collateral Pool shall consist of three (3) Mortgaged Properties located in at least three (3) different SMSA’s; provided that after the date two (2) years prior to the Termination Date in connection with a liquidation of the Credit Facility, no such geographical diversification requirement shall be required.
     “Governmental Approval” means an authorization, permit, consent, approval, license, registration or exemption from registration or filing with, or report to, any Governmental Authority.
     “Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence having jurisdiction over Borrower and/or Mortgaged Properties.
     “Gross Revenues” means, for any specified period and for any specified purpose, with respect to any Multifamily Residential Property, all income in respect of such Multifamily
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Residential Property determined in accordance with the Underwriting Requirements based on the certified operating statement for such specified period.
     “Guarantor” means Colonial Properties Trust, an Alabama real estate investment trust.
     “Guaranty” means that certain Guaranty to be executed by Guarantor in the form of Exhibit E-1 to this Agreement.
     “Guaranty of Completion/Repair Items” means that Guaranty executed by Guarantor with respect to all items in the Completion/Repair and Security Agreement.
     “Hazardous Materials,” with respect to any Mortgaged Property, shall have the meaning given that term in the Security Instrument encumbering the Mortgaged Property.
     “Hazardous Materials Law”, with respect to any Mortgaged Property, shall have the meaning given that term in the Security Instrument encumbering the Mortgaged Property.
     “Hazardous Substance Activity” shall have the meaning given to the term “Prohibited Activities or Conditions” in the Security Instrument encumbering the Mortgaged Property.
     “Impositions” means, with respect to any Mortgaged Property, all (a) water and sewer charges which, if not paid, may result in a lien on all or any part of the Mortgaged Property, (b) premiums for fire and other hazard insurance, rent loss insurance and such other insurance as Lender may require under any Security Instrument, (c) Taxes, and (d) amounts for other charges and expenses which Lender at any time reasonably deems necessary to protect the Mortgaged Property, to prevent the imposition of liens on the Mortgaged Property, or otherwise to protect Lender’s interests.
     “Indebtedness” means, with respect to any Person, as of any specified date, without duplication, all:
(a)	indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (i) current trade liabilities (including, but not limited to, service contracts, property management agreements, and employment contracts) incurred in the ordinary course of business and payable in accordance with customary practices, (ii) for construction of improvements to property, if such person has a non-contingent contract to purchase such property, or (iii) amounts to be paid by such Person, in performance stages or upon completion, pursuant to a written contract for the making of capital improvements to a Mortgaged Property permitted by this Agreement or the other Loan Documents);

(b)	other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument;

(c)	obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required by GAAP to be
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capitalized on a balance sheet of the lessee or to be otherwise disclosed as such in a note to such balance sheet;
(d)	obligations of such Person in respect of acceptances (as defined in Article 3 of the Uniform Commercial Code of the District of Columbia) issued or created for the account of such Person;

(e)	liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment of such liabilities; and

(f)	as to any Person (“guaranteeing person”), any obligation of (i) the guaranteeing person or (ii) another Person (including any bank under any letter of credit) to induce the creation of a primary obligation (as defined below) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing, or in effect guaranteeing, any indebtedness, lease, dividend or other obligation (“primary obligations”) of any third person (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, to (A) purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (D) otherwise assure or hold harmless the owner of any such primary obligation against loss in respect of the primary obligation ((“Contingent Obligation”), provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business). The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lesser of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (2) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Lender in good faith.
     “Individual Property Coverage and LTV Tests” means, in connection with the Substitution or Addition of one or more proposed Mortgaged Properties, each of the following tests: (a) the Debt Service Coverage Ratio is not less than (i) 1.35:1.0 with respect to the portion of the Advances to be drawn from the Fixed Facility Commitment and any fixed rate Supplemental Loan in connection with such Addition, and (ii) 1.10:1.0, with respect to the portion of the Advances drawn from the Variable Facility Commitment and any variable rate
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Supplemental Loan in connection with such Addition; and (b) the Loan to Value Ratio does not exceed sixty-five percent (65%).
     “Initial Advance” means the Variable Advance and Fixed Advance made on the Initial Closing Date in the aggregate amount of $156,359,000.
     “Initial Closing Date” means the date of the Agreement.
     “Initial Commitment Amount” means $156,359,000.
     “Initial Due Diligence Fees” shall have the meaning set forth in Section 10.02(a).
     “Initial Mortgaged Properties” means the Multifamily Residential Properties described on Exhibit A to the Agreement and which represent the Multifamily Residential Properties which are made part of the Collateral Pool on the Initial Closing Date.
     “Initial Origination Fee” shall have the meaning set forth in Section 10.01(a) of the Agreement.
     “Initial Security Instruments” means the Security Instruments covering the Initial Mortgaged Properties.
     “Initial Valuation” means, when used with reference to specified Collateral, the Valuation initially performed for the Collateral as of the date on which the Collateral was added to the Collateral Pool. The Initial Valuation for each of the Initial Mortgaged Properties is as set forth in Exhibit A to the Agreement.
     “Insurance Policy” means, with respect to a Mortgaged Property, the insurance coverage and insurance certificates evidencing such insurance required to be maintained pursuant to the Security Instrument encumbering the Mortgaged Property.
     “Intangible Assets” shall have the meaning set forth in Section 8.02.
     “Interest Rate Cap” shall have the meaning set forth in Section 1.09.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended. Each reference to the Internal Revenue Code shall be deemed to include (a) any successor internal revenue law and (b) the applicable regulations whether final, temporary or proposed.
     “Issuer” shall have the meaning set forth in Section 5.11(a).
     “Lease” means any lease, any sublease or subsublease, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Mortgaged Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement entered into in connection with such lease, sublease, subsublease or other agreement, and every guarantee of the performance
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and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
     “Lender” shall have the meaning set forth in the first paragraph of the Agreement, but shall refer to any replacement Lender.
     “Letter of Credit” means a letter of credit issued by a financial institution satisfactory to Fannie Mae, naming Fannie Mae as beneficiary in form and substance as attached hereto as Exhibit O, or as otherwise reasonably and customarily acceptable to Fannie Mae.
     “Lien” means any mortgage, deed of trust, deed to secure debt, security interest or other lien or encumbrance (including both consensual and non-consensual liens and encumbrances).
     “Loan Document Taxes” shall have the meaning set forth in Section 7.12.
     “Loan Documents” means the Agreement, the Notes, the Guaranty, the Guaranty of Completion/Repair Items, the Security Documents, all documents executed by Borrower or Guarantor pursuant to the General Conditions set forth in Article 5 of the Agreement and any other documents executed by Borrower or Guarantor from time to time in connection with the Agreement or the transactions contemplated by the Agreement.
     “Loan to Value Ratio” means, for a Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of —
(a) the Allocable Facility Amount of the subject Mortgaged Property on the specified date, to
(b) the Valuation most recently obtained prior to the specified date for the subject Mortgaged Property.
     “Margin” means the spread over an index (One-Month LIBOR, Three-Month LIBOR, or United States Treasury Index Rate (as applicable)) as determined by Lender. The Margin shall include the Variable Facility Fee or Fixed Facility Fee, as applicable. The Margin varies and may be different for each Advance.
     “Material Adverse Effect” means, with respect to any circumstance, act, condition or event of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, or circumstance or circumstances, whether or not related, a change or effect which does or would materially impair (a) the business, operations, property or condition (financial or otherwise) of Borrower or Guarantor, (b) the present or future ability of Borrower or Guarantor to perform the Obligations for which it is liable, (c) the validity, priority, perfection or enforceability of the Agreement or any other Loan Document or the rights or remedies of Lender under any Loan Document, or (d) Lender’s ability to have recourse against any Mortgaged Property subject to Section 14.01.
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     “Maximum Annual Interest Rate” shall have the meaning set forth in Section 2.01(b).
     “MBS” means a mortgage-backed security issued by Fannie Mae which is “backed” by a Fixed Advance and has an interest in the Note and the Collateral Pool securing the Note, which interest permits the holder of the MBS to participate in the Note and the Collateral Pool to the extent of such Fixed Advance.
     “MBS Commitment” shall have the meaning set forth in Section 2.01(c)(ii).
     “MBS Delivery Date” means the date on which an MBS is delivered by Fannie Mae.
     “MBS Issue Date” means the date on which an MBS is issued by Fannie Mae.
     “MBS Interest Rate” means the interest rate for a Fixed Advance or fixed rate Supplemental Loan with an MBS execution as calculated by Lender (rounded to three places) payable in respect of the Fannie Mae MBS issued pursuant to the MBS Commitment backed by a Fixed Advance or fixed rate Supplemental Loan as determined in accordance with Section 2.01.
     “Moody’s” means Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.
     “Mortgaged Properties” means, collectively, the Additional Mortgaged Properties, the Substitute Mortgaged Properties and the Initial Mortgaged Properties, but excluding each Release Mortgaged Property from and after the date of its release from the Collateral Pool.
     “Multifamily Residential Property” means a residential property, located in the United States, containing five or more dwelling units in which not more than twenty percent (20%) of the net rentable area is or will be rented to non-residential tenants, and conforming to the requirements of Lender for similar loans anticipated to be sold to Fannie Mae.
     “Net Operating Income” means, for any specified period, with respect to any Mortgaged Property, the aggregate net income during such period equal to Gross Revenues during such period less the aggregate Operating Expenses during such period. If a Mortgaged Property is not owned by a Borrower or an Affiliate of a Borrower for the entire specified period, the Net Operating Income for the Mortgaged Property for the time within the specified period during which the Mortgaged Property was owned by a Borrower or an Affiliate of a Borrower shall be the Mortgaged Property’s pro forma net operating income determined by Lender in accordance with the underwriting procedures set forth by Lender for similar loans anticipated to be sold to Fannie Mae.
     “Note” means any Fixed Facility Note or Variable Facility Note.
     “Obligations” means the aggregate of the obligations of Borrower and Guarantor under the Agreement and the other Loan Documents.
     “One-Month LIBOR” means the British Bankers Association fixing of the London Inter-Bank Offered Rate for 1-month U.S. Dollar-denominated deposits as reported by Telerate
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through electronic transmission. If the Index is no longer available, or is no longer posted through electronic transmission, Lender will choose a new index that is based upon comparable information and provide notice thereof to Borrower.
     “Operating Expenses” means, for any period, with respect to any Mortgaged Property, all expenses in respect of the Mortgaged Property, as determined by Lender based on the certified operating statement for such specified period as adjusted to provide for the following: (a) all appropriate types of expenses, including a management fee and deposits required pursuant to the Replacement Reserve Agreement (whether funded or not), are included in the total operating expense figure; (b) upward adjustments to individual line item expenses to reflect market norms or actual costs and correct any unusually low expense items, which could not be replicated by a different owner or manager (e.g., a market rate management fee will be included regardless of whether or not a management fee is charged, market rate payroll will be included regardless of whether shared payroll provides for economies, etc.); and (c) downward adjustments to individual line item expenses to reflect unique or aberrant costs (e.g., non-recurring capital costs, non-operating borrower expenses, etc.).
     “Organizational Certificate” means, collectively, certificates from Borrower and Guarantor to Lender, in the form of Exhibit G-1 and Exhibit G-2 to the Agreement, certifying as to certain organizational matters with respect to Borrower and Guarantor.
     “Organizational Documents” means all certificates, instruments and other documents in effect on the date of the Agreement, pursuant to which an entity is organized or operates, including but not limited to, (a) with respect to a corporation, its articles of incorporation and bylaws, (b) with respect to a limited partnership, its limited partnership certificate and partnership agreement, (c) with respect to a general partnership or joint venture, its partnership or joint venture agreement and (d) with respect to a limited liability company, its articles of organization and operating agreement.
     “Origination Fee” shall have the meaning set forth in Section 10.01 of the Agreement.
     “Other Borrower” shall have the meaning set forth in Section 14.09 of the Agreement.
     “Other Borrower Secured Obligation” shall have the meaning set forth in Section 14.04 of the Agreement.
     “Outstanding” means, when used in connection with promissory notes, other debt instruments, Advances or the Supplemental Loans, for a specified date, promissory notes or other debt instruments which have been issued, or Advances or Supplemental Loans which have been made, but have not been repaid in full as of the specified date.
     “Ownership Interests” means, with respect to any entity, any direct or indirect ownership interests in the entity and any economic rights (such as a right to distributions, net cash flow or net income) to which the owner of such ownership interests is entitled.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
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     “Permits” means all permits, or similar licenses or approvals issued and/or required by an applicable Governmental Authority or any Applicable Law in connection with the ownership, use, occupancy, leasing, management, operation, repair, maintenance or rehabilitation of any Mortgaged Property or any Borrower’s business.
     “Permitted Liens” means, with respect to a Mortgaged Property, (a) the exceptions to title to the Mortgaged Property set forth in the Title Insurance Policy for the Mortgaged Property which are approved by Lender, (b) the Security Instrument encumbering the Mortgaged Property, (c) mechanic’s or materialmen’s liens or judgment liens against a Mortgaged Property which are released of record or otherwise remedied to Lender’s satisfaction within forty-five (45) days of the date of creation, and (d) real estate taxes and water and sewer and other utility charges that are lien but not yet due and payable.
     “Permitted Transfers” shall have the meaning set forth in Section 7.14 of the Agreement.
     “Person” means an individual, an estate, a trust, a corporation, a partnership, a limited liability company or any other organization or entity (whether governmental or private).
     “Plan” means a “multiemployer plan” as defined in Section 4001(3) of ERISA and a “single employee plan” as defined in Section 4001(5) of ERISA.
     “Potential Event of Default” means any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.
     “Prohibited Person” shall have the meaning set forth in Section 7.14 of the Agreement.
     “Proper Officer” means of any of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Senior Executive Vice President or Treasurer.
     “Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
     “Property Delivery Deadline” shall have the meaning set forth in Section 3.05(d)(ii) of the Agreement.
     “Property Manager” means, if any, the entity hired to operate and manage the Mortgaged Property, whose hiring is subject to the written approval and consent of Lender.
     “Publicly-Held Corporation” shall have the meaning set forth in the definition of Change of Control.
     “Rate Change Date” shall have the meaning set forth in each Variable Facility Note evidencing a SARM Variable Advance.
     “Rate Form” means the completed and executed document from Borrower to Lender pursuant to Section 2.01(b), substantially in the form of Exhibit I to the Agreement.
     “Rate Setting Date” shall have the meaning set forth in Section 2.01(b).
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     “Release Documents” mean instruments releasing the applicable Security Instrument as a Lien on the Release Mortgaged Property, and UCC-3 Termination Statements terminating the UCC-1 Financing Statements, and such other documents and instruments to evidence the release of the Release Mortgaged Property from the Collateral Pool.
     “Release Fee” means $9,000 for each Release Mortgaged Property.
     “Release Mortgaged Property” means the Mortgaged Property to be released pursuant to Section 3.04.
     “Release Price” shall have the meaning set forth in Section 3.04(c).
     “Release Request” means a written request, substantially in the form of Exhibit L to the Agreement, to obtain a release of Collateral from the Collateral Pool pursuant to Section 3.04(a).
     “Remaining Mortgaged Properties” shall have the meaning set forth in Section 5.05(h).
     “Rent Roll” means, with respect to any Multifamily Residential Property, a rent roll prepared and certified by the owner of the Multifamily Residential Property on a form approved by Lender.
     “Replacement Reserve Agreement” means a Replacement Reserve and Security Agreement, reasonably required by Lender, and completed in accordance with the requirements of Lender for similar loans anticipated to be sold to Fannie Mae.
     “Request” means an Advance Request, an Addition Request, a Substitution Request, a Release Request, a Conversion Request, a Credit Facility Termination Request, or any request for a Transfer pursuant to Section 7.14 or Section 7.15.
     “Rescinded Payment” has the meaning given that term in Section 14.10 of this Agreement.
     “S&P” shall mean Standard & Poor’s Credit Markets Services, a division of The McGraw-Hill Companies, Inc., a New York corporation, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.
     “SARM Variable Advance” a loan made by Lender to Borrower under the Variable Facility Commitment that is anticipated to be sold to Fannie Mae under the Fannie Mae Structured Adjustable Rate Mortgage program.
     “SMSA” means a “standard metropolitan statistical area” as defined from time to time by the United States Office of Management and Budget.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
     “Security” means a security as set forth in Section 2(1) of the Securities Act.
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     “Security Documents” means the Security Instruments, the Completion Reserve Agreements, the Replacement Reserve Agreements and any other documents executed by Borrower and Guarantor from time to time to secure any of Borrower’s and Guarantor’s obligations under the Loan Documents as the same may be amended, restated, modified or supplemented from time to time.
     “Security Instrument” means, for each Mortgaged Property, a separate Multifamily Mortgage, Deed of Trust or Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement given by a Borrower to or for the benefit of Lender to secure the obligations of Borrower under the Loan Documents. With respect to each Mortgaged Property owned by a Borrower, the Security Instrument shall be substantially in the form published by Fannie Mae for use in the state in which the Mortgaged Property is located.
     “Senior Executive Vice President” means any senior executive vice president of Guarantor or any other person with responsibility for any of the functions typically performed in a corporation by a senior executive vice president.
     “Senior Management” means (a) the Chief Executive Officer/Chairman of the Board, President/Chief Financial Officer and Chief Operating Officer of Guarantor or General Partner, and (b) any other individuals with responsibility for any of the functions typically performed by the officers described in clause (a).
     “Shareholders’ Equity” shall have the meaning set forth in Section 8.02.
     “Single-Purpose” means, with respect to a Person which is any form of partnership or corporation or limited liability company, that such Person at all times since its formation:
(a)	has been a duly formed and existing partnership, corporation or limited liability company, as the case may be;

(b)	has been duly qualified in each jurisdiction in which such qualification was at such time necessary for the conduct of its business;

(c)	has complied with the provisions of its organizational documents and the laws of its jurisdiction of formation in all respects;

(d)	has observed all customary formalities regarding its partnership or corporate existence, as the case may be;

(e)	has accurately maintained its financial statements, accounting records and other partnership or corporate documents separate from those of any other Person;

(f)	has not commingled its assets or funds with those of any other Person provided that after any assets or funds are deposited in a separate account of any Person such assets or funds may be transferred to an account which account may hold the assets or funds of more than one Person;
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(g)	has identified itself in all dealings with creditors (other than trade creditors in the ordinary course of business and creditors for the construction of improvements to property on which such Person has a non-contingent contract to purchase such property) under its own name and as a separate and distinct entity;

(h)	has been adequately capitalized in light of its contemplated business operations;

(i)	has not assumed, guaranteed or become obligated for the liabilities of any other Person (except in connection with the Credit Facility or the endorsement of negotiable instruments in the ordinary course of business) or held out its credit as being available to satisfy the obligations of any other Person;

(j)	has not acquired obligations or securities of any other Person;

(k)	in relation to a Borrower, except for loans made in the ordinary course of business to Affiliates and deposits and investments in Cash Equivalents made in the ordinary course of business, has not made loans or advances to any other Person;

(l)	has not entered into and was not a party to any transaction with any Affiliate of such Person, except in the ordinary course of business and on terms which are no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with an unrelated third Party;

(m)	has paid the salaries of its own employees, if any, and maintained a sufficient number of employees or has entered into binding agreements with third parties to provide all required services that would otherwise be provided by employees in light of its contemplated business operations;

(n)	has allocated fairly and reasonably any overhead for shared office space;

(o)	has not engaged in a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code to the extent it is subject to ERISA;

(p)	has conducted its own business in its own name;

(q)	except as permitted under this Agreement, has not pledged its assets for the benefit of any other entity or made any loans or advances to any person or entity except in connection with the Credit Facility; and

(r)	in relation to Borrower shall not (i) acquire any real or personal property other than the Mortgaged Properties and personal property related to the operation and maintenance of the Mortgaged Properties, (ii) operate any business other than the management and operation of the Mortgaged Properties, and (iii) shall not maintain its assets in a way difficult to segregate and identify.
     “Subject Borrower” shall have the meaning set forth in Section 14.09 of the Agreement.
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     “Subordinated Obligations” shall have the meaning set forth in Section 14.08(a) of the Agreement.
     “Subsidiary” shall have the meaning set forth in Section 8.02.
     “Substitute Cash Collateral” shall have the meaning set forth in Section 3.04(d)(ii) of the Agreement.
     “Substitute Mortgaged Property” means each Multifamily Residential Property owned by Borrower (either in fee simple or as tenant under a ground lease meeting all of the requirements of Lender for similar loans anticipated to be sold to Fannie Mae) and added to the Collateral Pool after the Initial Closing Date in connection with a substitution of Collateral as permitted by Section 3.05.
     “Substitution” shall have the meaning set forth in Section 3.05(a).
     “Substitution Cost Deposit” shall have the meaning set forth in Section 3.05(e)(ii)(D).
     “Substitution Deposit” shall have the meaning set forth in Section 3.05(e).
     “Substitution Fee” means $70,000 with respect to each Additional Mortgaged Property added as part of a Substitution.
     “Substitution Request” shall have the meaning set forth in Section 3.05 of the Agreement.
     “Supplemental Allocable Loan Amount” shall have the meaning set forth in Section 2.05 of this Agreement.
     “Supplemental Loan” means such loan given in accordance to the Fannie Mae Supplemental Loan product.
     “Supplemental Loan Documents” shall have the meaning set forth in Section 2.05.
     “Surveys” means the as-built surveys of the Mortgaged Properties prepared in accordance with Lender’s requirements for similar loans that are anticipated to be sold to Fannie Mae.
     “Taxes” means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, will become a lien, on the Mortgaged Properties.
     “Term of this Agreement” shall be determined as provided in Section 15.10.
     “Termination Date” means, at any time during which Variable Advances and Fixed Advances are Outstanding, the latest maturity date for any Advance Outstanding.
     “Three-Month LIBOR” means the British Bankers Association fixing of the London Inter-Bank Offered Rate for 3-month U.S. Dollar-denominated deposits as reported by Telerate through electronic transmission. If the Index is no longer available, or is no longer posted
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through electronic transmission, Lender will choose a new index that is based upon comparable information and provide notice thereof to Borrower.
     “Title Company” means Chicago Title Insurance Company.
     “Title Insurance Policies” means the mortgagee’s policies of title insurance issued by the Title Company from time to time relating to each of the Security Instruments, conforming to Lender’s requirements for similar loans anticipated to be sold to Fannie Mae, together with such endorsements, coinsurance, reinsurance and direct access agreements with respect to such policies as Lender may, from time to time, consider necessary or appropriate, including variable credit endorsements, if available, and tie-in endorsements, if available, and with a limit of liability under the policy (subject to the limitations contained in the Conditions of the policy relating to a Determination and Extent of Liability) equal to the Commitment.
     “Transfer” means —
(a)	as used with respect to Ownership Interests in Borrower, Guarantor or General Partner means (i) a sale, assignment, pledge, transfer or other disposition of any Ownership Interest in Borrower, Guarantor or General Partner or in any entity (including without limitation the General Partner) that has a direct or indirect Ownership Interest in Borrower, or (ii) the issuance or other creation of new Ownership Interests in Borrower or Guarantor or in any entity that has a direct or indirect Ownership Interest in Borrower or Guarantor that is not in compliance with the laws of the United States, or (iii) a merger or consolidation of Borrower, Guarantor or General Partner or of any entity that has a direct or indirect Ownership Interest in Borrower, as the case may be, into another entity or of another entity into Borrower, Guarantor or General Partner or into any entity that has a direct or indirect Ownership Interest in Borrower, as the case may be, or (iv) the reconstitution of Borrower, Guarantor or General Partner or of any entity that has a direct or indirect Ownership Interest in Borrower, Guarantor or General Partner from one type of entity to another type of entity, or (v) the amendment, modification or any other change in the governing instrument or instruments of a Person which has the effect of changing the relative powers, rights, privileges, voting rights or economic interests of the Ownership Interests in such Person.

(b)	as used with respect to a Mortgaged Property means a sale (except with respect to a Mortgaged Property for which a Release has been requested), assignment, lease, pledge, transfer or other disposition (whether voluntary or by operation of law) of, or the granting or creating of a lien, encumbrance or security interest in, any estate, rights, title or interest in a Mortgaged Property, or any portion thereof. Transfer does not include a conveyance of a Mortgaged Property at a judicial or non-judicial foreclosure sale under any security instrument or the Mortgaged Property becoming part of a bankruptcy estate by operation of law under the United States Bankruptcy Code.
     “Treasurer” means the treasurer of Guarantor or any other person with responsibility for any of the functions typically performed in a corporation by the treasurer.
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     “Underwriting Requirements” means Lender’s overall underwriting requirements for Multifamily Residential Properties in connection with loans anticipated to be sold to Fannie Mae, pursuant to Fannie Mae’s then current guidelines, including, without limitation, requirements relating to Appraisals, physical needs assessments, environmental site assessments, and exit strategies, as such requirements may be amended, modified, updated, superseded, supplemented or replaced from time to time.
     “Valuation” means, for any specified date, with respect to a Multifamily Residential Property, (a) if an Appraisal of the Multifamily Residential Property was more recently obtained than a Capitalization Rate for the Multifamily Residential Property, the Appraised Value of such Multifamily Residential Property, or (b) if a Capitalization Rate for the Multifamily Residential Property was more recently obtained than an Appraisal of the Multifamily Residential Property, the value derived by dividing—
(i)	the Net Operating Income of such Multifamily Residential Property, by

(ii)	the most recent Capitalization Rate determined by Lender.
Notwithstanding the foregoing, any Valuation for a Multifamily Residential Property calculated for a date occurring before the first anniversary of the date on which the Multifamily Residential Property becomes a part of the Collateral Pool shall equal the Appraised Value of such Multifamily Residential Property, unless Lender determines that changed market or property conditions warrant that the value be determined as set forth in the preceding sentence.
     “Variable Advance” means a SARM Variable Advance.
     “Variable Facility” means the agreement of Lender to make Variable Advances to Borrower pursuant to Section 1.01.
     “Variable Facility Availability Period” means the period beginning and ending on the Initial Closing Date. No Advances can be made after the Initial Closing Date.
     “Variable Facility Commitment” means an aggregate amount of $0, which, when advanced, shall be evidenced by one (1) or more Variable Facility Notes in the form attached hereto as Exhibit C-1 or Exhibit C-2, less such amount as Borrower may elect to convert from the Variable Facility Commitment to the Fixed Facility Commitment in accordance with Section 1.06.
     “Variable Facility Fee” means for any Variable Advance drawn, the number of basis points determined at the time of such Variable Advance by Lender as the Variable Facility Fee for such Variable Advance.
     “Variable Facility Note” means the promissory note, in the form attached as Exhibit C-1 or Exhibit C-2 to the Agreement (as modified from time to time pursuant to Fannie Mae requirements for similar loans), which has been issued by Borrower to Lender to evidence Borrower’s obligation to repay SARM Variable Advances.
Colonial/ Grandbridge — Master Credit Facility Agreement

Appendix-25

     “Voting Equity Capital” means Securities, membership interests or partnership interests of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the board of directors (or Persons performing similar functions).
     “Waiving Borrower” shall have the meaning set forth in Section 14.04.
Colonial/ Grandbridge — Master Credit Facility Agreement

Appendix-26